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                                                                     EXHIBIT 2.1









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                               AGREEMENT OF MERGER

                           DATED AS OF AUGUST 28, 1998

                                  BY AND AMONG

                         BOOTH CREEK SKI HOLDINGS, INC.,

                        BOOTH CREEK SKI ACQUISITION, INC.

                                       AND

                            SEVEN SPRINGS FARM, INC.


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                                TABLE OF CONTENTS


                                                                                                               PAGE
ARTICLE I             DEFINITIONS..............................................................................   1

               1.1    Definitions..............................................................................   1
               1.2    Interpretation...........................................................................  11


ARTICLE II            THE MERGER...............................................................................  11

               2.1    The Merger...............................................................................  11
               2.2    Conversion of Shares Upon the Merger.....................................................  11
               2.3    Surrender of Certificates and Payment of Closing Per Common Share
                             Merger Consideration and Per Preferred Share Merger
                             Consideration.....................................................................  12
               2.4    Payment of Deferred Common Share Merger Consideration....................................  13
               2.5    Dissenters'Rights........................................................................  15
               2.6    Obligation to Make Payment...............................................................  16
               2.7    Articles of Incorporation................................................................  16
               2.8    By-laws..................................................................................  16
               2.9    Directors and Officers...................................................................  16
               2.10   Withholding Rights.......................................................................  16
               2.11   Working Capital for Deferred Exchange Agents.............................................  17


ARTICLE III           REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................................  17

               3.1    Corporate Status; Due Authorization; Authority of the Company;
                             Enforceability....................................................................  17
               3.2    Accounts Receivable......................................................................  18
               3.3    Trade Names, Trademarks and Copyrights...................................................  18
               3.4    No Patent Rights.........................................................................  18
               3.5    Free Passes..............................................................................  18
               3.6    Contracts................................................................................  18
               3.7    Compliance with Laws.....................................................................  19
               3.8    Litigation...............................................................................  19
               3.9    Personnel Identification and Compensation................................................  19
               3.10   Existing Employment Contracts............................................................  19
               3.11   Capitalization; Subsidiaries.............................................................  20
               3.12   Title to Shares..........................................................................  20
               3.13   Forest Service Permits...................................................................  20


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                               TABLE OF CONTENTS

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
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
ARTICLE III           REPRESENTATIONS AND WARRANTIES OF THE COMPANY (CONT.)....................................  17

               3.14   Environmental Definitions................................................................  21
               3.15   Compliance with Environmental Laws.......................................................  21
               3.16   Handling of Hazardous Substances.........................................................  22
               3.17   No Release of Hazardous Substances.......................................................  22
               3.18   Environmental Permits....................................................................  22
               3.19   No Environmental Proceedings.............................................................  22
               3.20   No Tanks, Asbestos or PCB's..............................................................  22
               3.21   Environmental Lists and Restrictions.....................................................  23
               3.22   Environmental Documents..................................................................  23
               3.23   Occupational Safety and Health...........................................................  23
               3.24   Water Rights.............................................................................  23
               3.25   Certain Transactions.....................................................................  23
               3.26   Employee Benefit Matters.................................................................  24
               3.27   Tax Matters..............................................................................  26
               3.28   Inventories..............................................................................  28
               3.29   Title to Assets (Other than Real Property)...............................................  28
               3.30   Real Property............................................................................  29
               3.31   Improvements.............................................................................  30
               3.32   Zoning...................................................................................  30
               3.33   No Real Property Commitments.............................................................  30
               3.34   Continued Use of Real Property...........................................................  30
               3.35   Condition of Assets......................................................................  30
               3.36   Consents.................................................................................  31
               3.37   Licenses and Permits.....................................................................  31
               3.38   Insurance................................................................................  31
               3.39   Financial Statements.....................................................................  31
               3.40   Undisclosed Liabilities..................................................................  31
               3.41   Conduct of Business......................................................................  32
               3.42   Broker's or Consultant's Fees............................................................  32
               3.43   Banking Arrangements.....................................................................  33
               3.44   Powers of Attorney.......................................................................  33
               3.45   Bonds....................................................................................  33
               3.46   Buy/Sell Agreement.......................................................................  33
               3.47   Partnership Agreements...................................................................  33

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                               TABLE OF CONTENTS
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

                                                                                                                  PAGE
ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF PURCHASER..............................................  33

               4.1    Corporate Status.........................................................................  34
               4.2    Due Authorization........................................................................  34
               4.3    Authority of Purchaser...................................................................  34
               4.4    Enforceability...........................................................................  34
               4.5    Consents.................................................................................  34
               4.6    Broker's or Consultant's Fees............................................................  34
               4.7    Purchaser SEC Reports....................................................................  35
               4.8    Funds....................................................................................  35


ARTICLE V             PRE-CLOSING COVENANTS....................................................................  35

               5.1    Required Consents........................................................................  35
               5.2    Conduct of the Business..................................................................  35
               5.3    Right of Inspection; Access to Books and Personnel.......................................  36
               5.4    Notification of Material Adverse Events..................................................  36
               5.5    Code Section 1445 Withholding............................................................  36
               5.6    Required Filings.........................................................................  37
               5.7    Supplemental Disclosures.................................................................  37
               5.8    Bond Redemption Funds....................................................................  37
               5.9    Shareholder Approval.....................................................................  38
               5.10   Acquisition Proposals....................................................................  38
               5.11   Authorization to Use Information.........................................................  38
               5.12   Guaranty of Acquisition Sub Covenants....................................................  39
               5.13   Company Closing Expenses.................................................................  39
               5.14   Partnership Merger.......................................................................  39
               5.15   Real Estate Title Matters................................................................  39


ARTICLE VI            CONDITIONS PRECEDENT TO PURCHASER'S  AND ACQUISITION SUB'S OBLIGATIONS...................  40

               6.1    Obligations to be Satisfied on or Prior to Closing Date..................................  40


ARTICLE VII           CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS........................................  42

               7.1    Obligations to Be Satisfied on or Prior to Closing Date..................................  42
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                               TABLE OF CONTENTS
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
ARTICLE VIII          CLOSING..................................................................................  44

               8.1    Time and Place...........................................................................  44
               8.2    Simultaneous Delivery....................................................................  44
               8.3    Deliveries by the Company to Purchaser and Acquisition Sub...............................  44
               8.4    Deliveries by Purchaser to the Company...................................................  45


ARTICLE IX            POST-CLOSING COVENANTS...................................................................  46

               9.1    Further Assurance........................................................................  46
               9.2    Confidentiality..........................................................................  47
               9.3    Company's Future Real Estate Development.................................................  47


ARTICLE X             INDEMNIFICATION..........................................................................  48

               10.1   Indemnification by Merger Consideration Recipients.......................................  48
               10.2   Indemnification by Purchaser.............................................................  48
               10.3   Procedure for Indemnification............................................................  49
               10.4   Limitations on Indemnification...........................................................  49
               10.5   Payment Due Date; Interest...............................................................  51
               10.6   Escrow Arrangement.......................................................................  51


ARTICLE XI            TERMINATION..............................................................................  52

               11.1   Rights to Terminate......................................................................  52
               11.2   Effects of Termination...................................................................  53


ARTICLE XII           MISCELLANEOUS PROVISIONS.................................................................  53

               12.1   Public Announcements.....................................................................  53
               12.2   Notices..................................................................................  53
               12.3   Assignment...............................................................................  55
               12.4   Benefit of the Agreement.................................................................  55
               12.5   Survival.................................................................................  55
               12.6   Exhibits and Schedules...................................................................  55
               12.7   Headings.................................................................................  55
               12.8   Entire Agreement.........................................................................  55
               12.9   Modifications and Waivers................................................................  56
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                               TABLE OF CONTENTS
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
ARTICLE XII           MISCELLANEOUS PROVISIONS (CONT.) ........................................................  53

               12.10  Counterparts.............................................................................  56
               12.11  Severability.............................................................................  56
               12.12  GOVERNING LAW............................................................................  56
               12.13  Expenses.................................................................................  56



EXHIBITS
         Exhibit A       Form of Letter of Transmittal
         Exhibit B       Form of Plan of Merger
         Exhibit C       Form of Opinion of Kirkpatrick & Lockhart LLP
         Exhibit D       Form of Opinion of Winston & Strawn
         Exhibit E       Form of Opinion of Buchanan Ingersoll Professional Corporation
         Exhibit F       Form of Escrow Agreement


SCHEDULES

         Schedule 1.1    Description of Assets
         Schedule 3.8    Litigation
         Schedule 3.9    Personnel Identification and Compensation
         Schedule 3.10   Existing Employment Contracts
         Schedule 3.11   Capitalization; Subsidiaries
         Schedule 3.12   Title to Shares
         Schedule 3.15   Compliance with Environmental Laws
         Schedule 3.18   Environmental Permits
         Schedule 3.20   Tanks, Asbestos, PCBs
         Schedule 3.25   Certain Transactions
         Schedule 3.26   Employee Benefit Matters
         Schedule 3.27   Taxes
         Schedule 3.29   Title to Assets (Other than Real Property)
         Schedule 3.33   Commitments
         Schedule 3.36   Consents
         Schedule 3.37   Licenses and Permits
         Schedule 3.38   Insurance
         Schedule 3.39   Financial Statements
         Schedule 3.41   Affiliated Transactions
         Schedule 3.42   Broker's Fees
         Schedule 3.43   Banking Arrangements
         Schedule 5.2    Planned Non-Ordinary Course Activities

                               AGREEMENT OF MERGER


               This Agreement of Merger (this "Agreement") is made as of the 28th day of August, 1998, by and among BOOTH CREEK SKI HOLDINGS, INC., a Delaware corporation ("Purchaser"), BOOTH CREEK SKI ACQUISITION, INC., a Pennsylvania corporation and a wholly owned subsidiary of Purchaser ("Acquisition Sub"), and SEVEN SPRINGS FARM, INC., a Pennsylvania corporation (the "Company").

                                    RECITALS

     WHEREAS, the Company has authorized capital stock of (i) 750 shares of common stock, $100 par value per share ("Company Common Shares"), of which 750 shares are outstanding as of the date hereof and (ii) 1,750 shares of preferred stock, $100 par value per share ("Company Preferred Shares"), of which 1,750 shares are outstanding as of the date hereof;

     WHEREAS, the Company is engaged in the ownership and operation of a resort and conference center by the name of "Seven Springs Mountain Resort," and other facilities and properties, all located in Somerset, Fayette and Westmoreland Counties, Pennsylvania (the "Business");

     WHEREAS, Purchaser desires to acquire the Company and the Company desires to be acquired by Purchaser through the merger of Acquisition Sub with and into the Company (the "Merger"), all subject to the terms and conditions set forth below;

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Purchaser, Acquisition Sub and the Company hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

     1.1 Definitions. As used herein, the following terms shall have the meanings ascribed to them in this Section 1.1:

               Accounts Receivable. All present and future rights to payment for goods sold or services rendered, including, without limitation, all accounts or notes receivable owned or held by the Company.

               Acquisition Sub. As defined in the first paragraph of this Agreement.

               Acquisition Sub Shares. All of the issued and outstanding shares of capital stock of Acquisition Sub, consisting of 100 shares of common stock, $.01 par value per share.

               Adverse Consequences. All actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, injunctions, damages, penalties, fines, costs, amounts paid in settlement, liabilities, interest paid to third parties, losses, and all expenses and fees directly relating to any of the foregoing, including reasonable accounting, consultant and attorneys' fees and court costs, costs of expert witnesses and other necessary or advisable expenses of litigation, in each case to the extent that any of the foregoing are uninsured.

               Affiliate. As set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

               Affiliated Transaction. As defined in Section 3.25.

               Aggregate Closing Common Share Merger Consideration. Seventy-Three Million One Hundred Thousand Dollars ($73,100,000), less the sum of the amount of the Company Closing Expense Estimate, the Aggregate Preferred Share Merger Consideration and the amount of funds to be deposited by Purchaser to redeem the Bonds in accordance with the provisions of Section 5.8.

               Aggregate Common Share Merger Consideration. The sum of the Aggregate Closing Common Share Merger Consideration, amounts payable to the Merger Consideration Recipients under the Escrow Agreement, and the Aggregate Deferred Common Share Merger Consideration.

               Aggregate Deferred Common Share Merger Consideration. The amounts payable pursuant to the provisions of Section 2.4.

               Aggregate Merger Consideration. The sum of the Aggregate Common Share Merger Consideration and the Aggregate Preferred Share Merger Consideration.

               Aggregate Preferred Share Merger Consideration. The aggregate amount of the par value of the Company Preferred Shares outstanding at the Effective Time plus all declared but unpaid dividends thereon as of the Effective Time.

               Agreement. This Agreement of Merger, together with all Exhibits and Schedules referred to herein, as amended, modified or supplemented from time to time in accordance with the terms hereof.

               Alternative Acquisition Proposal. As defined in Section 5.10.

               Articles of Merger. As defined in Section 2.1(b).

               Authority. Any governmental, regulatory or administrative body, agency or authority, any court of judicial authority or any arbitrator, whether foreign, federal, state or local.

               Bonds. Collectively, The Municipal Authority of the Borough of Seven Springs, Somerset County, Pennsylvania, Various Purpose Municipal Revenue Bonds, Series A, limited in aggregate principal amount of $300,000 dated as of June 1, 1968, The Municipal Authority of the Borough of Seven Springs, Somerset County, Pennsylvania, Various Purpose Municipal Revenue Bonds, Series B, limited in aggregate principal amount of $1,200,000 dated as of January 1, 1984, The Municipal Authority of the Borough of Seven Springs, Somerset County, Pennsylvania, Various Purpose Municipal Revenue Bonds, Series C, limited in aggregate principal amount of $3,000,000 dated as of April 1, 1985, The Municipal Authority of the Borough of Seven Springs, Somerset County, Pennsylvania, Various Purpose Municipal Revenue Bonds, Series D, limited in aggregate principal amount of $3,000,000 dated as of May 1, 1987, The Municipal Authority of the Borough of Seven Springs, Somerset County, Pennsylvania, Various Purpose Municipal Revenue Bonds, Series E, limited in aggregate principal amount of $5,000,000 dated as of May 1, 1988 and The Municipal Authority of the Borough of Seven Springs, Somerset County, Pennsylvania, Various Purpose Municipal Revenue Bonds, Series F, limited in aggregate principal amount of $3,000,000 dated as of September 15, 1991.

               Bond Indentures. Collectively, the Trust Indenture, dated as of June 1, 1968, between the Municipal Authority and the Bond Trustee, as supplemented by the First Supplemental Trust Indenture, dated as of January 1, 1984, between the Municipal Authority and the Bond Trustee, the Second Supplemental Trust Indenture, dated as of April 1, 1985, between the Municipal Authority and the Bond Trustee, the Third Supplemental Trust Indenture, dated as of May 1, 1987, between the Municipal Authority and the Bond Trustee, the Fourth Supplemental Trust Indenture, dated as of May 1, 1988, between the Municipal Authority and the Bond Trustee and the Fifth Supplemental Trust Indenture, dated as of September 15, 1991, between the Municipal Authority and the Bond Trustee.

               Bond Trustee. Somerset Trust Company, a corporation organized and existing under and by virtue of the laws of the Commonwealth of Pennsylvania, as trustee under the Bond Indentures.

               Business. As defined in the recitals hereto.

               Buy/Sell Agreement. The Agreement Affecting the Transfer of the Common and Preferred Stock of Seven Springs Farm, Inc., dated January 10, 1969, among the Company, Helen Dupre, Phillip Dupre, Herman Dupre and Luitgarde Dupre Sujansky, as amended.

               CERCLA. Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq.

               Claiming Party. As defined in Section 10.3(a).

               Closing. The closing of the Merger.

               Closing Date. The forty-fifth (45th) day following the first date on which all closing conditions have been satisfied or waived (other than those which are to be satisfied immediately prior to or concurrently with the Closing) (or if such 45th day is not a business day, the next business day), or such other date as Purchaser and the Company may mutually agree in writing, and in either case, the date upon which the Closing shall occur.

               Closing Exchange Agent. As defined in Section 2.3.

               Closing Per Common Share Merger Consideration. An amount equal to the Aggregate Closing Common Share Merger Consideration divided by the number of outstanding Company Common Shares at the Effective Time.

               Code. Internal Revenue Code of 1986, as amended.

               Company. As defined in the first paragraph of this Agreement.

               Company Closing Expenses. An amount equal to the sum of (i) the premium incurred by Purchaser and the Company in connection with obtaining the Title Policies (but not in excess of Fifty Thousand Dollars ($50,000)), (ii) all attorneys' fees and other legal costs and expenses, accountants' fees and other accounting costs and expenses, investment banking fees and other investment banking costs and expenses, including, without limitation, fees and expenses relating to the issuance of any fairness opinions, and other costs and expenses, in each case incurred by the Company after June 22, 1998, in connection with its negotiation, preparation and execution of this Agreement and its consummation of the Merger and the other transactions contemplated hereby, (iii) the amount to be paid by Purchaser to the Deferred Exchange Agents pursuant to the provisions of Section 2.11, (iv) one-half of any fees and expenses charged by Closing Exchange Agent in performing the activities provided for in Section 2.3, and (v) one-half of the fee of the Escrow Agent provided for in the Escrow Agreement.

               Company Closing Expense Estimate. As defined in Section 5.13.

               Company Common Shares. As defined in the recitals hereto.

               Company Preferred Shares. As defined in the recitals hereto.

               Company's Knowledge or Knowledge of the Company. The Knowledge of James N. McClure, Frank J. Kovak, Jr., Scott L. Bender, William G. Aldom, Jr., Lauri L. Bigham, Leo J. Cavanaugh, Jeffrey L. Coulter, Timothy Henderson, Edward
P. Staryarssky and Donald M. Stumpf, Jr.

               Company Warranty Claim. As defined in Section 10.2.

               Confidential Information. As defined in Section 9.2(a).

               Contracts. All contracts, leases, subleases, arrangements, commitments and other agreements of the Company, including all customer agreements, vendor agreements, purchase orders, installation and maintenance agreements, computer software licenses, hardware lease or rental agreements, and those contracts which are listed on Schedule 1.1 to this Agreement under the heading "Contracts."

               Deferred Exchange Agency Agreement. The agreement which relates to the payment of Aggregate Deferred Common Share Merger Consideration and is attached as a part of the Letter of Transmittal.

               Deferred Exchange Agents. As defined in the Deferred Exchange Agency Agreement.

               Deferred Per Common Share Merger Consideration. As defined in
Section 2.4(a).

               DLJ. Donaldson, Lufkin & Jenrette Securities Corporation.

               DOJ. United States Department of Justice.

               Disclosure Schedule. The Financial Statements, including all footnotes thereto, the Title Commitments, the Environmental Site Assessment Report, all matters specifically referred to in this Agreement, and all of the Schedules hereto (all of which are contained in a separate bound volume which is incorporated herein by reference and made a part hereof).

               Dissenting Common Shares. As defined in Section 2.5(a).

               Dissenting Preferred Shares. As defined in Section 2.5(a).

               Dissenting Shares. As defined in Section 2.5(a).

               Earn-Out Formula. As defined in Section 2.4(a).

               Effective Time. As defined in Section 2.1(b).

               Employee Benefit Plan. Any employee benefit plan within the meaning of ERISA Section 3(3) which is maintained by the Company or within the past six years was maintained by the Company.

               Environmental Claims. As defined in Section 3.19.

               Environmental Laws. As defined in Section 3.14(a).

               Environmental Permits. As defined in Section 3.18.

               Environmental Site Assessment Report. The Environmental Site Assessment Report dated August 4, 1998, prepared by Project Performance Corp. with respect to the Real Property.

               Equipment and Improvements. All ski lifts, pylons, towers, ski-lift machinery and equipment, snow-cats, snow-making machinery and equipment, lighting equipment, ski trail improvements, mountain restaurants, signs, snow-making facilities and other facilities and structures, buildings, installations, fixtures, improvements, betterments and additions located on or within the Real Property, machinery, equipment, service trucks, shuttle busses, golf carts, snowmobiles, vehicles, tractors, spare tires and parts, tools, appliances, furniture, office furniture, fixtures, office supplies and office equipment, computers, computer terminals and printers, computer software, telephone systems, telecopiers and photocopiers, and other tangible personal property of every kind and description that are located upon or within the Real Property, which are owned or leased by the Company, or are utilized in connection with the Company's operations upon or within the Real Property, including, without limitation, the items listed on Schedule 1.1 to this Agreement under the heading "Equipment and Improvements," but other than items owned by the Partnership or other third parties so long as such items are the subject of a Contract.

               ERISA. Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and the regulations thereunder.

               Escrow Agent. Title Company.

               Escrow Agreement. As defined in Section 10.6(a).

               Escrow Fund. As defined in Section 10.6(a).

               Exchange Act. As defined in Section 4.7.

               Financial Statements. The Reference Balance Sheet, the unaudited balance sheet of the Company as of October 31, 1996, the audited balance sheet of the Company as of October 31, 1997, the unaudited income statement of the Company for the fiscal year ended October 31, 1996, and the audited income statement of the Company for the fiscal year ended October 31, 1997, copies of which are attached hereto as Schedule 3.39.

               Forest Service. The United States Forest Service.

               FTC. United States Federal Trade Commission.

               HSR Act or Hart-Scott-Rodino Act. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

               Hazardous Substances. As defined in Section 3.14(b).

               Intangibles. All trade names, trademarks, service marks, copyrights, trade secrets, registrations and applications for any thereof, and all technical know-how and other intellectual property rights or intangibles used by the Company in the operation of the Business, including, without limitation, those listed on Schedule 1.1 to this Agreement under the heading "Intangibles," and all goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto and rights thereunder, remedies against infringement thereof and rights to protection of interests therein under all applicable Laws.

               Inventories. All of the Company's retail inventory (including, without limitation, all inventories of food and beverages and inventory customarily sold by the Company in new or used condition to the public) and non-retail inventory (including, without limitation, all inventories of ski rental equipment and employee and ski patrol jackets, parkas, pants and other uniform items, other than those which are customarily sold by the Company in new or used condition to the public and which are included in the Company's retail inventory), consumable supplies, spare parts and repair materials and any and all other inventories of the Company ("Inventories").

               IRS. Internal Revenue Service.

               Knowledge. Knowledge after reasonable investigation.

               Law. Any law, statute, regulation, rule, ordinance or binding action or requirement of an Authority.

               Letter of Intent. The letter of intent dated June 22, 1998 between Purchaser and the Company relating to the transactions contemplated by this Agreement.

               Letter of Transmittal. The letter of transmittal substantially in the form of Exhibit A hereto.

               Liabilities. Any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including, without limitation, any liability for Taxes.

               Lien. Any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

               Material Adverse Effect. Any condition, event, change, or occurrence which is or would reasonably be expected to be materially adverse to either (i) the operations, results of operations or condition (financial or otherwise) of a Person, (ii) the operation or use of any material facility of a Person, or (iii) the ability of the parties hereto to consummate the transactions contemplated hereby.

               Merger. As defined in the first paragraph of this Agreement.

               Merger Consideration Recipient. At the Effective Time, each holder of Company Common Shares (other than any holder of Dissenting Shares) and each holder of Company Preferred Shares (other than any holder of Dissenting Shares), and their permitted assigns.

               Multiemployer Plan. A multiemployer plan as defined in ERISA
Section 4001(a)(3) to which the Company is making or is accruing any obligation to make contributions within the preceding six years.

               Municipal Authorities. The Municipal Authority, the Youghiogheny Hydroelectric Authority, a Pennsylvania municipal corporation, and the Airport Authority of Seven Springs Borough, a Pennsylvania municipal corporation.

               Municipal Authority. The Municipal Authority of the Borough of Seven Springs, Somerset County, Pennsylvania, a Pennsylvania municipal corporation.

               Order. Any decree, order, judgment, writ, award, injunction, stipulation or consent of or by an Authority.

               Ordinary Course of Business. The ordinary course of business of the Company in accordance with past custom and practice (including with respect to quantity and frequency).

               PBGC. The Pension Benefit Guaranty Corp.

               Partnership. Dupre Enterprises (24), a Pennsylvania general partnership.

               Partnership Agreements. The agreements between the Partnership and the Company respectively captioned Agreement to Manage the Alpine Slide Amusement Ride dated April 1, 1998, Agreement to Collect the Revenue from Coin and Ski Lockers dated April 1, 1998, and Joint Venture Agreement dated March 19, 1994, as amended by an amendment dated May 1, 1997.

               Partnership Merger. As defined in Section 5.14.

               Pennsylvania Corporation Law. As defined in Section 2.1(a).

               Pension Plan. At any time an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either: (i) maintained by the Company for employees of the Company, or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Company is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

               Per Common Share Merger Consideration. An amount equal to the Aggregate Common Share Merger Consideration divided by the number of issued and outstanding shares of Company Common Shares.

               Per Preferred Share Merger Consideration. An amount equal to the Aggregate Preferred Share Merger Consideration divided by the number of issued and outstanding shares of Company Preferred Shares.

               Per Share Minimum Aggregate Amount. As defined in Section 2.4(a).

               Permits. As defined in Section 3.37.

               Permitted Liens. As defined in Section 3.29.

               Permitted Real Estate Exceptions. As defined in Section 3.30(e).

               Person. Any natural person, corporation, limited liability company, partnership, firm, joint venture, joint-stock company, trust, association, Authority, unincorporated entity or organization of any kind.

               Plan of Merger. As defined in Section 2.1(a).

               Prior Property. As defined in Section 3.15.

               Purchaser. As defined in the first paragraph of this Agreement.

               Purchaser 10-K. As defined in Section 4.7.

               Purchaser Financial Statements. As defined in Section 4.7.

               Purchaser SEC Reports. As defined in Section 4.7.

               Purchaser Warranty Claim. As defined in Section 10.1(a).

               RCRA. As defined in Section 3.14(a).

               Real Property. Those certain parcels of land more fully described on Schedule 1.1 under the heading "Real Property," together with all timber and water rights, easements and rights-of-way, and other privileges and appurtenances thereto and all plants, buildings, structures, installations, fixtures, fittings, improvements, betterments and additions situated thereon (other than those owned by the Partnership or by a lessee under a Real Property Lease).

               Real Property Leases. All leases of the Real Property as to which the Company is the lessor.

               Reference Balance Sheet. The unaudited balance sheet for the Business dated the Reference Balance Sheet Date.

               Reference Balance Sheet Date. March 31, 1998.

               Release. As defined in Section 3.14(c).

               Reportable Event. As defined in ERISA Section 4043(b).

               Responding Party. As defined in Section 10.3(a).

               SEC. As defined in Section 4.7.

               Securities Act. As defined in Section 4.7.

               Superior Proposal. As defined in Section 5.10.

               Survey. The survey(s) of the Real Property being prepared by Gusbar & Associates and to be delivered at the Closing.

               Surviving Company. As defined in Section 2.1(a).

               Tanks. As defined in Section 3.20.

               Taxes. As defined in Section 3.27(a).

               Termination Event. (i) a Reportable Event with respect to any Plan; (ii) the withdrawal of the Company from a Plan during a plan year in which the Company was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation on the Company under Section 4041 of ERISA to provide effected parties written notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan; (v) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or (vi) the partial or complete withdrawal of the Company from a Multiemployer Plan.

               Third-Party Notice. As defined in Section 10.3(b).

               Title Commitments. Those certain Title Commitments issued by the Title Company to Purchaser numbered 98-691-A (effective July 1, 1998), 98-691-B (effective July 1, 1998), 98-691-C (effective August 3, 1998), 98-691-D
(effective August 3, 1998), 98-691-E (effective July 1, 1998) and 98-691-F (effective August 18, 1998) with respect to the Real Property.

               Title Company. Chicago Title Insurance Company, a Missouri corporation.

               Title Policies. Each of the policies to be issued by the Title Company pursuant to the Title Commitments.

     1.2 Interpretation. Unless otherwise expressly provided or unless the context requires otherwise, (a) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (b) all references to laws, statutes and related regulations shall be limited to such laws, statutes and regulations as are in effect on the date hereof; (c) words using the singular or plural number also shall include the plural and singular number, respectively; (d) references to "hereof," "herein," "hereby" and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); and (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of an Authority, Persons succeeding to the relevant functions of such Person).


                                   ARTICLE II
                                   THE MERGER

     2.1 The Merger.

               (a) In order to effectuate the Merger, the Company and Acquisition Sub shall execute and deliver a Plan of Merger substantially in the form of Exhibit B hereto (the "Plan of Merger"). Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements made in this Agreement by Purchaser, Acquisition Sub and the Company, at the Effective Time, Acquisition Sub shall be merged with and into the Company in accordance with the Plan of Merger, this Agreement and the Pennsylvania Business Corporation Law of 1988, as amended (the "Pennsylvania Corporation Law"), the separate existence of Acquisition Sub shall cease and the Company shall continue as the surviving corporation in the Merger (herein sometimes called the "Surviving Company"), under the name "Seven Springs Farm, Inc."

               (b) At the Closing, the parties hereto shall cause the Merger to be consummated by filing in the Department of State of Pennsylvania the appropriate articles of merger, substantially in the form attached to the Plan of Merger (the "Articles of Merger"), duly executed by the Company and Acquisition Sub in accordance with the requirements of Pennsylvania Corporation Law and with this Agreement. The date and time of filing of the Articles of Merger in the Department of State of Pennsylvania is referred to herein as the "Effective Time."

     2.2 Conversion of Shares Upon the Merger. At the Effective Time, the outstanding Company Common Shares (other than Dissenting Shares), Preferred Shares (other than Dissenting Shares), and Acquisition Sub Shares will be converted or cancelled and retired or remain outstanding, in each case pursuant to the Merger and without any action on the part of the holder thereof, as follows:

               (a) The Acquisition Sub Shares shall be converted into one hundred (100) validly issued, fully paid and nonassessable shares of Common Stock, par value $.01 per share, of the Surviving Company. The certificate which formerly represented the outstanding Acquisition Sub Shares shall, from and following the Effective Time, represent, and for all purposes be evidence of ownership of, the number of shares of the class of the Surviving Company set forth in the preceding sentence.

               (b) Any Company Common Shares and Company Preferred Shares which, immediately prior to the Effective Time, were held by the Company as treasury shares shall be canceled and retired without any payment being made therefor.

               (c) Each Company Common Share issued and outstanding at the Effective Time, other than Dissenting Shares, shall be converted into the right to receive the Closing Per Common Share Merger Consideration, amounts payable to the Merger Consideration Recipients pursuant to the Escrow Agreement, and the Deferred Per Common Share Merger Consideration. Each Company Preferred Share issued and outstanding at the Effective Time, other than Dissenting Shares, shall be converted into the right to receive in cash the Per Preferred Share Merger Consideration. The Per Common Share Merger Consideration shall be payable in the manner set forth in Sections 2.3 and 2.4 and the Per Preferred Share Merger Consideration shall be paid in the manner set forth in Section 2.3. From and after the Effective Time, the holders of the Company Common Shares (other than Dissenting Shares) and the Company Preferred Shares (other than Dissenting Shares) shall have no rights with respect to the Surviving Company by virtue of their ownership of such shares immediately prior to the Effective Time, and each certificate which formerly represented a Company Common Share (other than Dissenting Shares) or a Company Preferred Share (other than Dissenting Shares) shall, from and following the Effective Time, represent only the right to receive the respective Per Common Share Merger Consideration or Per Preferred Share Merger Consideration, as the case may be.

     2.3 Surrender of Certificates and Payment of Closing Per Common Share Merger Consideration and Per Preferred Share Merger Consideration. At the Effective Time, Purchaser shall make delivery of the amount equal to the sum of
(i) the product of the Closing Per Common Share Merger Consideration times the difference of 750 minus the number of Dissenting Common Shares, plus (ii) the product of the Per Preferred Share Merger Consideration times the difference of 1750 minus the number of Dissenting Preferred Shares, to an agent mutually appointed by the Company and Purchaser (the "Closing Exchange Agent"). From and after the Effective Time, the Closing Exchange Agent shall deliver to each holder of Company Common Shares (except holders of Dissenting Shares) and Company Preferred Shares (except for holders of Dissenting Shares), who has complied with the provisions of Section 2.6, a check (or, if required by the next sentence, immediately available funds by wire transfer to the account designated in writing by such holder) for an amount equal to the Closing Per Common Share Merger Consideration or Per Preferred Share Payment Merger Consideration, as the case may be, multiplied by the number of Company Common Shares or Company Preferred Shares, as the case may be, so held. Purchaser shall cause the Closing Exchange Agent to make delivery of such funds to each such holder by wire transfer in immediately available funds, provided the Closing Exchange Agent is in receipt of a written request containing all of the necessary information to effectuate a wire transfer to such holder of such certificate(s) no later than 3:00 p.m. New York City time on the business day prior to the Closing.

     2.4 Payment of Deferred Common Share Merger Consideration.

               (a) For purposes of this Agreement, "Earn-Out Formula" shall mean
(x) the first Forty-Five Million Dollars ($45,000,000) of (y) ten percent (10%) of the gross revenue (without any deductions) earned from the sale by the Surviving Company after Closing but prior to the twenty-fifth anniversary of the Closing Date of (i) residential units (including any land, fixtures, easements, licenses, common area rights, and other appurtenances transferred in connection therewith) and (ii) land (together with any fixtures, improvements, easements, licenses and other appurtenances transferred in connection therewith), in each case located on the Real Property, subject to Purchaser's right of set-off in
Article X and adjustment in accordance with clause (d) of this Section below. For purposes of this Section 2.4, revenue from such sales shall be deemed earned when it is includable in the Surviving Company's income on the quarterly income statements of the Surviving Company. At the Effective Time, each Company Common Share (other than Dissenting Shares) shall be converted into the right to receive the Closing Per Common Share Merger Consideration and an undivided interest in 1/750 of the Earn-Out Formula (the "Deferred Per Common Share Merger Consideration") described in this Section 2.4 and the holders of Dissenting Shares shall have no rights with respect to the Earn-Out Formula. All payments of the Deferred Per Common Share Merger Consideration shall be made jointly and severally by Purchaser and the Surviving Company to the Deferred Exchange Agents for the benefit of the Merger Consideration Recipients. Purchaser and the Surviving Company shall make such payments in cash not later than the forty-fifth day following the last day of each and every calendar quarter year subsequent to the Closing. The amount of each such payment shall be based upon the amount under the Earn-Out Formula which was earned during the calendar quarter year then ending; provided, however, that such payments shall be adjusted so that in no event shall the aggregate of such payments of Deferred Per Common Share Merger Consideration paid be less than the Per Share Minimum Aggregate Amount as of the Anniversary Date of the Closing set forth below (the "Per Share Minimum Aggregate Amount"). Insofar as the aggregate of the payments of Deferred Per Common Share Merger Consideration is less than the Per Share Minimum Aggregate Amount as of a particular date set forth below, Purchaser and the Surviving Company shall pay such an amount to the Deferred Exchange Agent within 15 days of such anniversary which is sufficient to cause the sum of the amount of Deferred Per Common Share Merger Consideration actually paid plus the Merger Consideration Recipient's pro rata share (based on the number of Company Common Shares previously held by the Merger Consideration Recipients) of set-off or pending claims for set-off to be equal to the Per Share Minimum Aggregate
Amount:

    CLOSING           PER SHARE MINIMUM
  ANNIVERSARY         AGGREGATE AMOUNT
  -----------         -----------------
Third                        $1,333
Fourth                       $2,667
Fifth                        $4,000
Sixth                        $5,333
Seventh                      $6,667
Eighth                      $13,333

; provided, that (y) if any payment due under this Section 2.4 is not paid when due, and in the event that such payment is not made within 180 days after written notice of such non-payment has been delivered to the Purchaser and the Surviving Company, then, at the election of the Deferred Exchange Agents, the Per Share Minimum Aggregate Amount as of such default date shall be accelerated to Thirteen Thousand Three Hundred Thirty-Three Dollars ($13,333) and the amount owing with respect thereto shall become immediately due and payable. Each such payment shall be accompanied by a certificate signed by the Chief Financial Officer of the Surviving Company certifying as to the amount of such payment then due, which certificate shall be in such form and contain such detail as the Deferred Exchange Agents shall reasonably request. The Deferred Exchange Agents and their accountants shall have the right to audit the Surviving Company's books and records at any reasonable time and from time to time to confirm the amounts owing. Purchaser and Surviving Company shall jointly and severally reimburse the Deferred Exchange Agents on demand for any attorneys' fees or other costs incurred in enforcing the provisions of this Section 2.4 (other than in the context of a good faith dispute regarding the amounts owing). Any amount not paid when due under this Section 2.4 shall bear interest at the rate of twelve percent (12%) per annum from the due date of such amount through the date of payment.

               (b) Insofar as any of the Company Common Shares are not converted into Deferred Per Common Share Merger Consideration by virtue of their status as Dissenting Shares, such amounts that would have been otherwise payable with respect to such Deferred Per Common Share Merger Consideration shall be retained by the Surviving Company.

               (c) All payments of Deferred Per Common Share Merger Consideration shall be made pursuant to the Deferred Exchange Agency Agreement to the Deferred Exchange Agents. Payments to the Deferred Exchange Agents shall fully satisfy the obligations of Purchaser and the Surviving Company to make any payments of Deferred Merger Consideration, to the extent of the payments so made.

               (d) The Aggregate Deferred Common Share Merger Consideration shall be increased by an amount equal to (i) the excess of (a) the Per Common Share Merger Consideration (assuming only Per Share Minimum Aggregate Amounts of the Deferred Per Common Share Merger Consideration are paid) multiplied by the number of Dissenting Common Shares over (b) the aggregate amount, if any, awarded with respect to Dissenting

Common Shares pursuant to Pennsylvania statutory dissenters rights proceedings (whether by a final, non-appealable judicial determination or by a settlement in lieu thereof), plus (ii) the excess of (a) the Per Preferred Share Merger Consideration multiplied by the number of Dissenting Preferred Shares over (b) the aggregate amount, if any, awarded with respect to Dissenting Preferred Shares pursuant to Pennsylvania statutory dissenters rights proceedings (whether by a final, non-appealable judicial determination or by a settlement in lieu thereof), in each case (i) and (ii) taking into account the time value of money from and after the Effective Time at a rate of 9% per annum. Such amount shall be paid to the Deferred Exchange Agents not later than 15 days following the date of such judicial determination or settlement.

     2.5 Dissenters' Rights.

               (a) Notwithstanding any other provision of this Agreement to the contrary, Company Common Shares and Company Preferred Shares outstanding immediately prior to the Effective Time that are held by shareholders of the Company who are entitled to and shall have properly complied with all requirements of and asserted dissenters rights under the provisions of Subchapter D of Chapter 15 (relating to dissenters rights) of the Pennsylvania Corporation Law and who shall not have withdrawn such assertion or otherwise have forfeited dissenters' rights (in respect of Company Common Shares, "Dissenting Common Shares"; in respect of Company Preferred Shares, "Dissenting Preferred Shares"; and in respect of Company Common Shares and Company Preferred Shares, collectively, the "Dissenting Shares"), shall be entitled to their rights under the Pennsylvania Corporation Law with respect to such shares. The Surviving Company shall pay to such shareholders the fair value of any Dissenting Shares and, if applicable, interest as required by and as determined in accordance with the Pennsylvania Corporation Law.

               (b) The Company shall give Purchaser and after the Effective Time the Surviving Company shall give the Deferred Exchange Agents, prompt written notice of its receipt of any notices of intention to demand payment of fair value for shares or other demands for payment or appraisals, any withdrawals of such notices or demands and any other instruments or certificates deposited with the Company or the Surviving Company or served by the shareholders of the Company in accordance with or pursuant to the Pennsylvania Corporation Law relating thereto. The Company and Purchaser and, after the Effective Time, the Surviving Company and the Deferred Exchange Agents, shall jointly direct all negotiations and proceedings with respect to notices or demands for payment or appraisals under the Pennsylvania Corporation Law. The Company shall not, except with the prior written consent of Purchaser, and after the Effective Time the Surviving Company shall not, except with the prior written consent of the Deferred Exchange Agents, settle or offer to settle, or make any payment with respect to, any demands for payment of fair value for shares or other demands for payment or appraisal except as required by the provisions of the Pennsylvania Corporation Law. The Company and, after the Effective Time, the Surviving Company, shall timely comply with all requirements and provisions of the Pennsylvania Corporation Law relating to any Dissenting Shares and shall give Purchaser and, after the Effective Time, the Deferred Exchange Agents, prompt written notice prior to taking any action in connection therewith or making any payment required thereunder.

     2.6 Obligation to Make Payment. There shall be no obligation to deliver the Closing Per Common Share Merger Consideration in respect of any Company Common Shares, or the Preferred Share Merger Consideration in respect of any Company Preferred Shares, until (and then only to the extent that) the holder thereof surrenders its certificate(s) representing Company Common Shares or Company Preferred Shares, as applicable, for exchange, together with a duly executed Letter of Transmittal as provided in Section 2.3 or, in lieu thereof, delivers to the Closing Exchange Agent an appropriate affidavit of loss and an indemnity agreement and/or a bond as may be reasonably required in any such case by Purchaser. If any payment for Company Common Shares or Company Preferred Shares is to be made or is to be issued in a name other than that in which the certificate for Company Common Shares or Company Preferred Shares surrendered for exchange is registered, it shall be a condition to the payment or issuance that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that all signatures shall be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, or the Stock Exchange Medallion Program, and that the person requesting the payment shall either (a) pay to the Closing Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or (b) establish to the reasonable satisfaction of the Closing Exchange Agent that such taxes have been paid or are not payable. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of any of the Company Common Shares or Company Preferred Shares outstanding immediately prior to the Effective Time and any of such Company Common Shares or Company Preferred Shares presented to the Closing Exchange Agent shall be cancelled in exchange for the merger consideration payable as provided in Sections 2.2, 2.3 and 2.4.

     2.7 Articles of Incorporation. The Articles of Incorporation of Acquisition Sub, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Company until otherwise amended as provided by law or by such Articles of Incorporation.

     2.8 By-laws. The By-laws of Acquisition Sub, as in effect at the Effective Time, shall be the By-laws of the Surviving Company from and after the Effective Time until otherwise amended as provided by law or by such By-laws.

     2.9 Directors and Officers. The directors and officers of Acquisition Sub at the Effective Time shall be the directors and officers of the Surviving Company and shall hold office from and after the Effective Time until their respective successors are duly elected or appointed and qualified. Purchaser and the Surviving Company shall take any corporate action necessary to effectuate the provisions of this Section 2.9.

    2.10 Withholding Rights. Purchaser shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of Company Common Shares or Company Preferred Shares such amounts as Purchaser is required under the Code or any provision of state, local or foreign tax law to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares or Company
Preferred Shares in respect of which such deduction or withholding was made by Purchaser.

     2.11 Working Capital for Deferred Exchange Agents. Purchaser shall at the Effective Time pay to the Deferred Exchange Agents the sum of One Hundred Thousand Dollars ($100,000) to be used by the Deferred Exchange Agents to pay costs incurred in performing their duties and any remainder to be paid to the Merger Consideration Recipients in accordance with the terms of the Deferred Exchange Agency Agreement.


                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     As an inducement to Purchaser and Acquisition Sub to enter into and perform their obligations under this Agreement, and in consideration of the covenants of Purchaser and Acquisition Sub contained herein, the Company represents and warrants to Purchaser and Acquisition Sub (regardless of any examinations, inspections, audits and other investigations Purchaser and/or Acquisition Sub have heretofore made, or may hereafter make, with respect to such representations and warranties) as follows (with any information in the Disclosure Schedule being deemed to qualify all of the following):

     3.1 Corporate Status; Due Authorization; Authority of the Company; Enforceability.

               (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Company is not required to qualify in any jurisdiction to transact business as a foreign corporation. The Company has the corporate power and authority necessary to own, lease, operate or otherwise hold its properties and assets and to carry on its business as currently conducted.

               (b) The execution and delivery by the Company of this Agreement, the Plan of Merger and the Articles of Merger, and the performance by the Company of its obligations hereunder and thereunder, have been duly and validly authorized and approved by all necessary corporate action on the part of the Company, subject only to approval of its shareholders.

               (c) The Company has the corporate power and authority to execute and deliver this Agreement, the Plan of Merger and the Articles of Merger and to perform its obligations hereunder and thereunder. Neither the execution or delivery of this Agreement, the Plan of Merger and the Articles of Merger by the Company nor the performance by the Company of its obligations hereunder and thereunder will (assuming that the approval of the shareholders of the Company is obtained and assuming the receipt of all consents referred to in Section 3.36), conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any contract, lease, license, franchise, permit, indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which the Company is a party or is bound, the

Articles of Incorporation or By-laws of the Company or any applicable Law or Order to which the Company is a party or by which the Company is bound.

               (d) This Agreement is, and the Plan of Merger and the Articles of Merger when executed and delivered will be, binding upon, and enforceable against, the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by general principles of equity (whether in a proceeding at law or in equity).

     3.2 Accounts Receivable. Except as reserved against on the Reference Balance Sheet, the Accounts Receivable reflected on the Reference Balance Sheet:
(a) were acquired by the Company in the Ordinary Course of Business and represent bona fide transactions that require no further act on the part of the Company to make such Accounts Receivable payable by the account debtors; (b) are not subject to any claim, counterclaim, set-off or deduction; (c) to the Company's Knowledge, represent valid obligations owing to the Company by account debtors that are not Affiliates of the Company, which are enforceable in accordance with their respective terms; and (d) are owned by the Company free and clear of all Liens (other than Permitted Liens).

     3.3 Trade Names, Trademarks and Copyrights. Schedule 1.1 to this Agreement, under the heading "Intangibles," identifies all registrations and applications for registration of trademarks, service marks, fictitious names and copyrights, if any, owned by the Company or in which the Company has any rights or licenses, together with a brief description of each. To the Company's Knowledge, there is no infringement or alleged infringement by any Person of any such trademark, service mark, fictitious name or copyright. To the Company's Knowledge, it has not infringed, nor is now infringing on, any trademark, service mark, fictitious name or copyright belonging to any other Person. Except as identified on
Schedule 1.1, the Company is not a party to any license, agreement or arrangement, whether as licensor, licensee, franchisor, franchisee or otherwise, with respect to any trademarks, service marks, fictitious names or any copyrights or any applications therefor.

     3.4 No Patent Rights. Except as identified on Schedule 1.1, the Company does not own, hold, or have any right, license or immunity with respect to any patents or applications for patents. To the Company's Knowledge, it has not infringed, nor is it now infringing, on any patent or other right belonging to any Person. The Company is not a party to any license, agreement or arrangement, whether as licensee, licensor or otherwise, with respect to any patent or application for any patent.

     3.5 Free Passes. The Company has not issued any ski passes for any period beyond the 1998/1999 ski season.

     3.6 Contracts. Schedule 1.1 to this Agreement, under the heading "Contracts," contains a complete list of all Contracts to which the Company is party or by which the Company is currently bound which either (i) were not entered into by the Company in the Ordinary Course of Business, (ii) severally have or will have an economic effect on the Company or require payment by any party thereto of at least One Hundred Thousand Dollars
($100,000) during the term of the Contract (without taking into account optional renewal periods), or (iii) will not or cannot be terminated by the Company upon written notice of thirty (30) days or less without penalty. Copies of such written Contracts have been made available to Purchaser or its counsel. All Contracts are valid and binding upon the Company, and, to the Company's Knowledge, the other parties thereto, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally and by general equitable principles. There is no default under any Contract or event that with notice or lapse of time, or both, would constitute such a default by the Company or, to the Company's Knowledge, by any other party to any of the Contracts. The Company has not received notice that any party to any of the Contracts intends to cancel or terminate any of such Contracts or to exercise or not exercise any options under any of such agreements.

     3.7 Compliance with Laws. The Company has complied in all material respects with all, and is not in violation in any material respect of any, applicable Laws or Orders (including, without limitation, any applicable building, zoning, employment, disability rights or food service facilities or beverage alcohol law, ordinance or regulation) affecting its properties or the operation of its Business. To the Company's Knowledge, no material capital expenditures will be required for compliance with applicable Laws. No notice of or accusation of any state or local alcohol or beverage commission has been received by or is pending against the Company as a holder of any alcoholic beverage license and, to the Company's Knowledge, no investigation is now in progress by any state or local alcohol or beverage commission concerning any act or omission that could result in an accusation, claim or proceeding being filed against the Company.

     3.8 Litigation. Schedule 3.8 sets forth a brief description of all suits, actions, arbitrations, and legal, administrative and other proceedings and governmental investigations pending or, to the Company's Knowledge, threatened against the Company or the Business. None of the matters set forth in Schedule 3.8, if decided adversely to the Company, could reasonably be expected to have a Material Adverse Effect on the Company. The Company is not currently engaged in any legal action to recover moneys due to it or damages sustained by it.

     3.9 Personnel Identification and Compensation. Schedule 3.9 contains a true and complete list of the names, addresses and titles of all current officers, directors and senior managers of the Company. The Company has previously made available to Purchaser a true and correct schedule stating (a) the rates of compensation payable (or paid, as the case may be) to each such person and (b) the names and titles of all employees, agents and representatives of the Company (other than legal counsel) and the rates of compensation payable (or paid, as the case may be) to each such person.

     3.10 Existing Employment Contracts. Schedule 3.10 contains a list of all employment contracts (other than "at will" contracts) and collective bargaining agreements, if any, to which the Company is a party or by which the Company is bound. All these contracts are in full force and effect, and neither the Company nor, to the Company's Knowledge, any other Person is in default under any such contract. There have been no claims of default and, to the Company's Knowledge, there are no facts or conditions which if continued, or on notice, will result in a default under these contracts or arrangements. There is no pending or, to the Company's Knowledge, threatened labor dispute, strike or work stoppage affecting the Business.

     3.11 Capitalization; Subsidiaries.

               (a) The total number of shares of capital stock and the par value thereof which the Company is authorized to issue and the number of such shares which are issued and outstanding are as follows:

                                                                           ISSUED AND
                                      PER SHARE         AUTHORIZED        OUTSTANDING
             CLASS                    PAR VALUE           SHARES             SHARES
---------------------------------   ---------------  -----------------  -----------------
Company Common Stock                    $100                750                750
Company Preferred Stock                 $100              1,750              1,750

               (b) There are no outstanding options, conversion rights, warrants, convertible or exchangeable securities or other rights or commitments in existence to acquire from the Company any of its shares of capital stock. No equity securities are reserved for issuance to any Person.

               (c) The Company Common Shares have been duly and validly issued and are fully paid and nonassessable and are not subject to any preemptive rights; and there are no voting trust agreements or other contracts, agreements or arrangements restricting voting or dividend rights or transferability with respect to the outstanding shares of capital stock of the Company other than the Buy/Sell Agreement.

               (d) The Company has not violated in any material respect any federal, state or local Law in connection with the offer for sale or sale and issuance of its outstanding shares of capital stock or any other securities.

               (e) The Company does not own, of record or beneficially, the capital stock, securities or other equity interests issued by any other Person, and has no economic or other interest in any partnership, joint venture or other Person, enterprise or business, except as set forth on Schedule 3.11.

     3.12 Title to Shares. The persons listed as shareholders of the Company in
Schedule 3.12 are all of the record owners of the capital stock of the Company, and such persons own of record the number of shares of capital stock of the Company set forth in Schedule 3.12. The Company Common Shares and the Company Preferred Shares constitute all of the issued and outstanding shares of capital stock of the Company.

     3.13 Forest Service Permits. The Company has no Forest Service Permits, nor does the conduct of the Business require that any such Permits be obtained or in force.

     3.14 Environmental Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

               (a) The term "Environmental Law(s)" means each and every Law, Order, Environmental Permit, or rule of each and every Authority, pertaining to
(i) the protection of human health, safety, the environment, natural resources and wildlife, (ii) the protection or use of surface water, groundwater, rivers and other bodies of water, (iii) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Substance or (iv) pollution, including without limitation, as amended, CERCLA, the Solid Waste Disposal Act, as amended by the Resources Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., and the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Toxic Substance Control Act, 15 U.S.C. Section 2601 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. Sections 300f-300j, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136-136y, and any analogous state or local Law.

               (b The term "Hazardous Substance(s)" means any substance which is defined or regulated as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Law, including without limitation, petroleum hydrocarbons, crude oil or any fraction thereof, asbestos or PCBs.

               (c) The term "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including without limitation the abandonment or discarding of barrels, containers and other receptacles containing any Hazardous Substance), except for any such event occurring pursuant to an Environmental Permit.

               (d) For purposes of Sections 3.15 through 3.21, inclusive, use of "the Company" shall be deemed to include any predecessor to the Company, respectively, and any Persons from which the Company has assumed liabilities by contract, operation of Law, or otherwise.

     3.15 Compliance with Environmental Laws. Except as described on Schedule 3.15, the Company is and, to the Company's Knowledge, has been in material compliance with all Environmental Laws, and the Company has not received, within the five (5) years preceding the date hereof, any notice of violation and has no Company Knowledge of any alleged violation or liability arising under any Environmental Law with respect to the Real Property or the Business. To the Company's Knowledge, no material capital expenditures will be required for compliance with applicable Environmental Laws. With respect to any real property formerly owned or leased by the Company ("Prior Property"), the Company was in compliance with all Environmental Laws during the Company's period of ownership or operation and the Company has not received, within the five (5) years preceding the date hereof, any notice of violation and has no Company Knowledge of any alleged violation or liability arising under any

Environmental Law with respect to the Company's ownership and operation of such Prior Property.

     3.16 Handling of Hazardous Substances. The Company and to the Company's Knowledge, any other present or former owner, tenant or occupant of the Real Property has not used, handled, generated, produced, manufactured, treated, stored, transported or Released any Hazardous Substance on, under, about, to or from the Real Property or any Prior Property in violation of any Environmental Law or in a manner requiring investigation or remediation.

     3.17 No Release of Hazardous Substances. There is no Release or to the Company's Knowledge, threatened Release of any Hazardous Substance that would give rise to a requirement to investigate or remediate, existing on, beneath or from the surface, subsurface or in the ground water of the Real Property, nor, to the Company's Knowledge, is there or has there been any Release or threatened Release of Hazardous Substances adjacent to, or from the Real Property.

     3.18 Environmental Permits. All permits, licenses, bonds, approvals or authorizations required by or issued pursuant to any Environmental Law ("Environmental Permits") for the ownership, use or operation of the Real Property or the Business as currently used or operated are currently maintained in full force and effect. Schedule 3.18 contains a true and complete listing of all such Environmental Permits. The operations of the Company are in compliance with all terms and conditions of such Environmental Permits and the Company has not received within the five (5) years preceding the date hereof, any notice concerning any alleged violation of any such Environmental Permits and has no Company Knowledge of any facts or circumstances that any such Environmental Permits may be suspended, revoked or modified by any Authority.

     3.19 No Environmental Proceedings. The Company has not received, within the five (5) years preceding the date hereof, any Order, written demand, notice of suit, proceeding, citation, directive, summons, notice of investigation, information request or notice of violation pursuant to any Environmental Law relating to (a) the ownership, lease, occupation or use of the Real Property or Prior Property by the Company, (b) any alleged violation of or liability under any Environmental Law by the Company, including without limitation any liability related to the off-site disposal or Release of Hazardous Substances, (c) the suspected presence, Release or threatened Release of any Hazardous Substance on, under, in or from the surface, subsurface, or groundwater located under the Real Property, or any Prior Property, (d) any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment (collectively referred to herein as "Environmental Claims") nor, to the Company's Knowledge, do there exist any facts or circumstances that could reasonably give rise to any such valid Environmental Claims.

     3.20 No Tanks, Asbestos or PCB's. Except as set forth on Schedule 3.20, (a) there are and, to the Company's Knowledge, were no aboveground or underground storage tanks located on the Real Property used or formerly used for the purpose of storing any Hazardous Substance ("Tanks"); (b) any Tanks currently present on the Real Property, as identified on Schedule 3.20, satisfy requirements of Environmental Laws, including the performance standards with which all underground tanks must comply by December 1998; (c) any Tanks formerly owned or operated by the Company located on the Real Property, as identified on
Schedule 3.20, have been either removed or closed in accordance with Environmental Laws; (d) to the Company's Knowledge, there is no asbestos-containing building material on the Real Property that does not comply with Environmental Law and no asbestos abatement or remediation work has been performed on the Real Property; (e) to the Company's Knowledge, there is no lead-based paint on the Real Property that does not comply with Environmental Law and no lead-based paint or remediation work has been performed on the Real Property; (f) to the Company's Knowledge, there is no lead in drinking water supplied to the Real Property that does not comply with Environmental Law; and
(g) to the Company's Knowledge, there is no PCB-containing equipment or PCB-containing material located on the Real Property that does not comply with Environmental Law.

     3.21 Environmental Lists and Restrictions. Neither the Real Property nor any Prior Property (i) is identified on any or, to the Company's Knowledge, nominated for identification on any published list of contaminated properties or other properties that pursuant to Environmental Laws are the subject of an investigation or remediation action by any Authority, or (ii) are to the Company's Knowledge, subject to any restriction under Environmental Law on the ownership, occupancy, use or transferability of the Real Property (other than Permitted Real Estate Exceptions), and (iii) to the Company's Knowledge, there are no such imminent restrictions that are reasonably likely to be imposed upon the Real Property.

     3.22 Environmental Documents. The Company has made available to Purchaser any and all documents, correspondence, pleadings, reports, assessments and analytical results in its possession, whether prepared by or for the Company by any third party relating to Environmental Claims, Environmental Laws, Environmental Permits or Hazardous Substances.

     3.23 Occupational Safety and Health. The Company has not received any notice, citation, claim, assessment or proposed assessment as to or alleging any violation of any federal, state or local occupational safety and health laws nor has the Company been subject to any investigation by any federal, state or local occupational safety and health agency within the three (3) years preceding the date hereof. The Company is not a party to any pending dispute with respect to compliance with any federal, state or local occupational safety and health law.

     3.24 Water Rights. The Company has all necessary Permits (including Environmental Permits), property rights and other necessary approvals to use the water it uses in the operation of the Business, including, but not limited to, the use of water for snowmaking, and its water use has otherwise been in compliance in all material respects with all applicable Laws and Orders (including Environmental Laws). To the Company's Knowledge, no event has occurred or failed to occur that currently, or upon the giving of notice could reasonably be expected to materially adversely affect the current supply of water to the Company's premises or materially adversely affect the Company's ability to manufacture snow at its premises after the Closing Date in amounts approximating the maximum amount previously manufactured by the Company.

     3.25 Certain Transactions. Except as previously disclosed to Purchaser, all transactions between the Company, on the one hand, and any officer, director, shareholder or senior management employee or Affiliate thereof, on the other hand (an "Affiliated Transaction"), within the three (3) years immediately preceding the date hereof have been made on the basis of prevailing market rates and terms such that all such transactions have been made on terms no less favorable than those which would have been available from unrelated third parties. Except as set forth on Schedule 3.25, neither any officer, nor any director or employee of the Company, nor any spouse, child or other relative of any of such persons, owns, or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to the Company or any copyrights, patents, trademarks, trade names or trade secrets owned or licensed by the Company.

     3.26 Employee Benefit Matters.

               (a) Except as disclosed on Schedule 3.26 hereto, no Employee Benefit Plan, including without limitation, any Multiemployer Plan, exists or has ever existed and the Company is not a participating employer in any Employee Benefit Plan in which more than one employer makes contributions as described in Sections 4063 and 4064 of ERISA. Except as disclosed on Schedule 3.26, the Company has no contingent liability with respect to any post-retirement benefit under any employee welfare benefit plan which is a welfare plan (as defined in Section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I of ERISA, which will not have a Material Adverse Effect on the Company. The Company has given to Purchaser true and complete copies of all the following: each Employee Benefit Plan and related trust agreement (including all amendments and commitments with respect to such Employee Benefit plan or trust) which the Company maintains or is committed to contribute to as of the date hereof and the most recent summary plan description, actuarial report, determination letter issued by the Internal Revenue Service and Form 5500 filed in respect of each such Employee Benefit Plan; a listing of all of the Multiemployer Plans to which the Company contributes or is committed to contribute and the aggregate amount of the most recent annual contributions required to be made to each such Multiemployer Plan, and any information which has been provided to the Company regarding withdrawal liability under any Multiemployer Plan and the collective bargaining agreement pursuant to which such contribution is required to be made.

               (b) Each Employee Benefit Plan complies, in both form and operation in all material respects, with its terms, ERISA and the Code including, without limitation, Code Section 4980B, and no condition exists or event has occurred with respect to any such plan which would result in the incurrence by the Company of any material liability, fine or penalty. The Company has not incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premiums which have become due which are unpaid. The Company has not engaged in any transaction which could subject it to liability under Section 4069 or Section 4212(c) of ERISA. Each Employee Benefit Plan, related trust agreement, arrangement and commitment of the Company is legally valid and binding in full force and effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. To the Company's Knowledge, nothing has occurred or is expected to occur that would adversely affect the qualified status of any Employee Benefit Plan or any related trust subsequent to the issuance of such determination letter. To the Company's Knowledge, no Employee Benefit Plan is being audited or investigated by any government agency or subject to any pending or threatened claim or suit.

               (c) Each Plan currently meets and has met during the past six years the minimum funding standard of Section 302 of ERISA and Section 412 of the Code (without regard to any funding waiver). All contributions or payments due and owing as required by Section 302 of ERISA, Section 412 of the Code or the terms of any Plan have been made by the due date for such contributions or payments. With respect to each Multiemployer Plan, the Company has paid or accrued all contributions pursuant to the terms of the applicable collective bargaining agreement required to be paid or accrued by it. Except as disclosed on Schedule 3.26, with respect to each Plan, the market value of assets (exclusive of any contribution due to the Plan) equals or exceeds the present value of benefit liabilities as of the latest actuarial valuation date for such plan (but not prior to 12 months prior to the date hereof), determined on the basis of a shutdown of the Company in accordance with actuarial assumptions used by the PBGC in single-employer plan terminations and since its last valuation date and assuming further that all employees who had an option elected annuities, there have been no amendments to such plan that materially increased the present value of accrued benefits nor any other material adverse changes in the funding status of such plan. The Company is not required to provide security to a Plan pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code.

               (d) Neither the Company nor, to the Knowledge of the Company, any fiduciary of any Employee Benefit Plan has engaged in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. The execution, delivery and carrying out of the terms of any agreements that are related to this transaction will not constitute a prohibited transaction under the aforementioned sections.

               (e) Other than any Reportable Event that may occur pursuant to the transactions contemplated by this Agreement, no Termination Event has occurred or is reasonably expected to occur.

               (f) None of the following "reportable events" which are subject to the 30-day notice requirement of Section 4043(b) of ERISA in respect of any of the Employee Benefit Plans has occurred: (i) an inability to pay benefits when due, (ii) bankruptcy or insolvency of the sponsor of any Employee Benefit Plan, (iii) liquidation or dissolution of the sponsor of any Pension Plan, (iv) a failure to meet the minimum funding standards, or (v) certain transactions involving a change of employer. The Company has not received any notice from the PBGC that any of the Pension Plans is being involuntarily terminated or from the Secretary of the Treasury that any partial or full termination of any of the Pension Plans has occurred and no such event has occurred. There exists as of the date hereof no condition or set of circumstances which present a material risk of the involuntary termination of any of the Pension Plans.

               (g) There are no agreements which will provide payments to any officer, employee, shareholder or highly compensated individual which will be "parachute payments" under Section 280G of the Code that are nondeductible to the Company and which will be subject to the tax under Section 4999 of the Code for which the Company would have a material withholding liability.

               (h) Any governmental plan directly or indirectly maintained by the Company complies in all material respects with the laws of the Commonwealth of Pennsylvania.

               (i) The Company is not, and has never been, a member of a "controlled group of corporations" within the meaning of Section 414(b) of the Code or a member of a group under "common control" within the meaning of Section 414(c) of the Code.

     3.27 Tax Matters.

               (a) The term "Taxes" means all net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, assessments or other governmental charges of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or additional amounts incurred or accrued under applicable federal, state, local or foreign tax law or assessed, charged or imposed by any Authority, domestic or foreign, provided that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or charged. For the purposes of this Section 3.27, references to the "Company" shall be deemed to include any predecessor to the Company, respectively, and any Person from which the Company incurs a liability for Taxes as a result of transferee liability.

               (b) The Company has duly and timely filed (and prior to the Closing Date will duly and timely file) true, correct and complete Tax returns, reports or estimates, all prepared in accordance with applicable Laws, for all years and periods (and portions thereof), for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due, and for all such returns, reports and estimates which are required to be filed by any applicable Law on or prior to the Closing Date. All Taxes shown as due and payable on such returns, reports and estimates have been paid (or will be paid prior to the Closing), and there is no current liability for any Taxes due and payable in connection with any such returns, except as provided in the Financial Statements. Any charges, accruals and reserves for Taxes provided for on the Financial Statements as of their respective dates are adequate. There are no existing liens for unpaid Taxes upon any of the assets of the Company, other than for taxes not yet due and payable. The Company has provided to Purchaser copies of all federal, state, local and foreign tax returns, reports or estimates filed by the Company for the past five (5) years. All applicable sales Taxes, to the extent imposed on the Company, were paid by the Company when its assets were acquired by the Company.

               (c) The Company has (i) withheld all required amounts from its employees, agents, contractors and nonresidents and remitted such amounts to the proper Authorities; (ii) paid all employer contributions and premiums; and (iii) filed all federal, state, local and foreign returns, reports and estimates with respect to Tax withholding and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code, or any prior provision of the Code and other applicable Laws.

               (d) None of the Company's assets is tax exempt use property under Code Section 168(h). None of the Company's assets is property that the Company is required to treat as being owned by any other Person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).

               (e) No portion of the cost of any of the Company's assets was financed directly or indirectly from the proceeds of any tax exempt state or local government obligation described in Code Section 103.

               (f) The Company has no (and has not previously had any) permanent establishment in any foreign country and the Company does not engage (and has not previously engaged) in a trade or business within the meaning of the Code relating to the creation of a permanent establishment in any foreign country.

               (g) The Company is not a foreign person within the meaning of Code Section 1445.

               (h) Neither the Code nor any other provision of Law requires Purchaser to withhold any portion of the Aggregate Merger Consideration.

               (i) The Company has never been a member of any consolidated, combined or unitary group for federal, state, local or foreign Tax purposes.

               (j) The Company is not a party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal income Tax purposes other than as set forth on Schedule 3.27 hereto.

               (k) The federal income Tax returns of the Company have been examined by the IRS, or have been closed by the applicable statute of limitations, for all periods through taxable year ended March 31, 1995; the state Tax returns of the Company have been examined by the relevant agencies or such returns have been closed by the applicable statute of limitations for all periods through taxable year ended March 31, 1995; no deficiencies or reassessments for any Taxes for any period subsequent to March 31, 1995 have been proposed, asserted or assessed against the Company by any federal, state, local or foreign taxing authority.

               (l) The Company has not executed or filed with any taxing authority (whether federal, state, local or foreign) any agreement or other document extending or having the effect of extending the period for assessment, reassessment or collection of any Taxes, and no power of attorney granted by the Company with respect to any Taxes is currently in force.

               (m) No federal, state, local or foreign Tax audits or other administrative proceedings, discussions or court proceedings are currently pending with regard to any Taxes or Tax returns of the Company other than as set forth on Schedule 3.27 hereto.

               (n) The Company has not entered into any agreement relating to Taxes which affects any taxable year ending after the Closing Date.

               (o) The Company has not agreed to and is not required to make any adjustment by reason of a change in accounting methods that affects any taxable year ending after the Closing Date. Neither the IRS nor any other agency has proposed any such adjustment or change in accounting methods that affects any taxable year ending after the Closing Date. The Company does not have any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to its business or operations and that affects any taxable year ending after the Closing Date.

               (p) The Company is not and has never been a party to any Tax sharing agreement or similar arrangement for the sharing of Tax liabilities or benefits.

               (q) The Company has not consented to the application of Code
Section 341(f).

               (r) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment by the Company of any amount that would not be deductible by reason of Code Section 280G.

     3.28 Inventories. The Inventories consist of items of a quality and quantity useable or saleable in the Ordinary Course of Business, except for obsolete or slow moving items and items below standard quality, all of which have been written down on the books of the Company to net realizable market value or have been provided for by adequate reserves. All items included in the Inventories are the property of the Company, except for sales made in the Ordinary Course of Business; for each of these sales either the purchaser has made full payment or the purchaser's liability to make payment is reflected in the books of the Company. No items included in the Inventories have been pledged as collateral, or are held by the Company on consignment from third parties. The Company's inventories shown on the balance sheets included in the Financial Statements are based on quantities determined by physical count or measurement, taken within the preceding twelve (12) months, and are valued at the lower of cost (determined on a first-in, first-out basis) or market value and on a basis consistent with prior years.

     3.29 Title to Assets (Other than Real Property). The Company has good and marketable fee simple title to all of its assets (other than Real Property, which is discussed below), free and clear of all Liens, other than the following ("Permitted Liens"): (i) those identified on Schedule 3.29, (ii) imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected properties or impairs the operations of the Company, (ii) liens for governmental charges that are not yet due and payable, (iii) mechanic's and materialmen's liens and rights of possession, and (iv) liens for current taxes not yet due.

     3.30 Real Property.

               (a) Schedule 1.1 to this Agreement, under the heading "Real Property," contains descriptions of the Real Property owned, leased or occupied under permit by the Company and a list of all Real Property Leases affecting the Real Property.

               (b) All of the Real Property Leases are valid and in full force, and there does not exist any default or event that with notice or lapse of time, or both, would constitute a default under any of the Real Property Leases, and in the case where the Company is the lessor, there exists no right of set-off, counterclaim, rights of first refusal, expansion rights or options to purchase, no rents have been paid more than thirty (30) days in advance, there have been no assignments or subletting, and the Company is in compliance with all Laws regarding security deposits.

               (c) There are no adverse or other parties in possession of any part of the Real Property. The Company has not granted any license, lease or other right or interest relating to the use and possession of any part of the Real Property, other than the Real Property Leases, except as set forth on
Schedule 1.1.

               (d) To the Company's Knowledge, all building, fixtures and leasehold improvements currently being used by the Company in the Business are located on the Real Property. All the Real Property has access to publicly dedicated streets or roads so as to permit reasonable vehicular and pedestrian access for ingress and egress. The Real Property is currently adequately served by public utilities including, but not limited to, sewer, water, electricity, telephone. The Company has not received any notice or other communication from any Authority that would result in the termination of the foregoing described access or utility services.

               (e) The Company has good, insurable and marketable fee simple title to the Real Property, free and clear of all Liens, other than as follows ("Permitted Real Estate Exceptions"): (i) Permitted Liens, (ii) Real Property Leases, (iii) Liens, easements, covenants, rights-of-way and other encumbrances or restrictions of record, zoning and other similar restrictions that in each case do not prohibit or interfere with the operations of the Business, and (iv) matters identified in the Title Commitments. Except for the Permitted Real Estate Exceptions, to the Company's Knowledge, there is no unrecorded or undisclosed legal or equitable interest in any Real Property owned or claimed by any Person. Subject to the Real Property Leases, the Company has enjoyed the continuous and uninterrupted quiet possession, use and operation of its Real Property without any material objection by any Person. All real estate taxes and assessments which are due and payable with respect to the Real Property have been paid. There are no real estate tax appeals pending, and the Company is not aware of any obligation that it has to dedicate or grant an easement over any part or portion of the Real Property to any Authority.

               (f) The Company has not received any notice of any general or special tax or municipal assessment affecting any property owned or leased in connection with the Business, and no such assessments are pending or, to the Company's Knowledge, threatened. There are no pending or planned municipal improvements.

     3.31 Improvements. The improvements located on the Real Property are in compliance with all applicable Laws and Orders in all material respects, and, to the Company's Knowledge, such improvements as are currently in service are in good and serviceable condition and repair, normal wear and tear excepted in all material respects. Neither the Real Property nor the condition, use or occupancy, thereof violates in any way any applicable Laws, Orders or covenants, conditions and restrictions, whether federal, state, local or private; there is no exception, conditional use, variance, off-site obligation or requirement which affects the Real Property or is necessary for the use, management, occupancy, maintenance or operation of the Real Property as currently conducted, and there is no use which is nonconforming and no structure thereon which is nonconforming whether or not permitted.

     3.32 Zoning. To the Company's Knowledge, the zoning of each parcel of Real Property permits the currently existing improvements and the continuation of the business currently being conducted on such parcel. There is no pending or, to the Company's Knowledge, contemplated rezoning of any Real Property. The Company has not received any written notice that any part or portion of the Real Property is not in compliance with any applicable zoning laws or ordinances or state or local subdivision laws or ordinances.

     3.33 No Real Property Commitments. Except as set forth on Schedule 3.33, there are no outstanding, defaulted or unsatisfied contracts, commitments, agreements (including, without limitation, developer agreements) or understandings which have been made to, with or for the benefit of any utility companies, school districts, water districts, improvement districts or other Authorities which could reasonably be expected to impose any obligation, liability or condition on the Company with respect to Real Property, to grant any easements or to make any payments, contributions or dedications of money or land or to construct, install or maintain or to contribute to the construction, installation or maintenance of any improvements of a public or private nature, whether on or off the Real Property.

     3.34 Continued Use of Real Property. There are no currently pending or, to the Company's Knowledge, threatened, proceedings to (a) condemn, take or demolish the Real Property or any part thereof, (b) declare the Real Property or any part of it a nuisance or (c) exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property.

     3.35 Condition of Assets. All of the Equipment and Improvements currently in service are adequate and fit to be used for the purposes for which they are currently used and are in good operating condition and repair subject to normal wear and tear in all material respects.

     3.36 Consents. Except as contemplated by this Agreement with respect to the filing of the Articles of Merger with the Department of State of Pennsylvania, the appropriate filings pursuant to the HSR Act, if applicable, or as otherwise disclosed on Schedule 3.36, no consent, approval, order or authorization of, or registration, declaration or filing with, any Authority or any other Person is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the performance by the Company of its obligations hereunder.

     3.37 Licenses and Permits. Schedule 3.37 lists and describes all qualifications, registrations, filings, privileges, franchises, immunities, licenses, permits, authorizations and approvals of Authorities which are used or required in order for the Company to own and operate the Business (except Environmental Permits), including, without limitation, all certificates of occupancy and certificates, licenses and permits relating to alcoholic beverages, zoning, building, housing, safety and fire (collectively, the "Permits"); and each Permit is in good standing, valid and subsisting, and in full force and effect in accordance with its terms. Schedule 3.37 lists all of the alcohol beverage license citations issued to the Company by any commission having jurisdiction over the Company during the previous ten (10) year period.

     3.38 Insurance. Schedule 3.38 sets forth a list of all insurance policies maintained by the Company. The Company is not in default with respect to any provision contained in any such insurance policy, nor has it failed to give any notice or present any claim thereunder in a due and timely fashion. The Company has not received notice from any insurance carrier that material alterations to the Real Property, the facilities located thereon or the Business are required by such carrier.

     3.39 Financial Statements. The Financial Statements attached hereto as
Schedule 3.39 were prepared by the Company from the books and records of the Business and in accordance with generally accepted accounting principles consistently applied (except in the case of the Reference Balance Sheet, for year-end adjustments and the absence of footnotes) and present fairly the financial position and results of operations of the Company at the dates and for the periods indicated therein.

     3.40 Undisclosed Liabilities. As of the Reference Balance Sheet Date, the Company had no liability of any nature (whether accrued, absolute, contingent or otherwise) of the type which should have been reflected in the Reference Balance Sheet prepared in accordance with generally accepted accounting principles (except for year-end adjustments and the absence of footnotes) which is not disclosed, reflected or reserved against in the Reference Balance Sheet; and, except for liabilities which have been incurred in the Ordinary Course of Business or as otherwise contemplated by this Agreement, since the Reference Balance Sheet Date, the Company has not incurred any liability of any nature (whether accrued, absolute, contingent or otherwise).

     3.41 Conduct of Business.

               (a) Since the Reference Balance Sheet Date, except as otherwise contemplated by this Agreement:

                    (i) the Business has been conducted only in the Ordinary Course of Business;

                    (ii) except for equipment, inventory and supplies purchased, sold or otherwise disposed of in the Ordinary Course of the Business, the Company has not purchased, sold, leased, mortgaged, pledged or otherwise acquired or disposed of any properties or assets;

                    (iii) the Company has not sustained or incurred any loss or damage (whether or not insured against) on account of fire, flood, accident or other calamity which has interfered with or affected, or may interfere with or affect, the operation of the Business;

                    (iv) the Company has not increased the rate of compensation of any officer or other employee, except in the Ordinary Course of Business;

                    (v) there has been no material adverse change in or with respect to the condition (financial or otherwise), operations, rights, properties, assets or liabilities of the Company;

                    (vi) the Company has not canceled any of its debts or claims owed to it;

                    (vii) the Company has not changed any accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates); and

                    (viii) the Company has not agreed to take any of the actions described in paragraphs (ii), (iv), (vi) or (vii) above.

              (b) Since December 31, 1997, except as set forth in Schedule
3.41 and except as otherwise contemplated by this Agreement, the Company has not:

                    (i) declared or paid any dividends or made any distributions to its shareholders; or

                    (ii) entered into, or agreed to enter into, any Affiliated Transactions.

     3.42 Broker's or Consultant's Fees. Except as set forth in Schedule 3.42 hereof, the Company represents and warrants that it has dealt with no broker, finder or consultant in connection with any of the transactions contemplated by this Agreement, and, to the Company's

Knowledge, no Person is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

     3.43 Banking Arrangements. Except as set forth in Schedule 3.43, the Company has no banking, borrowing or depository relationship, or accounts or deposits of funds, and all persons authorized as signatories on each such account are listed in Schedule 3.43.

     3.44 Powers of Attorney. No Person holds any power of attorney from the Company.

     3.45 Bonds. The Company has previously provided to Purchaser true and complete copies of the Bond Indentures. The Bond Indentures are valid, binding and enforceable against the parties thereto, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by general principles of equity (whether in a proceeding at law or in equity). The Bonds are redeemable at par plus accrued but unpaid interest without any payment of premium or penalty). Upon issuance of an election of redemption by the Municipal Authority to the Bond Trustee and the deposit by Purchaser of funds equal to the par value of the Bonds outstanding plus accrued but unpaid interest thereon with the Bond Trustee (plus any fees or expenses owed to the Bond Trustee under the Bond Indentures), and upon the payment by the Bond Trustee to the holders of the Bonds in compliance with the redemption provisions of the Bond Indentures, there will be no obligations remaining with respect to the Bonds. As of October 31, 1998, the aggregate par value of the Bonds outstanding will be approximately $9,555,000.

     3.46 Buy/Sell Agreement. The Company has previously provided to Purchaser copies of the Buy/Sell Agreement.

     3.47 Partnership Agreements. The Company has previously provided to Purchaser true and complete copies of the Partnership Agreements. Such agreements are valid, binding and enforceable against the parties thereto, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by general principles of equity (whether in a proceeding at law or in equity).


                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     As an inducement to the Company to enter into and perform its obligations under this Agreement, and in consideration of the covenants of the Company contained herein, Purchaser and Acquisition Sub hereby, jointly and severally, represent and warrant to the Company (regardless of any examinations, inspections, audits and other investigations the Company has heretofore made, or may hereafter make, with respect to such representations and warranties) as follows:

     4.1 Corporate Status. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

     4.2 Due Authorization. The execution and delivery by each of (a) Purchaser and Acquisition Sub of this Agreement, and (b) Acquisition Sub of the Plan of Merger and the Articles of Merger, and the performance by each of Purchaser and Acquisition Sub of its obligations hereunder and thereunder, have been duly and validly authorized and approved by all necessary corporate action on the part of each of Purchaser and Acquisition Sub.

     4.3 Authority of Purchaser. Each of Purchaser and Acquisition Sub has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Acquisition Sub has the corporate power and authority to execute and deliver the Plan of Merger and the Articles of Merger and to perform its obligations thereunder. Neither the execution or delivery of this Agreement by Purchaser or Acquisition Sub, or the Plan of Merger and the Articles of Merger by Acquisition Sub, nor the performance by Purchaser or Acquisition Sub of its obligations hereunder and thereunder, on the Closing Date will conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any contract, lease, license, franchise, permit, indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which Purchaser or Acquisition Sub is a party or is bound, its certificate or articles of incorporation, by-laws or any applicable Law or Order to which Purchaser or Acquisition Sub is a party or by which Purchaser or Acquisition Sub is bound.

     4.4 Enforceability. This Agreement is binding upon, and enforceable against, each of Purchaser and Acquisition Sub, and the Plan of Merger and the Articles of Merger will be binding upon, and enforceable against, Acquisition Sub, in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by principles of equity (whether in a proceeding at law or in equity).

     4.5 Consents. Except as contemplated by this Agreement with respect to the filing of the Articles of Merger with the Department of State of Pennsylvania, the appropriate filings pursuant to the HSR Act, if applicable, filings under applicable liquor licensing laws and FCC laws, or as otherwise contemplated by this Agreement, on the Closing Date no consent, approval, Order or authorization of, or registration, declaration or filing with, any Authority or any other Person will be required to be obtained or made by Purchaser or Acquisition Sub in connection with its execution and delivery of this Agreement or the performance by either of them of its obligations hereunder.

     4.6 Broker's or Consultant's Fees. Each of Purchaser and Acquisition Sub represents and warrants that it has dealt with no broker, finder or consultant in connection with any of the transactions contemplated by this Agreement, and, to its knowledge, no Person is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

     4.7 Purchaser SEC Reports. Since December 31, 1997, Purchaser has filed with the U.S. Securities & Exchange Commission (the "SEC") all material forms, statements, reports and documents (including all exhibits, amendments and supplements) required to be filed by it under each of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the respective rules and regulations thereunder, all of which, as amended, if applicable, complied as to form in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. Purchaser has previously delivered to the Company copies of its Annual Report on Form 10-K for the fiscal year ended October 31, 1997 ("Purchaser 10-K"), as filed with the SEC, and all other reports, including quarterly reports, or registration statements filed by Purchaser with the SEC since October 31, 1997 and prior to the date hereof (such documents are collectively referred to as the "Purchaser SEC Reports"). As of its respective date, the Purchaser 10-K did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements contained in the Purchaser 10-K (collectively, the "Purchaser Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Purchaser and its subsidiaries as of the date thereof and the results of their operations and cash flows for the periods then ended.

     4.8 Funds. Purchaser will have all funds necessary to deliver the Aggregate Merger Consideration required to be delivered at the Closing, to fund the redemption of the Bonds, as provided in Section 5.8, to fund the Partnership Merger, as contemplated by Section 5.14, and to fund the Company Closing Expenses.


                                    ARTICLE V
                              PRE-CLOSING COVENANTS

     Each of the Company, Purchaser and Acquisition Sub covenant and agree that from the date hereof through and including the Closing Date:

     5.1 Required Consents. The Company, Purchaser and Acquisition Sub will use their respective commercially reasonable efforts to obtain the consents listed on Schedule 3.36.

     5.2 Conduct of the Business. Except as otherwise contemplated by this Agreement or consented to by Purchaser in writing:

               (a) The Company will (i) operate and maintain the Business in the Ordinary Course of Business; (ii) maintain all Equipment and Improvements in accordance with past practice; and (iii) maintain normal quantities of retail and non-retail Inventories; provided, however, that the Company may take the actions described on Schedule 5.2.

               (b) The Company shall not (i) permit or allow any of the Company's assets to be subjected to any Lien (other than Permitted Liens or Permitted Real Estate Exceptions); (ii) sell, lease, transfer or otherwise dispose of any of the Company's assets, except in the Ordinary Course of Business; (iii) terminate, modify or amend materially any of the Contracts except in the Ordinary Course of Business; (vi) enter into any material contract, lease, registration, license or permit except in the Ordinary Course of Business; (v) change the Business' accounting methods, principles or practices (including without limitation, any change in depreciation or amortization methods, policies or rates or income recognition methods); (vi) increase or otherwise change the rate or nature of the compensation (including wages, salaries, bonuses and benefits under any Employee Benefit Plan) which is paid or payable to any officer, employee or other representative of the Business, except in the Ordinary Course of Business; (vii) make, or commit to make, any payment, contribution or award under or into any bonus, pension, profit-sharing, deferred compensation or similar plan, program or trust except in the Ordinary Course of Business; or (viii) make any other material change in the Business or the operation thereof.

               (c) The Company shall use its commercially reasonable efforts to preserve and protect the Business' goodwill, rights, properties, assets and business, to keep available to it and Purchaser the services of the Business' employees, and to preserve and protect the Business' relationships with Authorities and its employees, officers, advertisers, suppliers, customers, creditors and others having business relationships with it.

               (d) The Company shall not (i) declare or pay any dividends or make any distributions to its shareholders or (ii) enter into any new Affiliated Transactions other than those set forth on Schedule 5.2.

     5.3 Right of Inspection; Access to Books and Personnel. The Company shall, and shall cause the Company's officers, employees, auditors and agents to, afford to Purchaser and Purchaser's officers, employees, auditors, agents and lenders the right at any time prior to the Closing during normal business hours, reasonable access to the Company's officers, employees, auditors, agents, facilities, books and records as Purchaser reasonably shall deem necessary or desirable and shall furnish such financial and operating data and other information as Purchaser may reasonably require; provided, however, that Purchaser shall not have the right to undertake any invasive environmental testing without the prior written consent of the Company in each instance. No such access, examination or review shall in any way affect, diminish or terminate any of the representations, warranties or covenants of the Company set forth herein.

     5.4 Notification of Material Adverse Events. The Company shall promptly notify Purchaser in writing of any event following the date hereof of which the Company is or becomes aware that will or may reasonably be expected to have a Material Adverse Effect on the Company.

     5.5 Code Section 1445 Withholding. The Company shall take all actions as may be necessary to comply with Sections 897 and 1445 of the Code and any rules, regulations and orders which may be promulgated thereunder. The Company will provide to Purchaser, at or prior to the Closing, either (a) an affidavit in form reasonably acceptable to Purchaser, or (b) evidence satisfactory to Purchaser's counsel that the transaction contemplated by this Agreement is exempt from any Taxes which may apply by reason of Section 897 of the Code.

     5.6 Required Filings.

               (a) The Company and Purchaser shall cause to be filed with the DOJ and the FTC not later than September 8, 1998 the premerger notification form required pursuant to the HSR Act with respect to the transactions contemplated hereby unless, in the unqualified opinion of Purchaser's counsel, such filing is not required. The parties agree with respect to such filing that they shall (i) after any request by the DOJ or FTC, promptly file any information or documents requested by the DOJ or the FTC and (ii) notify each other of any communications with the DOJ or the FTC which relate to the transactions contemplated hereby. Purchaser shall pay the HSR Act filing fee.

               (b) Purchaser shall cause to be timely filed with the Pennsylvania Liquor Control Board all notices, applications, and other documents as may be required by said Authority with regard to the transactions contemplated by this Agreement and shall thereafter diligently pursue all consents, approvals and authorizations from said Authority as may be necessary to consummate the transactions contemplated hereby. The Company shall provide to Purchaser for use in connection with such filings all information which Purchaser shall request and shall otherwise provide such assistance and cooperation as Purchaser shall reasonably request in connection therewith, including, without limitation, executing necessary forms and filings.

               (c) The Company, Purchaser and Acquisition Sub agree to (i) promptly file, or cause to be promptly filed, with all appropriate Authorities all notices, registrations, declarations, applications and other documents as may be necessary to consummate the transactions contemplated hereby and (ii) thereafter diligently pursue all consents, approvals and authorizations from such Authorities as may be necessary to consummate the transactions contemplated hereby.

     5.7 Supplemental Disclosures. The Company shall have the continuing obligation to supplement promptly and amend the Schedules as necessary or appropriate with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules; provided, however, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not, except as Purchaser may otherwise agree in writing, be deemed to have cured any breach of any representation or warranty made in this Agreement.

     5.8 Bond Redemption Funds. Purchaser, on behalf of the Municipal Authority, shall irrevocably deposit funds sufficient to redeem the Bonds with the Bond Trustee concurrently with the Closing, all in accordance with the provisions of the Bond Indentures, including any final fees or expenses owed to the Bond Trustee.

     5.9 Shareholder Approval. The Company will take all steps necessary to submit this Agreement and the Plan of Merger to its shareholders at a meeting of its shareholders, which the Company shall hold as promptly as practical.

     5.10 Acquisition Proposals. From and after the date hereof until the earlier of the termination of this Agreement or the Effective Time, the Company will, and will cause its officers, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Alternative Acquisition Proposal (as defined below). The Company will not, nor will it authorize or permit any of its officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage, or knowingly take any other action (except as required by 15 Pa. C.S.A. Section 1508(b)) to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Alternative Acquisition Proposal or (ii) participate in any discussions or negotiations regarding any Alternative Acquisition Proposal; provided, however, that if the Board of Directors of the Company determines in good faith, after consultation with and based upon the written advice of outside counsel to the Company, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in respect to an Alternative Acquisition Proposal that was not solicited or initiated by the Company, participate in discussions or negotiations regarding such Alternative Acquisition Proposal. "Alternative Acquisition Proposal" means any bona fide proposal or offer (other than the transactions contemplated by this Agreement) from a third party with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of, all or substantially all of the assets or securities of the Company. In the event that the Board of Directors of the Company determines in good faith, after consultation with and based upon the written advice of outside counsel to the Company, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may approve or recommend a Superior Proposal (as defined below) or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any acquisition agreement with respect to any Superior Proposal), but in each case only at a time that is not less than three business days following Purchaser's receipt of written notice that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any bona fide fully financed written Acquisition Proposal made by a third party the terms of which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor to the Company of nationally recognized reputation) to be more favorable to the Company's stockholders from a financial point of view than the transactions contemplated hereby and for which any required financing is committed.

     5.11 Authorization to Use Information.

               (a) Purchaser hereby consents to and authorizes the use by the Company of the information contained in Purchaser SEC Reports in connection with any disclosure materials prepared for the shareholders of the Company for their use in connection with their determination whether to approve the proposal to merge set forth in this Agreement, provided that the Company shall provide Purchaser and its counsel such materials prior to any such use and shall afford Purchaser and its counsel the reasonable opportunity to comment thereon.

               (b) The Company hereby consents to and authorizes the use by Purchaser and Acquisition Sub of any Confidential Information in connection with any disclosure materials prepared for any financing sources or prospective purchasers of any debt securities in connection with the financing of the transactions contemplated hereby, so long as the financing source executes a confidentiality agreement satisfactory to the Company and its counsel, and in each case provided that Purchaser and Acquisition Sub provide to the Company and its counsel such materials prior to any such use and afford the Company and its counsel the reasonable opportunity to comment thereon.

     5.12 Guaranty of Acquisition Sub Covenants. Purchaser hereby unconditionally guarantees for the benefit of the Company and the Merger Consideration Recipients the performance by Acquisition Sub and the Surviving Company of all of their obligations under this Agreement. The discharge, termination or extinguishment of any undertakings and indemnifications of Acquisition Sub or the Surviving Company for any reason including, without limitation, their respective dissolution, liquidation or bankruptcy, shall not release Purchaser from its obligations under this Section 5.12.

     5.13 Company Closing Expenses. The Company shall provide to Purchaser, three business days prior to the Closing, its good faith estimate of Company Closing Expenses that shall have accrued or which it expects to accrue prior to or as of the Closing Date (the "Company Closing Expense Estimate"). Immediately prior to the Closing, Purchaser shall advance to or for the benefit of the Company such funds as it may require to pay the Company Closing Expenses.

     5.14 Partnership Merger. The Company shall form a new, wholly owned subsidiary prior to Closing and will use all commercially reasonable efforts necessary to cause the Partnership to be merged with and into the subsidiary, concurrently with the Closing, with the subsidiary as the surviving company, in a transaction in which the current partners in the Partnership receive cash in the aggregate amount of Six Million Four Hundred Thousand Dollars ($6,400,000) in exchange for their partnership interests and the Company receives all of the capital stock of the surviving company in exchange for its capital stock in the merged subsidiary (the "Partnership Merger"). Immediately prior to Closing, Purchaser shall advance to the subsidiary such funds as it may require to effect the Partnership Merger.

     5.15 Real Estate Title Matters. The Company shall use its commercially reasonable efforts to cause each of the matters reflected on the Title Commitments and designated by the Purchaser, of which designations Purchaser shall from time to time notify the Company prior to the Closing, to be cleared or otherwise satisfied prior to the Closing.

                                   ARTICLE VI
                       CONDITIONS PRECEDENT TO PURCHASER'S
                        AND ACQUISITION SUB'S OBLIGATIONS

     6.1 Obligations to be Satisfied on or Prior to Closing Date. The obligations of Purchaser and Acquisition Sub to effect the Merger and the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Purchaser or Acquisition Sub), on or prior to the Closing Date, of the following conditions:

               (a) Accuracy of Representations and Warranties. None of the representations and warranties made by the Company in this Agreement shall be incorrect in any respect on the Closing Date to the extent that any such inaccuracies, when taken individually or in the aggregate, would be reasonably likely to result in a Material Adverse Effect on the Company.

               (b) Compliance with Agreement. The Company shall not have failed to perform or comply in any respects with the covenants, agreements and obligations required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date to the extent that any such non-performance or non-compliance, when taken individually or in the aggregate, would be reasonably likely to result in a Material Adverse Effect on the Company or the Surviving Company.

               (c) Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any federal or state court and remain in effect, and no litigation seeking the issuance of such an order or injunction, or seeking the imposition against the Company, Purchaser or Acquisition Sub of substantial damages if the Merger is consummated, shall be pending.

               (d) Laws. No Law shall have been enacted by any Authority which would make the consummation of the Merger illegal.

               (e) No Material Adverse Change. There shall have occurred no Material Adverse Change with respect to the Company since the date hereof.

               (f) Schedules. All amendments or supplements to the Schedules made by the Company pursuant to Section 5.7 shall be reasonably acceptable to Purchaser and Acquisition Sub.

               (g) Closing Documents. The Company shall have delivered all agreements, certificates, opinions and other documents required to be delivered by the Company on the Closing Date pursuant to Section 8.3, and the form and substance of all such agreements, certificates, opinions and other documents shall be reasonably satisfactory to Purchaser.

               (h) Title Insurance and Surveys. At the Closing, Purchaser shall have received the Title Policies, each dated the Closing Date, and the Surveys, each in form and substance reasonably satisfactory to Purchaser.

               (i) Hart-Scott-Rodino Act. All filings required pursuant to the Hart-Scott-Rodino Act shall have been made, and any approvals required thereunder shall have been obtained, or the waiting period required thereby will have expired or have been terminated, as the case may be.

               (j) Shareholder Approval. This Agreement, the Plan of Merger and the Merger shall have been approved and adopted by the requisite vote or consent of the shareholders of the Company in accordance with applicable Law.

               (k) Dissenters. Holders of the Company Common Shares holding at least sixty percent 60% of the Company Common Shares outstanding shall not have exercised dissenters rights under Pennsylvania Corporation Law.

               (l) Partnership Merger. The Partnership Merger shall have been consummated concurrently with the Closing upon terms and conditions reasonably satisfactory to Purchaser.

               (m)Bonds. Irrevocable notices sufficient to redeem the Bonds shall have been issued pursuant to the Bond Indentures.

               (n) Buy/Sell Agreement. There shall have been a judicial determination that the Buy/Sell Agreement is inapplicable to the Merger and counsel for Purchaser and Acquisition Sub shall be satisfied that the Merger and the transactions contemplated by the Agreement will not be in violation of the Buy/Sell Agreement or enable any party to the Buy/Sell Agreement to enforce any rights under such agreement.

               (o) Escrow Agreement. The Escrow Agreement shall have been entered into by the Escrow Agent, Purchaser, the Surviving Company and the Deferred Exchange Agents.

               (p) Consents. All authorizations, agreements and consents of any Persons or Authorities required by Law (other than any consent from the Pennsylvania Liquor Control Board or the Federal Communications Commission) to the consummation of the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect as of the Closing Date, and no such authorizations, agreements and consents shall impose any burdensome or unsatisfactory conditions or requirements on Purchaser or Acquisition Sub.

               (q) Golf Course Labor Contract. The Labor Service Contract relating to the maintenance and operation by the Company of the golf course owned by the Municipal Authority shall be evidenced by a written agreement between the Company and the Municipal Authority on the terms currently in effect for a term extending until at least the first anniversary of the Closing Date.

                                   ARTICLE VII
                CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS

     7.1 Obligations to Be Satisfied on or Prior to Closing Date. The obligations of the Company to effect the Merger and the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Company), on or prior to the Closing Date, of the following conditions:

               (a) Accuracy of Representations and Warranties. None of the representations and warranties made by each of Purchaser and Acquisition Sub in this Agreement shall be incorrect in any respect on the Closing Date to the extent that any such inaccuracies when taken individually or in the aggregate, would be reasonably likely to result in a Material Adverse Effect on Purchaser or the Surviving Company.

               (b) Compliance with Agreement. Purchaser and Acquisition Sub shall not have failed to perform or comply in any respects with the covenants, agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing Date to the extent that any such non-performance or non-compliance, when taken individually or in the aggregate, would be reasonably likely to result in a Material Adverse Effect on Purchaser or the Surviving Company.

               (c) Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any federal or state court and remain in effect, and no litigation seeking the issuance of such an order or injunction, or seeking the imposition against the Company, Purchaser or Acquisition Sub of substantial damages if the Merger is consummated, shall be pending.

               (d) Buy/Sell Agreement. There shall have been a judicial determination that the Buy/Sell Agreement is inapplicable to the Merger and counsel for the Company shall be satisfied that the Merger and the transactions contemplated by the Agreement will not be in violation of the Buy/Sell Agreement or enable any party to the Buy/Sell Agreement to enforce any rights under such agreement.

               (e) Laws. No Law shall have been enacted by any Authority which would make the consummation of the Merger illegal.

               (f) No Material Adverse Change. There shall have occurred no Material Adverse Change with respect to the Purchaser since the date hereof.

               (g) Closing Documents. Purchaser and Acquisition Sub shall have delivered all reports, agreements, certificates, opinions and other documents required to be delivered by it on the Closing Date pursuant to Section 8.4, and the form and substance of all such certificates, opinions and other documents shall be reasonably satisfactory to the Company.

               (h) Hart-Scott-Rodino Act. All filings required pursuant to the Hart-Scott-Rodino Act shall have been made, and any approvals required thereunder shall have been obtained, or the waiting period required thereby will have expired or have been terminated, as the case may be.

               (i) Shareholder Approval. This Agreement, the Plan of Merger and the Merger shall have been approved and adopted by the requisite vote or consent of the shareholders of the Company in accordance with applicable law.

               (j) Bonds. Irrevocable notices sufficient to redeem the Bonds shall have been issued, and Purchaser shall have irrevocably deposited funds sufficient therefor with the Bond Trustee in accordance with the provisions of
Section 5.8.

               (k) Fairness Opinion. The opinion dated August 28, 1998 issued by DLJ to the Company to the effect that the consideration to be received in connection with the Merger by the Merger Consideration Recipients is fair from a financial point of view shall not have been withdrawn or modified.

               (l) Release of Certain Parties. Purchaser and the Surviving Company shall have unconditionally released each Merger Consideration Recipient, officer and Director of the Company pursuant to a general release relating to all matters other than those arising out of this Agreement or any of the Affiliated Transactions referred to at A.23, A.24, or A.28 through A.35, inclusive in Schedule 1.1.

               (m) Partnership Merger. The Partnership Merger shall have been consummated concurrently with the Closing upon terms and conditions reasonably satisfactory to the Company.

               (n) Escrow Agreement. The Escrow Agreement shall have been entered into by the Escrow Agent, Purchaser, the Surviving Company and the Deferred Exchange Agents.

               (o) Consents. All authorizations, agreements and consents of any Persons or Authorities required by Law (other than any consent from the Pennsylvania Liquor Control Board or the Federal Communications Commission) to the consummation of the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect as of the Closing Date, and no such authorizations, agreements and consents shall impose any burdensome or unsatisfactory conditions or requirements on Purchaser or Acquisition Sub.

                                  ARTICLE VIII
                                     CLOSING

     8.1 Time and Place. The Closing shall be a "New York style" closing and shall take place at 10:00 a.m. (Eastern standard time) on the Closing Date at the offices of Winston & Strawn, 200 Park Avenue, New York, New York, or at such other time and place as the Company, Purchaser and Acquisition Sub may mutually agree.

     8.2 Simultaneous Delivery. All documents and other instruments required to be delivered at the Closing shall be regarded as having been delivered simultaneously, and no document or other instrument shall be regarded as having been delivered until all have been delivered.

     8.3 Deliveries by the Company to Purchaser and Acquisition Sub. At the Closing, the Company shall deliver or cause to be delivered to Purchaser and Acquisition Sub:

               (a) articles of incorporation of the Company certified by the Department of State of Pennsylvania and the by-laws of the Company certified by the Secretary or Assistant Secretary of the Company;

               (b) certificates of subsistence for the Company from the Commonwealth of Pennsylvania;

               (c) the legal opinion of Kirkpatrick & Lockhart, LLP, special counsel for the Company and the Partnership, substantially in the form of Exhibit C hereto.

               (d) the legal opinion of Fike, Cascio & Boose, counsel for the Municipal Authorities, in form reasonably acceptable to Purchaser and its counsel;

               (e) the legal opinion of Lynch & Lynch, bond counsel with respect to the Bonds, in form reasonably acceptable to Purchaser and its counsel;

               (f) a non-recourse certificate executed by the President of the Company, dated as of the Closing Date, certifying that all representations and warranties of the Company herein contained are correct in all material respects as of the Closing Date as if made thereon and that the Company has performed or complied in all material respects with all of the covenants and obligations required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date;

               (g) an affidavit of the President of the Company stating, under penalty of perjury, the Company's United States taxpayer identification number and that the Company is not a foreign person, pursuant to Section 1442 of the Code;

               (h) all releases necessary to terminate and discharge any Liens (other than Permitted Liens and Permitted Real Estate Exceptions) on the Company's assets;

               (i) a GAP undertaking (to the effect that the Company has not taken any action that would change the state of its title to the Real Property subsequent to the most recent title search conducted by the Title Company) and all other documents, affidavits and certificates reasonably deemed necessary by the Title Company for purposes of delivering the Title Policies;

               (j) a copy of the agreements pursuant to which the Partnership Merger is effected;

               (k) a certificate executed by the President of the Company setting forth the amount of Company Closing Costs as of such date to be paid or payable by the Company;

               (l) a non-recourse certificate of the Company, executed by the Secretary or an Assistant Secretary of the Company, dated as of the Closing Date, certifying to (i) the certificate of incorporation and by-laws of the Company, (ii) resolutions of the Board of Directors of the Company, approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and (iii) incumbency and signatures of the officers of the Company, executing this Agreement and any other certificate or document delivered in connection herewith;

               (m) executed forms required in connection with the Closing by the Pennsylvania Liquor Control Board;

               (n) such other instruments and documents as are required by any other provisions of this Agreement to be delivered on the Closing Date by the Company to Purchaser or Acquisition Sub.

     8.4 Deliveries by Purchaser to the Company. At the Closing, Purchaser shall deliver or cause to be delivered the funds to be delivered by it (v) to the Closing Exchange Agent pursuant to Section 2.3, (w) to the Bond Trustee pursuant to Section 5.8, (x) to the Company pursuant to Section 5.13, (y) in connection with the Partnership Merger pursuant to Section 5.14, and (z) to the Escrow Agent pursuant to Section 10.6, and shall deliver or cause to be delivered to the Company:

               (a) the legal opinion of Winston & Strawn, special counsel for Purchaser and Acquisition Sub, substantially in the form of Exhibit D hereto;

               (b) the legal opinion of Buchanan Ingersoll Professional Corporation, special local counsel for Purchaser and Acquisition Sub, substantially in the form of Exhibit E hereto;

               (c) a non-recourse certificate of each of Purchaser and Acquisition Sub, executed by the Secretary or an Assistant Secretary of Purchaser and Acquisition Sub, respectively, dated as of the Closing Date, certifying to (i) the certificate of incorporation and by-laws of Purchaser or Acquisition Sub, as applicable; (ii) resolutions of the Board of Directors of Purchaser or Acquisition Sub, as applicable, approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and (iii) incumbency and signatures of the officers of Purchaser or Acquisition Sub, as applicable, executing this Agreement and any other certificate or document delivered in connection herewith;

               (d) a non-recourse certificate of each of Purchaser and Acquisition Sub, executed by the President or Vice President of Purchaser and Acquisition Sub, respectively, dated as of the Closing Date, certifying that all representations and warranties of Purchaser or Acquisition Sub, as applicable, herein contained are correct in all material respects as of the Closing Date as if made thereon and that Purchaser or Acquisition Sub, as applicable, has performed or complied in all material respects with all of the covenants and obligations required by this Agreement to be performed or complied with by Purchaser or Acquisition Sub, as applicable, on or prior to the Closing Date;

               (e) certificate of incorporation of Purchaser certified by the Secretary of State of the State of Delaware;

               (f) certificate of good standing for Purchaser from the Secretary of State of Delaware;

               (g) Articles of Incorporation of Acquisition Sub certified by the Secretary of State of the Commonwealth of Pennsylvania;

               (h) certificate of subsistence for Acquisition Sub from the Secretary of State of the Commonwealth of Pennsylvania;

               (i) the releases contemplated by Section 7.1(l); and

               (j) such other instruments and documents as are required by any other provisions of this Agreement to be delivered on the Closing Date by Purchaser or Acquisition Sub to the Company.


                                   ARTICLE IX
                             POST-CLOSING COVENANTS

     9.1 Further Assurance. At any time and from time to time from and after the Closing, the Company, Purchaser and Acquisition Sub will, at the request of the other parties hereto, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and other documents and perform or cause to be performed such acts and provide such information, as may reasonably be required to evidence or effectuate the Merger or the transactions contemplated by this Agreement or for the performance by the Company, Purchaser or Acquisition Sub of any of their other respective obligations under this Agreement.

     9.2 Confidentiality

               (a) The parties hereto agree with respect to the terms and conditions of this Agreement, including, without limitation, the Aggregate Merger Consideration, and all information that is furnished or disclosed by the other party (collectively, "Confidential Information"), that (i) such Confidential Information is confidential and/or proprietary to the furnishing/disclosing party and entitled to and shall receive treatment as such by the receiving party; (ii) the receiving party will hold in confidence and not disclose nor use (except in respect of the transactions contemplated by this Agreement) any such Confidential Information, treating such Confidential Information with the same degree of care and confidentiality as it accords its own confidential and proprietary information; provided, however, that (A) the receiving party shall not have any restrictive obligation with respect to any Confidential Information which (1) is contained in a printed publication available to the general public, (2) is or becomes publicly known through no wrongful act or omission of the receiving party, or (3) is known by the receiving party without any proprietary restrictions by the furnishing/disclosing party at the time of receipt of such Confidential Information, (B) the receiving party shall be entitled to disclose such information to its officers, directors, affiliates, employees, agents, advisors, lenders and prospective lenders, and (C) the Company shall be entitled to disclose any of the terms and conditions of this Agreement in the course of prosecuting its Action for Declaratory Judgment against Lynda Croker filed at G.D. 535 Civil 1998 in the Court of Common Pleas, Somerset County, Pennsylvania; and (iii) all such Confidential Information furnished to either party by the other, unless otherwise specified in writing, shall remain the property of the furnishing/disclosing party, and in the event this Agreement is terminated, shall be returned to it, together with any and all copies made thereof, upon request for such return by it (except for documents submitted to an Authority with the consent of the furnishing/disclosing party or upon subpoena and which cannot be retrieved with reasonable effort).

               (b) Each party hereto acknowledges that the remedy at law for any breach by either party of its obligations under Section 9.2(a) is inadequate and that the other party shall be entitled to equitable remedies, including an injunction, in the event of breach by the other party.

     9.3 Company's Future Real Estate Development.

               (a) The Surviving Company shall, and Purchaser shall cause the Surviving Company to, use commercially reasonable efforts from and after the Closing to develop residential units on the Real Property at such times and in such manner as is commercially prudent.

               (b) From and after the Closing, the Company shall not make any transfer of residential units or land (i) for consideration other than cash, without the prior written consent of the Deferred Exchange Agents, which consent shall not be unreasonably withheld, or (ii) in a transaction that is not either at arm's length or in consideration for less than fair market value unless the Company pays to the Deferred Exchange Agents the amount due under
Section 2.4 with respect to such transfer as if such transfer had been made for fair market value.


                                    ARTICLE X
                                 INDEMNIFICATION

     10.1 Indemnification by Merger Consideration Recipients. Subject to the limitations set forth below, Purchaser and the Surviving Company shall be entitled to be indemnified after the Closing for Adverse Consequences arising out of or resulting from any of the following:

               (a) the inaccuracy as of the date hereof of any representation or warranty of the Company contained in this Agreement (each a "Purchaser Warranty Claim");

               (b) the failure by the Company to perform any of its covenants or obligations hereunder;

               (c) the payment by the Company of any Company Closing Expenses in excess of the Company Closing Expense Estimate;

               (d) the amount, if any, awarded with respect to Dissenting Shares pursuant to Pennsylvania statutory dissenters rights proceedings (whether by a final, non-appealable judicial determination or by a settlement in lieu thereof) in excess of (i) with respect to Company Common Shares, the Per Common Share Merger Consideration (assuming only Per Share Minimum Aggregate Amounts of the Deferred Per Common Share Merger Consideration are paid) multiplied by the number of Dissenting Common Shares, and (ii) with respect to Company Preferred Shares, the Per Preferred Share Merger Consideration multiplied by the number of Dissenting Preferred Shares, in each case (i) and (ii) taking into account the time value of money from and after the Effective Time at a rate of 9% per annum; or

               (e) the failure by the Company to pay all Taxes imposed on or incurred by the Company for any taxable period ending on or before the Closing Date or any action by the Company which would cause the representations in
Section 3.27 (Tax Matters) to be inaccurate if such representations were made on and as of the Closing Date.

Any indemnification under this Section 10.1 shall be allocated equally among the Company Common Shares, other than Dissenting Common Shares. Purchaser and Acquisition Sub hereby acknowledge that the rights of indemnification of Purchaser and the Surviving Company as provided in this Section 10.1 are and shall be non-recourse to the Merger Consideration Recipients and the Deferred Exchange Agents.

     10.2 Indemnification by Purchaser. Subject to the limitations set forth below, each of Purchaser and the Surviving Company shall, jointly and severally, indemnify, defend and hold harmless the Merger Consideration Recipients after the Closing from and against any Adverse

Consequences arising out of or resulting from the inaccuracy of any representation or warranty of Purchaser or Acquisition Sub contained in this Agreement (each a "Company Warranty Claim") or the failure by Purchaser or Acquisition Sub to perform any of its covenants or obligations hereunder.

     10.3 Procedure for Indemnification.

               (a) If any Person shall claim indemnification hereunder (the "Claiming Party") for any claim other than a third party claim, the Claiming Party shall promptly give written notice to the other party from whom indemnification is sought (the "Responding Party") of the nature and amount of the claim.

               (b) If a Claiming Party shall claim indemnification hereunder arising from any claim or demand of a third party, the Claiming Party shall promptly give written notice (a "Third-Party Notice") to the Responding Party of the basis for such claim or demand, setting forth the nature of the claim or demand in detail. The Responding Party shall have the right to compromise or, if appropriate, defend at its own cost and through counsel of its own choosing, any claim or demand set forth in a Third-Party Notice giving rise to such claim for indemnification. In the event the Responding Party undertakes to compromise or defend any such claim or demand, it shall promptly (and in any event, no later than fifteen (15) days after receipt of the Third-Party Notice) notify the Claiming Party in writing of its intention to do so. The Claiming Party shall fully cooperate with the Responding Party and its counsel in the defense or compromise of such claim or demand. After the assumption of the defense by the Responding Party, the Claiming Party shall not be liable for any legal or other expenses subsequently incurred by the Responding Party in connection with such defense, but the Claiming Party may participate in such defense at its own expense. No settlement of a third party claim or demand defended by the Responding Party shall be made without the written consent of the Claiming Party, such consent not to be unreasonably withheld. The Responding Party shall not, except with written consent of the Claiming Party, such consent not to be unreasonably withheld, consent to the entry of a judgment or settlement which does not include as an unconditional term thereof, the giving by the claimant or plaintiff to the Claiming Party of an unconditional release from all liability in respect of such third party claim or demand.

               (c) Any claim for indemnification by Purchaser or the Surviving Company shall be directed to the Deferred Exchange Agents.

         10.4     Limitations on Indemnification.

               (a) Survival. The indemnities contained in this Article X shall expire on March 31, 2000, except with respect to claims (i) under Section 3.27 (Taxes), Section 3.29 (Title) and Section 3.45 (Bonds) as to which the indemnification rights shall survive only until thirty (30) days after the expiration of any applicable statute of limitations; (ii) under Sections 3.15 through 3.22 (Environmental Matters) as to which indemnification rights shall survive only until the third anniversary of the Closing; and (iii) under Sections 3.1, 4.1, 4.2, 4.3 and 4.4 (Corporate Formality) and Section 3.11 (Capitalization) as to which there shall be no expiration date of indemnification rights; provided, that if at the stated expiration of any indemnification rights there shall then be pending any indemnification claim duly made by a party hereto in accordance with this Agreement, such party shall continue to have the right to such indemnification rights with respect to such claim notwithstanding such expiration.

               (b) Exclusive Remedy. The indemnification rights provided in this
Article X are the party's exclusive remedies with respect to the matters described in Sections 10.1 and 10.2 and shall limit any liability of any party hereto which may arise by statute or common law (with the sole exception of fraud) with respect to such matters. Purchaser's and the Surviving Company's sole and exclusive remedy with respect to claims for indemnification under
Section 10.1 (other than any claims pursuant to Section 10.1(c), 10.1(d), or 10.1(e), for which Purchaser and the Surviving Company shall also be entitled to indemnity under Section 10.6) shall be to set-off, dollar-for-dollar, against Purchaser's obligation to pay the Aggregate Deferred Common Share Merger Consideration upon due notice to the Deferred Exchange Agents (who shall have the right to dispute any such claim against Purchaser or the Surviving Company) in accordance with Section 10.3 hereof. Other than as set forth in this Section 10.4(b), no pre-Closing or post-Closing claim under this Agreement may be made by Purchaser, Acquisition Sub or the Surviving Company against any Merger Consideration Recipient or against the Deferred Exchange Agents.

               (c) Deductible Against and Limitation On Purchaser's Right to Indemnification. Neither Purchaser nor the Surviving Company shall be entitled to indemnification for any amounts pursuant to Section 10.1(a) or 10.1(e) unless and until the aggregate Adverse Consequences suffered by Purchaser and the Surviving Company thereunder collectively exceeds $500,000, whereupon Purchaser and the Surviving Company shall be entitled only to be indemnified for Adverse Consequences suffered by Purchaser and the Surviving Company with respect thereto in excess of $500,000 (in the aggregate); provided, however, that Purchaser and the Surviving Company shall have no right of indemnification pursuant to Section 10.1(a) or 10.1(e) with respect to any single Adverse Consequence which is less than $25,000, and no such Adverse Consequence shall be taken into account in determining whether or the extent to which the $500,000 deductible in the preceding sentence has been exceeded.

               (d) Purchaser's Deductible. The Merger Consideration Recipients shall not be entitled to indemnification pursuant to Section 10.2 unless and until the Adverse Consequences suffered by the Merger Consideration Recipients in the aggregate exceeds $500,000, whereupon the Merger Consideration Recipients shall be entitled to indemnification in accordance with the provisions of
Section 10.2 from Purchaser for all Adverse Consequences suffered by the Merger Consideration Recipients in excess of $500,000. The Merger Consideration Recipients shall have no rights to indemnification pursuant to Section 10.2 with respect to any single Adverse Consequence which is less than $25,000 and no such Adverse Consequence shall be taken into account in determining whether or the extent to which the $500,000 deductible in the preceding sentence has been exceeded.

     10.5 Payment Due Date; Interest. Except for third-party claims being defended in good faith by the Responding Party in accordance with Section 10.3(b), the Responding Party shall satisfy its obligations hereunder within fifteen (15) days after receipt of notice of a claim. Any amount not paid to the Claiming Party by such date shall bear interest from the date and to the extent that the Responding Party disburses funds with respect thereto or, if no disbursement shall be made with respect thereto, the date of notice of its claim, at a rate equal to nine percent (9%) per annum from the date due until the date paid. If Purchaser is entitled to set-off any amounts against the Aggregate Deferred Common Share Merger Consideration pursuant to Section 10.4(b), such amount shall bear interest until the date that a payment would otherwise first be due and payable to the Deferred Exchange Agents pursuant to
Section 2.4, provided, however, that if the amount entitled to be set-off is greater than any such payment, the amount in excess of such payment shall continue to bear interest until the next payment equal to or greater than such amount would otherwise be due and payable pursuant to Section 2.4. Any amount improperly set-off hereunder whether or not being disputed in good faith and with respect to which it is determined, whether as a result of a final judgment or agreement between the parties, was not properly set-off, shall also bear interest at a rate of nine percent (9%) per annum from the date such amount should otherwise have been paid by Purchaser.

     10.6 Escrow Arrangement.

               (a) At the Effective Time, Purchaser shall deposit the sum of Three Million Dollars ($3,000,000) (such amount, as adjusted from time to time in accordance with the provisions of this Section 10.6, together with any income earned thereon, the "Escrow Fund") with the Escrow Agent to be held and disbursed by the Escrow Agent in accordance with the terms of this Agreement and the escrow agreement a ; provided, however, that in the event that there are no Dissenting Shares, the Escrow Fund shall initially be Two Million Dollars ($2,000,000).

               (b) In the event that Purchaser or the Surviving Company suffers any Adverse Consequences arising out of Section 10.1(c), 10.1(d) or 10.1(e), then, subject in the case of Section 10.1(e) to the limitation set forth in
Section 10.4(c), Purchaser and the Surviving Company, collectively, shall be entitled to be indemnified for such Adverse Consequences from the Escrow Fund and shall be paid in accordance with the terms of the Escrow Agreement.

               (c) Unless the amount of the Escrow Fund was initially Two Million Dollars ($2,000,000) because there were no Dissenting Shares, at such time as all Pennsylvania statutory dissenters rights proceedings with respect to Dissenting Shares are finally determined (whether by a final, non-appealable judicial determination or by a settlement in lieu thereof), the Escrow Fund shall be reduced by the excess, if any, of (i) One Million Dollars ($1,000,000) over (ii) the amount of the Adverse Consequences arising out of Section 10.1(d) suffered by Purchaser or the Surviving Company, collectively.

               (d) On the third anniversary of the Closing Date, any remaining Escrow Fund in excess of any pending claims by Purchaser or the Surviving Company for indemnification shall be disbursed by the Escrow Agent to the Deferred Exchange Agents for the benefit of the Merger Consideration Recipients and thereafter any remaining Escrow Funds shall be disbursed by the Escrow Agent as the pending claims to which they relate are resolved.


                                   ARTICLE XI
                                   TERMINATION

     11.1 Rights to Terminate. This Agreement and the Plan of Merger may be terminated at any time prior to the Closing only as follows:

               (a) by mutual written consent of the Company and Purchaser;

               (b) by the Company if Purchaser is in material breach of any material representation, warranty or covenant under this Agreement (and the Company is not then in material breach of any material representation, warranty or covenant) and such breach continues for ten (10) business days after written notice of the same to the breaching party or if the alleged breach is reasonably capable of being cured and the breaching party is working in good faith to cure such breach but it cannot be cured in ten (10) business days, said ten (10) business day period to cure such breach shall be extended by an additional twenty (20) days;

               (c) by Purchaser if the Company is in material breach of any material representation, warranty or covenant under this Agreement (and Purchaser and Acquisition Sub are not then in material breach of any material representation, warranty or covenant) and such breach continues for ten (10) business days after written notice of the same to the breaching party or if the alleged breach is reasonably capable of being cured and the breaching party is working in good faith to cure such breach but it cannot be cured in ten (10) business days, said ten (10) business day period to cure such breach shall be extended by an additional twenty (20) days;

               (d) by the Company or by Purchaser if, at or before the Closing,
(i) any condition set forth herein for the benefit of the Company or Purchaser, respectively, has not been met and has not been waived on or before October 31, 1998 or (ii) at any earlier date, circumstances become such that any such condition cannot be met by such date and such condition has not been waived;

               (e) by Purchaser or the Company if the Closing shall not have occurred on or before the close of business on the Closing Date, provided, that neither such party shall be entitled to terminate this Agreement pursuant to this Section 11.1(e) if such party's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

               (f) by the Company if it accepts a Superior Proposal pursuant to
Section 5.10 prior to approval of this Agreement by the Company's shareholders.

Each party's right of termination hereunder is in addition to any of the rights it may have hereunder or otherwise.

     11.2 Effects of Termination. Notwithstanding any other provision of this Agreement and the Plan of Merger, no termination of this Agreement and the Plan of Merger shall release (i) any party from any Liabilities arising hereunder for any pre-termination breaches hereof or intentional misrepresentations made herein or (ii) any party from its obligations under Section 9.2. If the Company terminates this Agreement pursuant to Section 11.1(f) (Superior Proposal), the Company shall pay to Purchaser as a break-up fee (and not as a penalty) the sum of Five Million Dollars ($5,000,000). If this Agreement is terminated pursuant to Section 11.1(d) because the condition set forth in Sections 6.1(n) (relating to the Buy/Sell Agreement) or 7.1(d) (relating to the Buy/Sell Agreement) either has not been satisfied or is not capable of being satisfied prior to the date set forth in Section 11.1(d), the Company shall pay to Purchaser as a break-up fee (and not as a penalty) the sum of One Million Dollars ($1,000,000).


                                   ARTICLE XII
                            MISCELLANEOUS PROVISIONS

     12.1 Public Announcements. Prior to the Closing Date, any announcements or similar publicity with respect to this Agreement or the transactions contemplated herein shall be at such time and in such manner as the Company and Purchaser shall mutually agree; provided, that nothing herein shall prevent either party upon notice to the other party from making such public announcements as such party's counsel may consider advisable in order to satisfy that party's legal obligations in such regard.

     12.2 Notices. All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission, (b) if given by certified or registered mail, return receipt requested, postage prepaid, three business days after being deposited in the U.S. mails and (c) if given by courier or other means, when received or personally delivered, and, in any such case, addressed as follows:

                    (i)    if to Purchaser or Acquisition Sub:

                           Booth Creek, Inc.
                           1000 South Frontage Road
                           Vail, Colorado  81657
                           Attention:  George N. Gillett, Jr.
                           Facsimile: (970) 479-0291
                           with a copy to:

                           Winston & Strawn
                           35 West Wacker Drive
                           Chicago, Illinois 60601
                           Attention:  Bruce A. Toth
                           Facsimile:  (312) 558-5700

                    (ii)   if to the Company:

                           Seven Springs Farm, Inc.
                           1976 Helen Road
                           Champion, PA 15622
                           Attention:  James N. McClure
                           Facsimile:  (814) 352-7215

                           with a copy to:

                           Kirkpatrick & Lockhart LLP
                           1500 Oliver Building
                           Pittsburgh, PA 15222-2312
                           Attention: Sanford B. Ferguson
                           Facsimile: (412) 355-8332

                    (iii)  if to the Deferred Exchange Agents:

                           Denise M. Dupre
                           49 Shaw Street
                           West Newton, MA  01473

                           Kenneth Dupre
                           Seven Springs
                           R.R. #1
                           Champion, PA  15622

                           James V. Sujansky
                           664 Samuels Road
                           Somerset, PA  15501
                           with a copy to:

                           Kirkpatrick & Lockhart LLP
                           1500 Oliver Building
                           Pittsburgh, PA 15222-2312
                           Attention: Sanford B. Ferguson
                           Facsimile: (412) 355-8332

or to such other addresses as may be specified by any such Person to the other Person pursuant to notice given by such Person in accordance with the provisions of this Section 12.2.

     12.3 Assignment. No party may assign or transfer any or all of its rights or obligations under this Agreement without the prior written approval of all the other parties; provided, however, that Purchaser may assign or transfer all (but not less than all) of its rights (but not its obligations) under this Agreement to any Person that is an Affiliate of Purchaser or Booth Creek, Inc.; and, provided, further, that Purchaser may collaterally assign its rights hereunder to any Person or Persons providing financing to Purchaser in connection with the transactions contemplated hereby; and provided, further, that any Merger Consideration Recipient may assign after Closing his, her or its rights to Deferred Common Share Merger Consideration to any other Merger Consideration Recipient, to any lineal descendent of any Merger Consideration Recipient or any trust or partnership established for the benefit of any such descendant, or to any Person by will.

     12.4 Benefit of the Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be construed so as to confer any right or benefit upon any Person, other than the parties hereto, the Merger Consideration Recipients and their respective successors and permitted assigns.

     12.5 Survival. Except as otherwise provided herein, the representations, warranties and covenants of the parties shall survive the Closing.

     12.6 Exhibits and Schedules. The Exhibits and Schedules hereto shall be construed with and as an integral part of this Agreement to the same effect as if the contents thereof had been set forth verbatim herein.

     12.7 Headings. The headings used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Agreement.

     12.8 Entire Agreement. This Agreement, together with the Partnership Agreements Amendment and the Partnership Interest Purchase Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and no other representations, promises, agreements or understandings regarding the subject matter hereof

(including, without limitation, the Letter of Intent) shall be of any force or effect unless in writing, executed by the party to be bound thereby and dated on or after the date hereof.

     12.9 Modifications and Waivers. No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the date hereof and signed by Purchaser, Acquisition Sub and the Company. No waiver of any breach, term or condition of this Agreement by any party shall constitute a subsequent waiver of the same breach, term or condition or any other breach, term or condition.

     12.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.11 Severability. In case any one or more of the provisions contained herein for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

     12.12 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE COMMONWEALTH OF PENNSYLVANIA.

     12.13 Expenses. Except as otherwise expressly provided herein, each party hereto shall pay all of its own costs and expenses incurred or to be incurred in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.


                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Merger as of the date first written above.

                                    BOOTH CREEK SKI HOLDINGS, INC.


                                    By:   /s/ George Gillett, Jr.
                                        --------------------------------------
                                    Title: Chairman, Chief Executive Officer
                                           and Assistant Secretary


                                    BOOTH CREEK SKI ACQUISITION, INC.


                                    By:  /s/ George Gillett, Jr.
                                        --------------------------------------
                                    Title: Chairman, Chief Executive Officer
                                           and Assistant Secretary



                                    SEVEN SPRINGS FARM, INC.


                                    By:  /s/ James N. McClure
                                        ---------------------------------------
                                    Title: President

                                    EXHIBIT A

                              LETTER OF TRANSMITTAL


   To accompany certificates for shares of Common Stock and Preferred Stock of

                            SEVEN SPRINGS FARM, INC.

   surrendered for the applicable merger consideration in connection with the merger of Booth Creek Ski Acquisition, Inc., a wholly-owned subsidiary of
     Booth Creek Ski Holdings, Inc., with and into Seven Springs Farm, Inc.

This letter should be delivered with accompanying stock certificates as soon as possible to:


                              BANKERS TRUST COMPANY

              By Mail:                       By Overnight Mail or Courier:                      By Hand:

     BT Services Tennessee, Inc.              BT Services Tennessee, Inc.                 Bankers Trust Company
         Reorganization Unit                Corporate Trust & Agency Group          Corporate Trust and Agency Group
          P. O. Box 292737                        Reorganization Unit                Attn: Reorganization Department
   Nashville, Tennessee 37229-2737              648 Grassmere Park Road                 Receipt & Delivery Window
                                              Nashville, Tennessee 37211            123 Washington Street, 1st Floor
                                                                                        New York, New York 10006

   Facsimile Transmission Number:                Confirm by Telephone:                        Information:
           (615) 835-3701                           (615) 835-3572                           (800) 735-7777



PLEASE READ THE ATTACHED INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

         Pursuant to the Agreement of Merger dated as of August 28, 1998 (the "Merger Agreement") among Booth Creek Ski Holdings, Inc. ("Purchaser"), Booth Creek Ski Acquisition, Inc. ("Acquisition Sub") and Seven Springs Farm, Inc. (the "Company"), the undersigned shareholder ("Merger Consideration Recipient") herewith surrenders for cancellation the following certificate(s), which formerly represented all of the shares of common stock of the Company ("Company Common Shares") and/or preferred stock of the Company ("Company Preferred Shares") owned (beneficially or of record) by the Merger Consideration Recipient (the Company Common Shares and Company Preferred Shares being surrendered hereunder, collectively, the "Shares"):

================================================================================
                                              Company Common Shares
================================================================================
     Name and Address of
Merger Consideration Recipient           Cert. No.            Number of Shares
================================================================================
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

================================================================================
Total
================================================================================

          (If the above space is inadequate, please attach a schedule)

================================================================================
                                             Company Preferred Shares
================================================================================
     Name and Address of
Merger Consideration Recipient           Cert. No.            Number of Shares
================================================================================
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

================================================================================
Total
================================================================================

          (If the above space is inadequate, please attach a schedule)


         Terms used herein, but not otherwise defined herein, shall have the meanings subscribed thereto in the Merger Agreement.

         PAYMENT FOR SHARES: You are hereby authorized and instructed to deliver, as set forth below, to the Merger Consideration Recipient the Closing Per Common Share Merger Consideration (as defined in the Merger Agreement) for each share evidenced by the enclosed certificate(s) formerly representing a Company Common Share and/or the Per Preferred Share Merger Consideration (as defined in the Merger Agreement) for each share evidenced by the enclosed certificate(s) formerly representing a Company Preferred Share, less any withholding therefrom required by applicable law, for all Company Common Shares and/or Company Preferred Shares, as applicable, owned by the Merger Consideration Recipient and formerly represented by the stock certificate(s) so surrendered and to take all necessary actions to effect such delivery.

         Each Merger Consideration Recipient is entitled to receive amounts payable to him or her by wire transfer pursuant to the "Wire Transfer Instructions" set forth on the last page hereof. If such instructions are not provided, the Closing Per Common Share Merger Consideration and/or Per Preferred Share Merger Consideration, as applicable, shall be paid by you by issuing a cashier's check in the name of the Merger Consideration Recipient and mailing the same to the address of the Merger Consideration Recipient indicated herein. The Merger Consideration Recipient understands that if payment is to be made to a person other than the registered holder of the certificate(s) surrendered herewith, it is a condition of such payment that the certificate(s) be properly endorsed or otherwise in proper form for transfer and that the Merger Consideration Recipient must pay any transfer or other Taxes required by reason of the payment to such other person or establish to the reasonable satisfaction of Purchaser that such Taxes have been paid or are not applicable.

         OWNERSHIP OF SHARES; AUTHORIZATIONS: The Merger Consideration Recipient represents and warrants that the Merger Consideration Recipient: (i) is the record owner of the certificates formerly representing the Shares, (ii) is the beneficial owner of the certificates formerly representing the Shares or has full authority and capacity to deliver certificates formerly representing the Shares on behalf of the beneficial owners, and (iii) has good and marketable title to the certificates formerly representing the Shares, free and clear of any liens, encumbrances, security agreements, claims, equities, charges, restrictions, voting agreements, proxies, options, rights of first refusal, calls, contractual rights or other interests or adverse claims. The Merger Consideration Recipient has all necessary power and authority to execute and deliver this Letter of Transmittal, and to consummate the transactions described herein, and the Letter of Transmittal is the legal, valid and binding obligation of the Merger Consideration Recipient.

         DEFERRED EXCHANGE AGENCY AGREEMENT: Reference is hereby made to Section 2.4, Section 2.11 and Article X of the Merger Agreement which provide for (i) the payment of the Aggregate Deferred Common Share Merger Consideration (as defined in the Merger Agreement) to the Merger Consideration Recipients (the "Deferred Merger Consideration Recipients") who hold Company Common Shares (other than Dissenting Shares (as defined in the Merger Agreement)) and surrender such Shares to you, together with a properly executed Letter of Transmittal and (ii) a portion of the merger consideration payable to the Deferred Merger Consideration Recipients to be held in escrow pursuant to the terms of the escrow agreement (the "Escrow Agreement") among Purchaser, the Surviving Company, the Deferred Exchange Agents (as defined below) and the escrow agent thereunder (the "Escrow Agent").

                  The Merger Consideration Recipient agrees, on behalf of himself or herself and his or her successors, permitted assigns, heirs, executors and legal representatives, to the following:

                  (a) Appointment. The Merger Consideration Recipient hereby constitutes and appoints, effective from and after the effective time of the Merger, Denise M. Dupre, an individual residing in West Newton, Massachusetts, Kenneth Dupre, an individual residing in Champion, Pennsylvania, and James V. Sujansky, an individual residing in Somerset, Pennsylvania, and their respective successors, assigns, heirs, executors and legal representatives, as the agents and representatives (the "Deferred Exchange Agents") of the Merger Consideration Recipient for all purposes relating to the Merger Agreement and the Escrow Agreement. In event of the death, resignation, incapacity or refusal to act of (i) Denise M. Dupre, then Rosemary Littlefield, an individual residing in Champion, Pennsylvania, shall automatically be deemed to be appointed as successor Deferred Exchange Agent to Denise M. Dupre, (ii) Kenneth Dupre, then Helen Dupre Durfee, an individual residing in Tahoe City, California, shall automatically be deemed to be appointed as successor Deferred Exchange Agent to Kenneth Dupre, and (iii) James V. Sujansky, then Joyce Monigal, an individual residing in Grover, Missouri, shall automatically be deemed to be appointed as successor Deferred Exchange Agent to James V. Sujansky, in each case subject to receipt by the Company, as the surviving company in the Merger (the "Surviving Company"), of a written acceptance from such successor. Notwithstanding the foregoing, in the event that any of the above-named individuals is a holder of Dissenting Shares, then such individual shall not be a Deferred Exchange Agent. In such event, or in the event of any of the successor Deferred Exchange Agents' death, resignation, incapacity or failure to timely accept the appointment in writing, the Deferred Merger Consideration Recipients shall promptly use their best efforts to designate another individual or individuals to act as their Deferred Exchange Agent or Agents, as the case may be, so that at all times there will be three Deferred Exchange Agents with the authority provided herein. Such successor Deferred Exchange Agents shall be designated by the Deferred Merger Consideration Recipients by an instrument in writing executed by Deferred Merger Consideration Recipients with an aggregate interest or right to receive not less than sixty percent (60%) of the unpaid Aggregate Deferred Common Share Merger Consideration, and such appointment shall become effective as to the successor Deferred Exchange Agents when such instrument shall have been delivered to any such proposed successor Deferred Exchange Agents (and accepted in writing) and a copy thereof received by Purchaser and the Surviving Company. If at any time there are less than three Deferred Exchange Agents, the act of the Deferred Exchange Agents then serving shall be the act of the Deferred Exchange Agents and shall bind the Deferred Merger Consideration Recipients, and Purchaser, the Surviving Company and the Escrow Agent shall be entitled to rely on any such action.

                  (b) Authorization. The Merger Consideration Recipient hereby authorizes the Deferred Exchange Agents, on the Merger Consideration Recipient's behalf and in his or her name, without inquiry of and without additional approval from the Merger Consideration Recipient to:

                           (i) Collect from Purchaser and the Surviving Company and distribute from time to time to the Deferred Merger Consideration Recipients and their successors and permitted assigns the Deferred Per Common Share Merger Consideration;

                           (ii) Initiate legal suits or other proceedings in the name of and on behalf of the Deferred Merger Consideration Recipients;

                           (iii) Receive all notices or documents given or to be given to the Deferred Merger Consideration Recipients by Purchaser or the Surviving Company pursuant to the Merger Agreement, the Escrow Agreement or hereto or in connection therewith or herewith, and to receive and accept service of legal process in connection with any suit or proceeding against the Deferred Merger Consideration Recipients arising under the Merger Agreement or the Escrow Agreement;

                           (iv) Engage counsel and such accountants and other advisors on behalf of the Deferred Merger Consideration Recipients and incur such other reasonable expenses on behalf of the Deferred Merger Consideration Recipients in connection with the Merger Agreement and the Escrow Agreement and the transactions contemplated thereby as the Deferred Exchange Agents may deem appropriate;

                           (v) Take such action on behalf of the Deferred Merger Consideration Recipients as the Deferred Exchange Agents may deem appropriate in respect of:

                                    (A) taking such action as the Deferred
                                    Exchange Agents are authorized to take
                                    herein and in the Merger Agreement and the Escrow Agreement;

                                    (B) receiving all documents or certificates and making all determinations on behalf of the Deferred Merger Consideration Recipients required herein and in the Merger Agreement and the Escrow Agreement;

                                    (C) all such other matters as the Deferred
                                    Exchange Agents may deem necessary or
                                    appropriate in connection with the
                                    administration of their duties under the Merger Agreement and the

                                    Escrow Agreement and the transactions
                                    contemplated by the Merger Agreement and the Escrow Agreement;

                                    (D) taking all such action as may be
                                    necessary after the date of the closing of the Merger (the "Closing Date") on behalf of the Deferred Merger Consideration Recipients to carry out any of the transactions contemplated by the Merger Agreement or the Escrow Agreement and permit any disbursements or payments out of the Deferred Per Common Share Merger Consideration or funds held pursuant to the Escrow Agreement (the "Escrow Funds"); and

                           (vi) Negotiate, compromise, settle and resolve on behalf of the Deferred Merger Consideration Recipients any claim by Purchaser or the Surviving Company for indemnification against the Deferred Merger Consideration Recipients pursuant to Article X of the Merger Agreement.

                  (c) Payments to Merger Consideration Recipients. The Deferred Exchange Agents shall from time to time (and in no event less frequently than annually) pay to the Deferred Merger Consideration Recipients, on a pro rata basis, in accordance with their respective rights under the Merger Agreement to receive Deferred Per Common Share Merger Consideration or Escrow Funds, the funds then held by the Deferred Exchange Agents received pursuant to the Merger Agreement or the Escrow Agreement, less such amount as the Deferred Exchange Agents deem appropriate, in their sole discretion, as a reserve to make the payments contemplated in (i) below.

                  (d) Irrevocable Appointment; Binding Effect. The appointment of the Deferred Exchange Agents hereunder is irrevocable (except as provided below), coupled with an interest and unconditional, will survive any subsequent disability or incapacity, and any action taken by the Deferred Exchange Agents pursuant to the authority granted hereunder shall be effective and absolutely binding on the Deferred Merger Consideration Recipients notwithstanding any contrary action of, or direction from, Purchaser or the Surviving Company or any of the Deferred Merger Consideration Recipients, except for actions taken by the Deferred Exchange Agents which are in bad faith or grossly negligent, and subject in all events to the right of all Deferred Merger Consideration Recipients to be treated on a pro rata basis, in accordance with their respective rights hereunder to receive Deferred Per Common Share Merger Consideration and Escrow Funds.

                  (e) Resignation and Removal. Any Deferred Exchange Agent may resign at any time by giving notice to Purchaser, the Surviving Company and the other Deferred Exchange Agents and to the Deferred Merger Consideration Recipients (at their addresses then last known to such Deferred Exchange Agent), which resignation shall be effective upon the appointment and qualification of a successor, the acceptance of the appointment by such successor and the giving of notice thereof to Purchaser, the Surviving Company and the other Deferred Exchange Agents. Any one or more Deferred Exchange Agents may be discharged and replaced by another person to act as his or her successor for any reason or no reason by an instrument in writing signed by Deferred Merger Consideration Recipients holding in the aggregate rights to receive not less than sixty percent (60%) of the Aggregate Deferred Common Share Merger Consideration then due, provided that notice thereof is delivered to Purchaser, the Surviving Company and the other Deferred Exchange Agents.

                  (f) Majority of Deferred Exchange Agents; Pro Rata Treatment of Merger Consideration Recipients. The act of a majority of the Deferred Exchange Agents shall be effective to bind all of the Deferred Merger Consideration Recipients; provided, however, that if at any time there are less than three Deferred Exchange Agents, the act of the Deferred Exchange Agents then serving shall be the act of the Deferred Exchange Agents and shall bind the Deferred Merger Consideration Recipients, and Purchaser, the Surviving Company and the Escrow Agent shall be entitled to rely on any such action. Notwithstanding anything else herein to the contrary, the Deferred Exchange Agents shall treat all Deferred Merger Consideration Recipients pro rata.

                  (g) Purchaser's Reliance. Purchaser, the Surviving Company and the Escrow Agent shall not be obliged to inquire into the identity or authority of the Deferred Exchange Agents, and such parties shall be fully protected in dealing with the Deferred Exchange Agents in good faith.

                  (h) Exculpation and Indemnification.

                      (i) In performing any of such Deferred Exchange Agents' duties hereunder and under the Merger Agreement and the Escrow Agreement, the Deferred Exchange Agents shall not incur any liability to any Person, except for liability caused by the Deferred Exchange Agents' willful misconduct, unlawful acts or gross negligence. Accordingly, the Deferred Exchange Agents shall not incur any such liability for (A) any action that is taken or omitted in good faith regarding any questions relating to the duties and responsibilities of the Deferred Exchange Agents hereunder and under the Merger Agreement and the Escrow Agreement, or (B) any action taken or omitted to be taken in reliance upon any instrument that the Deferred Exchange Agents shall in good faith believe to be genuine, to have been signed or delivered by a proper person or persons and to conform with the provisions of the Merger Agreement or the Escrow Agreement.

                      (ii) The Deferred Merger Consideration Recipients shall, on a pro rata basis, indemnify, defend and hold harmless the Deferred Exchange Agents against, from and in respect of any Adverse Consequence arising out of or resulting from the performance of such Deferred Exchange Agents' duties hereunder or in connection herewith and with the Merger Agreement and the Escrow Agreement (except for liabilities arising from the gross negligence, unlawful acts or willful misconduct of the Deferred Exchange Agents).

                  (i) Use of Funds. In satisfying any indemnification claims hereunder by the Deferred Exchange Agents against the Deferred Merger Consideration Recipients or in satisfying any amounts due for any fees or expenses incurred in connection with negotiating, compromising, settling and resolving on behalf of the Deferred Merger Consideration Recipients any claims pursuant to Article X of the Merger Agreement or in satisfying any other fees or expenses incurred by them in performance of their duties under the Merger Agreement or the Escrow Agreement, the Deferred Exchange Agents may use any cash received by them pursuant to the Merger Agreement or cash distributed to them pursuant to the Escrow Agreement.

                  (j) Interpleader. If the Deferred Exchange Agents are in their sole discretion unable to resolve any disputes that may arise between them and the Deferred Merger Consideration Recipients, the Deferred Exchange Agents may institute a bill of interpleader in any court of competent jurisdiction to determine the rights of the Deferred Merger Consideration Recipients.

         RELEASE: Effective as of the Closing, the Merger Consideration Recipient hereby irrevocably waives and releases all known and unknown claims it may have, in such Merger Consideration Recipient's capacity as a shareholder of the Company, against the Company, the Surviving Company, Purchaser, or Acquisition Sub, or any present, future and former directors, officers, agents, affiliates and employees of the Company, the Surviving Company, Purchaser or Acquisition Sub, from any and all actions, claims, causes of action or liabilities of any nature, in law or equity, known or unknown, and whether or not heretofore asserted, which such Merger Consideration Recipient ever had, now has or hereafter can, shall or may have against any of the foregoing entities or persons for, upon or by reason of any matter, cause or thing relating to the Merger Consideration Recipient's status as a shareholder of the Company, provided that this release shall not be deemed to limit or release any party from the provisions of the Merger Agreement or the Escrow Agreement or the provisions of any of the agreements referred to at A.23, A.24 or A.28 through 35, inclusive, in Schedule 1.2 of the Disclosure Schedules of the Merger Agreement. The release set forth in the foregoing sentence shall be binding upon all beneficiaries, heirs, executors, administrators, trustees in bankruptcy, legatees, distributes, successors, assigns and legal representatives of the Merger Consideration Recipient, and shall not be affected by, and shall survive the death, incapacity, dissolution, bankruptcy, liquidation or reorganization of the Merger Consideration Recipient.

         SO LONG AS THERE IS AT LEAST ONE DEFERRED EXCHANGE AGENT, THE MERGER CONSIDERATION RECIPIENT ACKNOWLEDGES THAT THE PURCHASER AND THE SURVIVING COMPANY SHALL HAVE NO OBLIGATION TO DEAL WITH ANY INDIVIDUAL MERGER CONSIDERATION RECIPIENT REGARDING ANY ISSUE ARISING UNDER THE ESCROW AGREEMENT OR THE MERGER AGREEMENT. SO LONG AS THERE IS AT LEAST ONE DEFERRED EXCHANGE AGENT, THE MERGER CONSIDERATION RECIPIENT WAIVES ANY AND ALL RIGHTS TO BRING ANY CLAIMS OR CAUSES OF ACTION UNDER THE MERGER AGREEMENT OR THE ESCROW AGREEMENT.

         GOVERNING LAW; CONSENT TO JURISDICTION. THE MERGER CONSIDERATION RECIPIENT AGREES THAT THE LETTER OF TRANSMITTAL AND THE AGREEMENTS SET FORTH HEREIN SHALL BE GOVERNED BY, CONSTRUED, INTERPRETED, AND THE RIGHTS OF THE PARTIES ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE COMMONWEALTH OF PENNSYLVANIA. THE MERGER CONSIDERATION RECIPIENT (A) CONSENTS TO SUBMIT HIMSELF OR

HERSELF TO THE PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE COMMONWEALTH OF PENNSYLVANIA IN THE EVENT ANY DISPUTE ARISES UNDER THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, (B) AGREES THAT HE OR SHE WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION OR VENUE BY MOTION OR OTHER REQUEST FOR LEAVE FROM SUCH COURT, AND (C) AGREES THAT HE OR SHE WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT OTHER THAN A STATE OR FEDERAL COURT SITTING IN THE COMMONWEALTH OF PENNSYLVANIA.

         OTHER DOCUMENTS: The Merger Consideration Recipient hereby agrees to execute or provide any additional documents, or take such additional actions, as Purchaser or the Surviving Company may deem reasonably necessary to evidence or effect surrender of the certificates formerly representing Shares covered by this Letter of Transmittal or to establish the right of the persons indicated in this Letter of Transmittal to receive any payment indicated in this Letter of Transmittal.

                            IMPORTANT TAX INFORMATION

         Under federal income tax law, a shareholder who surrenders certificates formerly evidencing Company Common Shares or Company Preferred Shares for payment of the applicable merger consideration is generally required by law to provide Purchaser with his or her correct taxpayer identification number on the Form W-9 accompanying this Letter of Transmittal. If Purchaser is not provided with the Merger Consideration Recipient's correct taxpayer identification number, the Merger Consideration Recipient may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, payments that are made to such Merger Consideration Recipient may be subject to backup withholding. Backup withholding also may be imposed if the Internal Revenue Service notifies Purchaser that the taxpayer identification number provided by the Merger Consideration Recipient is incorrect.

         If backup withholding applies, Purchaser is required to withhold 31% of any payments made to the Merger Consideration Recipient. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained.

PURPOSE OF FORM W-9

         To prevent withholding on payments that are made to a Merger Consideration Recipient, the Merger Consideration Recipient must notify Purchaser of the Merger Consideration Recipient's correct taxpayer identification number by completing the Form W-9 certifying under penalties of perjury that the taxpayer identification number provided on Form W-9 is correct (or that the Merger Consideration Recipient has applied for or intends, in the near future, to apply for a taxpayer identification number, and the Merger Consideration Recipient is not waiting for such number).

WHAT NUMBER TO GIVE

         The taxpayer identification number that the Merger Consideration Recipient is required to give is his or her social security number. If payment is to be made to other than the registered holder, the payee indicated under "Special Payment Instructions" or "Wire Transfer Instructions" must provide such payee's taxpayer identification number and complete the Form W-9 accompanying this Letter of Transmittal.

FORM W-8/FOREIGN PERSONS

         All persons who are not citizens of the United States or who are not otherwise United States persons, as that term is defined in the Internal Revenue Code of 1986, as amended, which term includes, among other things, a corporation organized under the laws of any state, should complete Form W-8 in lieu of Form W-9.

EMPLOYEE OWNERS OF STOCK

         Payments made to employees who otherwise own stock acquired as a consequence of their employment with the Company, which stock is still subject to ownership restrictions that cause the employee or other persons to then not be treated as the unrestricted owner of the stock for tax purposes, are generally subject to withholding of applicable Federal, state and local income and employment related taxes. Any income taxes withheld shall be deemed to have been paid by such shareholder, who may then claim a credit against such shareholder's personal tax liability in an amount equal to such withheld taxes. Any affected shareholders should consult with their tax advisors and the Company as to the impact of such taxes.


                  INSTRUCTIONS FOR SURRENDERING CERTIFICATE(S)
      (in connection with the merger of Booth Creek Ski Acquisition, Inc., a wholly-owned subsidiary of Booth Creek Ski Holdings, Inc., with and into Seven Springs Farm, Inc.)

         In accordance with the terms of the Merger Agreement, upon surrender of certificates representing the Shares, the holder thereof is entitled to receive his or her portion of the applicable merger consideration described in the Merger Agreement for all Company Common Shares or Company Preferred Shares surrendered by the Merger Consideration Recipient. To receive such merger consideration, the Merger Consideration Recipient must send this Letter of Transmittal, properly filled in, dated, and signed, together with the certificate(s) evidencing the Shares, to Bankers Trust Company at the address set forth above.

         1. Signatures. This Letter of Transmittal must either: (a) be signed by the registered holder(s) of the certificate(s) transmitted with this Letter of Transmittal; or (b) signed by a transferee to whom such certificates have been duly transferred by the registered holder (such transfer to be evidenced as described in paragraph 2 below). THE MERGER CONSIDERATION RECIPIENT MUST HAVE HIS OR HER SIGNATURE GUARANTEED BY A FINANCIAL INSTITUTION (INCLUDING MOST BANKS, SAVINGS AND LOAN ASSOCIATIONS AND BROKERAGE HOUSES) WHICH IS A PARTICIPANT IN THE SECURITIES TRANSFER AGENTS MEDALLION PROGRAM, THE NEW YORK STOCK EXCHANGE MEDALLION SIGNATURE PROGRAM, OR THE STOCK EXCHANGE MEDALLION PROGRAM, and such persons must complete the Internal Revenue Service Form W-9, as described below. If any surrendered certificates are held of record in joint tenancy, both joint tenants must sign. If the surrendered certificates are held of record in joint tenancy and one joint tenant is deceased, the surviving joint tenant must send a death certificate of the deceased joint tenant along with this Letter of Transmittal. All signatures must correspond with the name as written on the tendered certificates or as otherwise provided in this paragraph.

         2. Payment to Other than the Registered Holder. If any payment for Company Common Shares or Company Preferred Shares is to be made in a name other than the name of the registered holder of the surrendered certificate, the certificate so surrendered must be duly endorsed by the registered holder to the person to whom payment is to be made, or the surrendered certificate must be accompanied by a duly executed stock power, in each case with the signature guaranteed (as described above in paragraph 1), evidencing proper assignment of the Company Common Shares or Company Preferred Shares represented by said certificate. Also, any person requesting payment to anyone other than the registered holder of the Company Common Shares or Company Preferred Shares being surrendered must pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder or establish to the satisfaction of Purchaser that such Tax has been paid or is not payable.

         3. Special Instructions/Wire Transfers. Please complete the applicable special instruction boxes if either: (a) cashier's checks for the merger consideration are to be issued in a name other than the name of the Merger Consideration Recipient; or (b) payments of the applicable merger consideration are to be made by wire transfer (whether such payments are to be made for the account of the Merger Consideration Recipient or that of a person other than the Merger Consideration Recipient).

         4. Certificates in Different Names. If certificates are registered in different names, it will be necessary to complete, sign, and submit as many separate Letters of Transmittal as there are different registrations or certificates surrendered.

         5. Lost Certificates. If certificates have been lost, stolen, or destroyed, that fact should be indicated on the face of this Letter of Transmittal, and the Merger Consideration Recipient should contact Bankers Trust Company for further instructions.

         6. Delivery of Certificates. All certificates should be delivered at one time for surrender. A Letter of Transmittal and the stock certificate(s) must be received by Bankers Trust Company, in satisfactory form, in order to make an effective surrender. Delivery of the certificates and other documents will be effected, and the risk of loss and title to the certificate(s) will pass, only upon proper delivery of the certificate(s) to Bankers Trust Company. The method of delivery of the Letter of Transmittal and the stock certificate(s) is at the option and risk of the Merger Consideration Recipient, but if mail is used, registered mail with proper insurance is suggested as a precaution against loss.

         7. Comply with all Conditions. Failure to accurately complete this Letter of Transmittal, to obtain guarantees of signatures, or to comply with the other conditions and requirements of this Letter of Transmittal may affect the closing of the Merger Agreement. Purchaser may, entirely at its election, waive any of the conditions or requirements specified herein. All determinations as to whether the conditions and requirements of this Letter of Transmittal have been complied with shall be made by Bankers Trust Company and shall be final and binding.

         8. Form W-9. Please complete the Internal Revenue Service Form W-9 (or, in the case of a non-United States person, a Form W-8) accompanying this Letter of Transmittal. Failure to do so may result in withholding of a portion of the payment to be made hereunder.

         9. Additional Information. If you need an additional Letter of Transmittal or require additional information or explanations, please call the Corporate Trust and Agency Group at Bankers Trust Company at 1-800-735-7777.

         10. Cancellation of Shares. Subject to and in accordance with the terms of the Merger Agreement, all Company Common Shares and Company Preferred Shares outstanding prior to the Merger and held by the Merger Consideration Recipient will be canceled at the Effective Time.

         11. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Merger Consideration Recipient contained in this agreement shall survive the Closing Date indefinitely.

         12. Representations Regarding Merger Agreement. The Merger Consideration Recipient acknowledges that he, she or it has been provided with a fully executed copy of the Merger Agreement (including schedules and exhibits) and the Escrow Agreement and approves the terms and provisions thereof. In the event of any conflict between the terms of the Merger Agreement and this Letter of Transmittal, the Merger Agreement shall be controlling.

--------------------------------------------------------------------------------
                           WIRE TRANSFER INSTRUCTIONS

         To be completed if payments are to be made by wire transfer. Please make payments by wire transfer to the following accounts and in the following amounts in accordance with the following instructions:

               Bank ABA Number:
                               ---------------------------------------
               Bank Name and Address:
                                     ---------------------------------

                                     ---------------------------------

                                     ---------------------------------
               Account Name:
                            ------------------------------------------
               Account Number:
                              ----------------------------------------

--------------------------------------------------------------------------------

                            Guarantee of Signature(s)

  ----------------------------------------------------------------------------

  ----------------------------------------------------------------------------

         (ALL MERGER CONSIDERATION RECIPIENTS' SIGNATURES APPEARING HEREON MUST BE GUARANTEED BY A FINANCIAL INSTITUTION (INCLUDING MOST BANKS, SAVINGS AND LOAN ASSOCIATIONS AND BROKERAGE HOUSES) WHICH IS A PARTICIPANT IN THE SECURITIES TRANSFER AGENTS MEDALLION PROGRAM, THE NEW YORK STOCK EXCHANGE MEDALLION SIGNATURE PROGRAM, OR THE STOCK EXCHANGE MEDALLION PROGRAM)

         The undersigned hereby guarantees the signature(s) that appear on this Letter of Transmittal and the stock certificate(s) formerly representing the Company Common Shares and/or Company Preferred Shares surrendered pursuant to this Letter of Transmittal.

Authorized Signature:
                     -----------------------------------------------------------
Name of Firm:
             -------------------------------------------------------------------
Dated:
      --------------------------------------------------------------------------

*THE MERGER CONSIDERATION RECIPIENT MUST ALSO COMPLETE THE FORM W-9 ACCOMPANYING THIS LETTER OF TRANSMITTAL. FAILURE TO COMPLETE SUCH FORM MAY RESULT IN BACKUP WITHHOLDING OF 31% OF ANY PAYMENTS DUE.


            ALL MERGER CONSIDERATION RECIPIENTS
                         SIGN HERE

  ----------------------------------------------------------------------------

  ----------------------------------------------------------------------------
                            Signature(s) of Owner(s)


(Must be signed by registered holder(s) as name(s) appear on stock certificate(s) or by person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. If any certificate being surrendered is held of record in joint tenancy, both joint tenants must sign.

MERGER CONSIDERATION RECIPIENT SHOULD COMPLETE:

Dated:
      --------------------------------------------------------------------------

Name(s):
        ------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                 (Please Print)

Capacity:
         -----------------------------------------------------------------------

Address:
        ------------------------------------------------------------------------
                              (Including Zip Code)

Area Code and Telephone Number (   )
                                --- --------------

CHECKS WILL BE MAILED TO THE ADDRESS ABOVE UNLESS OTHERWISE INDICATED

                           WITHHOLDING TAX CERTIFICATE
                                  (INDIVIDUALS)




                  I, ___________________, hereby certify the following:

                  1. I am not a nonresident alien or foreign person for purposes of U.S. income taxation;

                  2. My U.S. taxpayer identification number (Social Security number) is ________________________; and

                  3. My home address is ____________________________________.

                  I understand that this certification may be disclosed to the Internal Revenue Service.

                  Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete.



                                             _________________________
                                                     SIGNATURE


                                             _________________________
                                                       DATE

                               SUBSTITUTE FORM W-9

------------------------------------------------------------------------------------------------------------------------------------
                                                 PAYOR'S NAME: BANKERS TRUST COMPANY
------------------------------------------------------------------------------------------------------------------------------------
SUBSTITUTE                Name
                              -----------------------------------------------------------------------------------------
                          Address
                                 --------------------------------------------------------------------------------------

                                 --------------------------------------------------------------------------------------
FORM W-9                                                     (Number and Street)
DEPARTMENT OF THE
TREASURY                         --------------------------------------------------------------------------------------
INTERNAL REVENUE                        (City)                    (State)               (Zip Code)
SERVICE

PAYOR'S REQUEST
FOR TAXPAYER
IDENTIFICATION
NUMBER (TIN) AND
CERTIFICATION
                          ----------------------------------------------------------------------------------------------------------
                          PART 1 - PLEASE PROVIDE YOUR TIN IN THE BOX AT     TIN
                          RIGHT AND CERTIFY BY SIGNING AND DATING BELOW         ----------------------------------
                                                                                    (Social Security Number or
                                                                                  Employer Identification Number)
                          ----------------------------------------------------------------------------------------------
                          PART 2 - FOR PAYEES EXEMPT FROM BACKUP WITHHOLDING PLEASE WRITE "EXEMPT" HERE

                          (SEE INSTRUCTIONS)
                                             ---------------------------------------------------------------------
                          ----------------------------------------------------------------------------------------------

                           PART 3 - CERTIFICATION UNDER PENALTIES OF PERJURY, I CERTIFY THAT (1) The number shown on this form is my correct TIN (or I am waiting for a number to be issued to me), and (2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the
                           Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends or (c) the IRS has notified me that I am no longer subject to backup withholding.

                          SIGNATURE                                        DATE:
                                    -------------------------------------        ---------------------------------
------------------------------------------------------------------------------------------------------------------------------------

         You must cross out Part 2 above if you have been notified by the IRS that you are currently subject to backup withholding because of underreporting interest or dividends on your tax return.


            YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU WROTE
               "APPLIED FOR" IN PART 1 OF THE SUBSTITUTE FORM W-9

--------------------------------------------------------------------------------
             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and that I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office (or I intend to mail or deliver an application in the near future). I understand that if I do not provide a taxpayer identification number to the payor, the Payor is required to withhold 31 percent of all cash payments made to me until I provide a number.

  SIGNATURE                                              DATE
            --------------------------------------------      ----------------
--------------------------------------------------------------------------------

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP
      WITHHOLDING OF 31 PERCENT OF ANY CASH PAYMENTS.

                                    EXHIBIT B

                                 PLAN OF MERGER


         THIS PLAN OF MERGER, dated __________, 1998, between SEVEN SPRINGS FARM, INC., a Pennsylvania corporation (the "Company"), and Booth Creek Ski Acquisition, Inc., a Pennsylvania corporation ("Acquisition") (the Company and Acquisition are collectively referred to as the "Constituent Corporations").

                                   WITNESSETH:

         WHEREAS, the Company is a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, with its registered office at 1976 Helen Road, Champion, Pennsylvania 15622; and

         WHEREAS, Acquisition is a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, with its registered office provider at CT Corporation System, County of Philadelphia, Pennsylvania; and

         WHEREAS, the authorized capital stock of the Company consists of 750 shares of common stock, par value $100 per share (the "Company Common Stock"), all of which are issued and outstanding and none of which is held in the treasury of the Company and 1,750 shares of preferred stock, par value $100 per share (the "Company Preferred Stock"), all of which are issued and outstanding and none of which is held in the treasury of the Company; and

         WHEREAS, the authorized capital stock of Acquisition consists of 100 shares of common stock, par value $.01 per share (the "Acquisition Common Stock"), all of which are issued and outstanding and none of which is held in the treasury of Acquisition; and

         WHEREAS, the Constituent Corporations and Booth Creek Ski Holdings, Inc., a Delaware corporation (the "Purchaser"), have entered into an Agreement of Merger dated August 28, 1998 (the "Agreement"), providing for, among other things, the execution and acknowledgment of this Plan of Merger and for the merger of Acquisition with and into the Company, with the Company as the surviving corporation (the "Merger"), upon the terms set forth in the Agreement and this Plan of Merger; and

         WHEREAS, the respective Boards of Directors of the Constituent Corporations deem the Merger to be desirable and in the best interests of each of the Constituent Corporations and their respective shareholders and have approved the Agreement, the Merger and this Plan of Merger by resolutions duly adopted and have directed that the Plan of Merger be submitted to a vote of their respective shareholders entitled to vote thereon for consideration and action with respect thereto.

         NOW, THEREFORE, for and in consideration of the premises and of the mutual promises, stipulations, agreements, covenants and conditions herein contained, and for the purpose of stating the terms and conditions of the Merger, the mode of carrying the same into effect, the manner of converting the shares of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time (defined below) of the Merger into cash and certain other rights and the manner of converting the shares of Acquisition Common Stock issued and outstanding immediately prior to the Effective Time into shares of Company Common Stock, and such other details and provisions as are deemed desirable and in accordance with the applicable provisions of the Pennsylvania Business Corporation Law of 1988, as amended, the parties hereto agree as follows, intending to be legally bound hereby:

                                    1. Merger

         At the Effective Time on the Effective Date (defined below) of the Merger, Acquisition shall be merged with and into the Company, with the Company as the surviving corporation of the Merger (the "Surviving Company"). Subject to the terms and conditions herein provided, Articles of Merger prepared in accordance with this Plan of Merger and in accordance with the provisions of the Pennsylvania Business Corporation Law of 1988, as amended, shall be executed and filed with the Department of State of the Commonwealth of Pennsylvania on the Effective Date. Following the Effective Time of the Merger, the corporate existence of the Company shall continue unaffected and unimpaired, and as the Surviving Company of the Merger, the Company shall continue to be a corporation governed by the laws of the Commonwealth of Pennsylvania.

                 2. Effective Time and Effective Date of Merger

         The Merger shall become effective at the time (the "Effective Time") and on the date (the "Effective Date") that the Articles of Merger shall have been filed in the Department of State of the Commonwealth of Pennsylvania.

                          3. Articles of Incorporation

         At the Effective Time, the Articles of Incorporation of the Surviving Company shall be amended and restated so that the same shall read as did the Articles of Incorporation of Acquisition as in effect immediately prior to the Effective Time of the Merger, except that the name of the Surviving Company shall remain unchanged. Said Articles shall be and remain the Articles of Incorporation of the Surviving Company until amended in accordance with applicable law.

                                    4. Bylaws

         At the Effective Time of the Merger, the bylaws of the Company shall be amended and restated so that the same shall read as did the bylaws of Acquisition as in effect immediately prior to the Effective Time of the Merger, except that the name of the Surviving Company shall remain unchanged.

                       5. Board of Directors and Officers

         At the Effective Time of the Merger, those persons serving as the directors and officers of Acquisition immediately prior to the Effective Time of the Merger shall become the directors and officers of the Surviving Company, respectively, each of such directors and officers to hold office until their respective successors are duly elected or appointed or qualified or their earlier death, resignation or removal.

                 6. Manner of Converting and Exchanging Shares

         6.1 The manner of converting and exchanging the Company Common Stock shall be as follows:

             (a) Each share of Company Common Stock issued and outstanding on the Effective Date (including shares subject to restrictions as to transfer or otherwise, but excluding

Company Common Stock held by the Company's shareholders, if any, who shall object to this Plan of Merger pursuant to Section 1930 of the Pennsylvania Business Corporation Law of 1988, as amended, and who shall comply with the provisions of Subchapter D of Chapter 15 of such law concerning dissenting shareholders) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for the right to receive
(i) the Closing Per Common Share Merger Consideration (as defined in the Agreement), (ii) a pro rata portion of amounts payable to the Merger Consideration Recipients (as defined in the Agreement) under the Escrow Agreement (as defined in the Agreement), and (iii) the Deferred Per Common Share Merger Consideration (as defined in the Agreement), payable pursuant to the terms of the Agreement.

             (b) Each share of Company Preferred Stock issued and outstanding on the Effective Date (including shares subject to restrictions as to transfer or otherwise, but excluding Company Preferred Stock held by the Company's shareholders, if any, who shall object to this Plan of Merger pursuant to
Section 1930 of the Pennsylvania Business Corporation Law of 1988, as amended, and who shall comply with the provisions of Subchapter D of Chapter 15 of such law concerning dissenting shareholders) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for the right to receive the Per Preferred Share Merger Consideration (as defined in the Agreement), payable pursuant to the terms of the Agreement.

             (c) Each share of Company Common Stock and Company Preferred Stock issued and outstanding on the Effective Date of the Merger held by a Company shareholder who shall object to this Plan of Merger pursuant to Section 1930 of the Pennsylvania Business Corporation Law of 1988, as amended, and who shall comply with the provisions of Subchapter D of Chapter 15 of such law concerning dissenting shareholders, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a right in such shareholder only to receive payment therefor as provided in said Subchapter D of Chapter 15 of such law, and such shareholder shall not be entitled to vote or to exercise any other rights of a shareholder as to such shares of Company Common Stock and Company Preferred Stock with respect to which such shareholder dissents.

             6.2 The manner of converting and exchanging the shares of Acquisition Common Stock shall be as follows: each share of Acquisition Common Stock issued and outstanding on the Effective Date of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for one share of the Surviving Company's Common Stock of the par value of $.01 per share, duly and validly issued and fully paid and non-assessable.

                 7. Surrender of Certificates for Cash Payments

         From and after the Effective Time, each holder of certificates formerly representing shares of Company Common Stock and Company Preferred Stock converted by virtue of the Merger shall, upon surrender of such certificates to the Closing Exchange Agent (as defined in the Agreement), together with a duly executed Letter of Transmittal (as defined in the Agreement), and in accordance with Sections 2.3 and 2.6 of the Agreement, be entitled forthwith to receive the consideration to which such holder is entitled pursuant to the terms of this Plan of Merger and the Agreement.

         From and after the Effective Time, each certificate which, prior to the Effective Time, represented shares of the outstanding Company Common Stock and Company Preferred Stock shall evidence only the right to the consideration on the basis set forth in Article 6 hereof. The aforesaid conversion shall be complete and effective at the Effective Time without regard to the date or dates upon which outstanding certificates of Company Common Stock and Company Preferred Stock are surrendered.

                            8. Rights and Obligations

         At the Effective Time of the Merger, the separate existence of Acquisition shall cease and in accordance with the terms of the Agreement and this Plan of Merger, the Company shall possess and be vested with all of the rights, privileges, franchises, immunities and powers and all property (real, personal or mixed) of Acquisition, debts due to Acquisition, chooses in action and all other things belonging to Acquisition, and the Company shall be subject to all of the restrictions, liabilities, disabilities and duties of Acquisition.

         The identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of the Company shall continue unaffected and unimpaired by the Merger.

                        9. Multiple Counterparts; Titles

         For the convenience of the parties hereto and to facilitate the required filing of documents, any number of counterparts of this Plan of Merger may be executed, and each such counterpart shall be deemed to be an original instrument.

         The titles of the Articles of this Plan of Merger are inserted for convenience of reference and shall not affect the meaning of the terms hereof.

                            10. Abandonment of Merger

         Notwithstanding the approval of this Plan of Merger by the shareholders of either or both of the Constituent Corporations, this Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Date of the Merger in the manner and upon the conditions set forth in the Agreement.

                                 11. Amendments

         Prior to the Effective Time, the Boards of Directors of the Constituent Corporation may amend this Plan of Merger, except that any amendment made subsequent to the adoption of the Plan by the shareholders of any Constituent Corporation shall not change:

                  (a) the amount or kind of shares, obligations, cash, property or rights to be received in exchange for or on conversion of all or any of the shares of the Constituent Corporations;

                  (b) any term of the Articles of Incorporation of the Surviving Company to be effected by the Merger; or

                  (c) any of the terms and conditions of this Plan of Merger if the change would adversely affect the holders of any shares of the Constituent Corporations.

         IN WITNESS WHEREOF, each of the Constituent Corporations has caused this Plan of Merger to be signed by a duly authorized officer in accordance with the Pennsylvania Business Corporation Law of 1988, as amended, and attested by the signature of its Secretary or an Assistant Secretary, all as of the day and year first above written.

                                 SEVEN SPRINGS FARM, INC.




                                 By: ___________________________________
                                 Title: ________________________________





                                 BOOTH CREEK SKI ACQUISITION, INC.




                                 By: ___________________________________
                                 Title: ________________________________

                                    EXHIBIT C

                  FORM OF OPINION OF KIRKPATRICK & LOCKHART LLP


                                 [Closing Date]

Booth Creek Ski Holdings, Inc.
Booth Creek Ski Acquisition, Inc.
c/o Booth Creek, Inc.
1000 South Frontage Road
Vail, Colorado  81657

         Re:      Seven Springs Farm, Inc.

Ladies and Gentlemen:

         We have acted as special counsel to Seven Springs Farm, Inc., a Pennsylvania corporation (the "Company"), Dupre Enterprises (24), a Pennsylvania general partnership (the "Partnership"), and Seven Springs Enterprises, Inc., a Pennsylvania corporation (the "Partnership Merger Subsidiary") in connection with the execution and delivery by (i) the Company of the Agreement of Merger dated as of August 28, 1998 (the "Booth Creek Merger Agreement"), by and between Booth Creek Ski Holdings, Inc., a Delaware corporation ("Purchaser"), Booth Creek Ski Acquisition, Inc., a Pennsylvania corporation ("Acquisition Sub"), and the Company, which agreement provides for the merger of Acquisition Sub with and into the Company (the "Booth Creek Merger") and (ii) the Partnership and the Partnership Merger Subsidiary of the Dupre Enterprises (24) Partnership Agreement and Plan of Merger dated September __, 1998 between the Partnership and the Partnership Merger Subsidiary (the "Partnership Merger Agreement"), which agreement provides for the merger of the Partnership into the Partnership Merger Subsidiary (the "Partnership Merger"). We are delivering this opinion letter to you at the Company's request pursuant to Section 8.3(c) of the Merger Agreement.

         Capitalized terms used but not defined in this opinion letter have the meanings given them in the Booth Creek Merger Agreement.

         In connection with rendering the opinions set forth below, we have examined the Merger Agreement, the Plan of Merger attached as Exhibit B to the Merger Agreement, the Escrow Agreement dated as of _________, 1998 by and among Purchaser, the Company, the Deferred Exchange Agents and Chicago Title Insurance Company as Escrow Agent, the Partnership Merger Agreement, the Articles of Merger in respect of the Booth Creek Merger (the "Booth Creek Articles of Merger") and the Articles of Merger in respect of the Partnership Merger (the "Partnership Articles of Merger") (collectively, the "Transaction Documents"). We have also

Booth Creek Ski Holdings, Inc.
Booth Creek Ski Acquisition, Inc.
[Closing Date]
Page 2

reviewed the Letters of Transmittal attached as Exhibits A to the Booth Creek Merger Agreement and the Partnership Merger Agreement (the "Letters of Transmittal"). We have also examined and relied on certificates of public officials, certificates of an officer of the Company and a managing partner of the Partnership (the "Partnership Certificate") with respect to certain matters of fact that are material to our opinions in this letter. A copy of these certificates are attached to this opinion letter. We have not independently established the facts so relied on.

         References in this opinion letter to our knowledge or our awareness mean a conscious awareness of facts by lawyers currently with this firm who have given substantive legal attention to representation of the Company, the Partnership Merger Subsidiary and the Partnership (the "Pennsylvania Companies") in matters relating directly to the Transaction Documents.

         For purposes of this opinion letter, we have made the assumptions listed in Section 4 of the Legal Opinion Accord of the American Bar Association Section of Business Law (1991). We also point out that the proposed parties to the Letters of Transmittal are not our clients and that, for the limited purpose set out below, we have made the assumptions listed in Section 4 of the Legal Opinion Accord of the American Bar Association Section of Business Law (1991) with respect to all such persons.

         The opinions expressed in this letter are limited to the effect on the Transaction Documents of the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America. We are not opining on, and we assume no responsibility with respect to, the laws of any other jurisdiction or the local laws of any jurisdiction within the Commonwealth of Pennsylvania. We express no opinion as to choice of law with respect to, or consent to jurisdiction contained in, the Letters of Transmittal.

         Based on the foregoing and such other inquiry as to fact and law as we have deemed necessary, and subject to the foregoing and additional qualifications and other matters set forth below, it is our opinion that:

         1. Each of the Company and the Partnership Merger Subsidiary (each a "Pennsylvania Corporation") is a corporation validly existing and presently subsisting under the laws of the Commonwealth of Pennsylvania. Each Pennsylvania Corporation has the corporate power and authority to carry on its business as presently conducted, to execute, deliver, and perform its obligations under the Transaction Documents to which it is a party and, to consummate the Booth Creek Merger (in the case of the Company) and the Partnership Merger (in the case of the Partnership Merger Subsidiary), (b) has taken all necessary corporate action to authorize the execution, delivery, and performance of the Transaction Documents to which it is a

Booth Creek Ski Holdings, Inc.
Booth Creek Ski Acquisition, Inc.
[Closing Date]
Page 3

party and to consummate the transactions thereunder, and (c) has duly executed and delivered the Transaction Documents to which it is a party.

         2. The Partnership (a) has the partnership power and authority under the Pennsylvania UPA (as defined below) to execute, deliver, and perform its obligations under the Partnership Merger Agreement and to consummate the Partnership Merger, (b) has, to our knowledge, taken all necessary partnership action under the Pennsylvania Business Corporation Law ("BCL") to authorize the execution, delivery and performance of the Partnership Merger Agreement, and (c) has duly executed and delivered the Partnership Merger Agreement.

         3. Subject to filing Articles of Merger in the Office of the Department of State of the Commonwealth of Pennsylvania applicable to the Booth Creek Merger and the Partnership Merger (collectively, the "Mergers"), the Transaction Documents to which each Pennsylvania Company is a party are each a valid and binding obligation of such entity, each enforceable against it in accordance with its terms.

         4. The Letters of Transmittal, when duly executed and delivered by the Merger Consideration Recipients or the partners of the Partnership, as the case may be, other than Partners (defined below) who exercise dissenters rights, will be a valid and binding obligation of each such person, enforceable against such person in accordance with its terms.

         5. The execution and delivery by each Pennsylvania Corporation of, and the performance by each Pennsylvania Corporation of its obligations under, the Transaction Documents to which it is a party do not violate its articles of incorporation or bylaws.

         6. The execution and delivery by each Pennsylvania Company of, and the performance by each Pennsylvania Company under, the Transaction Documents to which it is a party do not breach or constitute a default under, and do not create any lien or encumbrance upon the assets or property of any surviving company to the Mergers under any written contract identified in Schedule 1.1 of the Disclosure Schedules to the Booth Creek Merger Agreement, the effect of which would have a Material Adverse Effect on the surviving companies to the Mergers, except that we express no opinion with respect to the effect of the Transaction Documents or the consummation thereof on the Agreement Affecting the Transfer of the Common and Preferred Stock of Seven Springs Farm, Inc., dated January 10, 1969, as amended, among the Company, Helen Dupre, Phillip Dupre, Herman Dupre, and Luitgarde Dupre Sujansky (the "Buy/Sell Agreement") which is currently the subject of litigation in Civil Action G.D. No. 535 Civil 1998 in the Court of Common Pleas of Somerset County, Pennsylvania.

Booth Creek Ski Holdings, Inc.
Booth Creek Ski Acquisition, Inc.
[Closing Date]
Page 4

         7. [Based on our understanding that the waiting period applicable to the application submitted by Purchaser to the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act, as amended, has expired], the execution and delivery by each Pennsylvania Company of, and the performance by each such entity of its obligations under, the Transaction Documents to which it is a party do not violate any applicable statute, law, or regulation of the Commonwealth of Pennsylvania or the United States of America which would have a Material Adverse Effect on the surviving companies to the Mergers.

         8. Other than required notices, filings and approvals described in the Disclosure Schedules or the Booth Creek Merger Agreement and other than any consent from the Pennsylvania Liquor Control Board or the Federal Communications Commission, to our knowledge, no authorizations, consents or approvals of or filings with any governmental agencies or authorities are required in connection with the execution, delivery and performance of the Transaction Documents by any Pennsylvania Company, the failure of which to obtain would have a Material Adverse Effect on the surviving companies to the Mergers.

         9. The Company has total authorized capital stock of 750 shares of common stock (the "Common Shares") of $100 par value per share, and 1,750 shares of preferred stock (the "Preferred Shares") of $100 par value per share. Based solely on a review of the stock records of the Company, as of the date hereof, there are 750 Common Shares issued and outstanding and 1,750 Preferred Shares issued and outstanding. Based solely on a review of the stock records of the Company, to our knowledge, the persons identified as shareholders of the Company on the Disclosure Schedules, as amended and in effect on the date hereof, are all of the record owners of the capital stock of the Company. The Partnership Merger Subsidiary has total authorized capital stock of 1,000 shares of common stock, par value $0.01 per share, and based solely on a review of the stock records of the Partnership Merger Subsidiary, all of such shares are outstanding and held of record by the Company.

         10. Upon filing of the Booth Creek Articles of Merger with the Office of the Department of State of the Commonwealth of Pennsylvania and payment of the filing fees attendant thereto, and subject to no further action under the BCL, the Booth Creek Merger will be duly consummated and become effective in accordance with the terms and provisions of the Booth Creek Articles of Merger and the BCL.

         11. Upon filing of the Partnership Articles of Merger with the Office of the Department of State of the Commonwealth of Pennsylvania and payment of the filing fees attendant thereto, and subject to no further action under the BCL, the Partnership Merger will be

Booth Creek Ski Holdings, Inc.
Booth Creek Ski Acquisition, Inc.
[Closing Date]
Page 5

duly consummated and become effective in accordance with the terms and provisions of the Partnership Articles of Merger and the BCL.

         Regarding the Partnership, we note that under the Pennsylvania Uniform Partnership Act, 15 Pa. Cons. Stat. ss.ss. 8301 - 8365 (the "Pennsylvania UPA"), a partnership is "an association of two or more persons to carry on as co-owners a business for profit." In rendering the foregoing opinions, we have assumed that the Partnership is a general partnership under the Pennsylvania UPA. However, based on the representations contained in the Partnership Certificate and our review of Forms 1065 filed by the Partnership with the Internal Revenue Service, and assuming that the Partnership was intended to be formed and operated in the Commonwealth of Pennsylvania, it would appear that the Partnership is a partnership under the Pennsylvania UPA. To our knowledge there is no written partnership agreement among the persons who have been identified to us as partners of the Partnership (the "Partners"). The terms of any agreement among the Partners would therefore be those agreed to orally among the Partners or established through a course of conduct among the Partners or by the Partnership. We point out that the provision of the BCL that authorizes mergers of general partnerships into corporations is untested in the courts of the Commonwealth of Pennsylvania. Historically, the Pennsylvania UPA has required the consent of all partners of a partnership in respect of certain actions. Because the BCL was amended after adoption of the Pennsylvania UPA to permit mergers of Pennsylvania general partnerships into Pennsylvania corporations and expressly provides that the powers and duties vested in boards of directors and shareholders under the merger provisions of the BCL shall be exercised and performed by partnership managers and partners, respectively, it is our belief that approval of Partners holding a majority of the interests in the Partnership should be sufficient to authorize the Partnership Merger.

         We express no opinion regarding the following portions of the Merger
Agreement: Section 5.10 (Acquisition Proposals); Section 11.2 (last sentence);
Section 12.09 (Modification and Waivers); and Section 12.11 (Severability).

         The opinions set forth above are subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other similar laws affecting the rights and remedies of creditors generally, and to the effect of the exercise of judicial discretion in accordance with general principles of equity.

         We express no opinion as to the applicability or effect of laws that are not customarily addressed by legal opinions, such as laws regulated by the Federal Communication Commission, the Employee Retirement Income Security Act of 1974, federal or state securities laws, liquor control, antitrust, tax, environmental, banking, or insurance law. We express no opinion with

Booth Creek Ski Holdings, Inc.
Booth Creek Ski Acquisition, Inc.
[Closing Date]
Page 6


respect to the redemption of the Bonds or the laws of any Authority which is an instrumentality of the Commonwealth of Pennsylvania. We express no opinion regarding the Company's or the Partnership's title to or ownership of, any assets.

         We are furnishing this legal opinion to you solely for your information and benefit in connection with the Transaction Documents. You may not rely on this opinion in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent.

         The foregoing opinions are rendered as of the date of this opinion letter. We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur.

                                                    Very truly yours,



                                                    KIRKPATRICK & LOCKHART LLP

                             PARTNERSHIP CERTIFICATE


         The undersigned represents to Kirkpatrick & Lockhart LLP, for purposes of an opinion letter to be rendered by that firm to Booth Creek Holdings, Inc. and Booth Creek Ski Acquisition, Inc., as follows:

                  1. The partners ("Partners") of Dupre Enterprises (24), a Pennsylvania general partnership (the "Partnership"), and the ownership interests of the Partnership are identified on Exhibit B to the Dupre Enterprises (24) Partnership Merger Agreement dated September __, 1998 between the Partnership and Seven Springs Enterprises, Inc., a Pennsylvania corporation (the "Partnership Merger Agreement").

                  2. Attached to this Certificate is a copy of the Partnership's most recent Form 1065 filed with the Internal Revenue Service and executed on the Partnership's behalf.

                  3. There is no written agreement setting forth the terms of the agreement among the Partners.

                  4. The Partners have agreed orally and have established a course of conduct that the purposes of the Partnership are
                      (1) to purchase, own, and operate ski lifts on the property of Seven Springs Farms, Inc. (the "Company"); (2) to purchase and own an alpine slide amusement ride on the property of the Company; and (3) to purchase and own coin lockers installed on the property of the Company. There is no other business conducted by the Partnership, and in the past there has not been any other business conducted by the Partnership.

                  5. The Partners have agreed orally and have established a course of conduct whereby certain members of the Partnership have been designated by majority vote of the Partners as Managing Partners with the authority to cause the Partnership to enter into agreements in furtherance of the purposes of the Partnership.

                 6.   The Managing Partners of the Partnership are ____________.

                 7. The Partnership is a party to a written Joint Venture Agreement dated March 19, 1994, as amended by amendment dated May 1, 1997, relating to the operation of the ski lifts; and an Agreement to Manage the Alpine Slide Amusement Ride dated April 1, 1998, relating to the alpine slide amusement ride; and an Agreement to Collect the Revenue from Coin and Ski Lockers dated April 1, 1998, concerning the Company's appointment as Collecting Agent for the coin lockers. The Partners, most of whom are residents of the Commonwealth of Pennsylvania, are associated with one another for the purpose of carrying on the business of owning, among other things, ski lifts, an alpine slide and coin lockers for profit within the Commonwealth of Pennsylvania. Other than the three agreements identified in the immediately preceding sentence and the Merger Agreement, the Partnership is not, to the knowledge of the undersigned, a party to or otherwise bound by any agreements, written or unwritten.

                  8. There has been no agreement among the Partners that action by the Partnership would require the consent or vote of more than a majority of the Partners, and there has been no course of conduct among the Partners whereby a minority of the Partners have been able to prevent the Partnership from entering into any agreements, nor in past was there any such agreement or course of conduct relating to any other assets or action of the Partnership

                  9. Other than as set forth above, there have been no other agreements among the Partners relating to the Partnership, and there has been no course of conduct of the Partnership or the Partners.

         The undersigned understands that Kirkpatrick & Lockhart LLP will be relying on the representations in this certificate in providing its legal opinion letter to Booth Creek Holdings, Inc. and Booth Creek Ski Acquisition, Inc.

                                              DUPRE ENTERPRISES (24)


                                              ---------------------------------
                                              By:
                                                 ------------------------------
                                                 Managing Partner

                                    EXHIBIT D


                       FORM OF OPINION OF WINSTON & STRAWN





                                     _____________________, 1998




Seven Springs Farm, Inc.
1976 Helen Road
Champion, Pennsylvania  15622

Ladies and Gentlemen:

                  We have acted as special counsel for Booth Creek Ski Holdings, Inc., a Delaware corporation ("Purchaser"), and Booth Creek Ski Acquisition, Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Purchaser ("Acquisition Sub"), in connection with the execution and delivery of the Agreement of Merger dated as of August 28, 1998 (the "Merger Agreement"), by and among Purchaser, Acquisition Sub and Seven Springs Farm, Inc., a Pennsylvania corporation (the "Company"), which provides, among other things, for the merger of Acquisition Sub with and into the Company (the "Merger") and the transactions contemplated thereby. This opinion letter is being delivered to you at our client's request pursuant to Section 8.4(a) of the Merger Agreement. Unless otherwise defined herein, capitalized terms used herein are defined as set forth in the Merger Agreement.

                  In connection with the foregoing, we have reviewed an executed copy of the Merger Agreement, the Plan of Merger related to the Merger, the Escrow Agreement dated as of ___________, 1998 (the "Escrow Agreement") by and among the Deferred Exchange Agents (as defined in the Escrow Agreement), Purchaser, the Company and Chicago Title Insurance Company as the Escrow Agent, the Exchange Agent Agreement dated as of ___________, 1998 by and between the Company and __________________ as the Closing Exchange Agent, and a form of the Letter of Transmittal attached as Exhibit A to the Merger Agreement (collectively, the "Transaction Documents"). In addition to the foregoing, we have examined the following documents:

                  (i)      (A)   A certified copy of the Certificate of
Incorporation of Purchaser as in effect on the date hereof (the "Charter");

Seven Springs Farm, Inc.
__________________, 1998
Page 2


                           (B)   the Bylaws of Purchaser as in effect on the
date hereof (the "By-Laws");

                           (C)   Certificate dated ______________ from the
Secretary of State of Delaware, attesting to the continued corporate existence and good standing of Purchaser in such state ("Good Standing Certificate");

                           (D)   A copy of the written consent of the director
of Purchaser, certified by an authorized officer of Purchaser, authorizing the execution, delivery and performance of the Transaction Documents; and

                  (ii) such other corporate records of Purchaser as we have deemed necessary as a basis for the opinions hereinafter expressed.

                  In our capacity as such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of Purchaser and Acquisition Sub, certificates of public officials and of officers of Purchaser and Acquisition Sub and such other documents in regards to Purchaser or Acquisition Sub as we have deemed necessary as a basis for the opinions hereafter expressed. As to various questions of fact material to our opinions, we have relied solely upon the accuracy of the statements, representations and warranties made in the Merger Agreement and upon certificates from public officials and from officers of Purchaser and Acquisition Sub and we have, with your consent, made no independent investigation or inquiry with respect to such factual matters. In our examination of the documents referred to above, we have assumed that Purchaser has received any notices sent in connection with any agreements material to its businesses and operations.

                  In rendering this opinion letter, we have made the assumptions adopted in Section 4 and the "General Qualifications" in Section 11 of the Legal Opinion Accord of the ABA Section of Business Law concerning third party legal opinions (1991), which assumptions and qualifications we incorporate in this letter.

                  Whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge or awareness, we are referring to the actual present knowledge of the particular Winston & Strawn attorneys who have actively represented Purchaser during the course of our limited representation of Purchaser in connection with the Transaction Documents. Except as expressly set forth herein, we have not undertaken any independent investigation, examination or inquiry to determine the existence or absence of any facts (and have not caused the review of any court file or indices), and no inference as to our

Seven Springs Farm, Inc.
__________________, 1998
Page 3

knowledge concerning any facts should be drawn as a result of the limited representation undertaken by us.

                  Based upon the foregoing, and subject to the qualifications and further assumptions set forth herein, we hereby advise you in connection with the Merger Agreement that it is our opinion that:

                  1. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full corporate power and authority to operate the business of Purchaser as now operated.

                  2. Purchaser has the corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. All requisite corporate action has been taken by Purchaser to authorize Purchaser to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated thereunder.

                  3. The Transaction Documents to which Purchaser is a party have been duly and validly authorized, executed and delivered by Purchaser and are valid and binding on Purchaser.

                  4. Neither the execution, delivery nor performance by Purchaser or Acquisition Sub of the Transaction Documents to which it is a party will conflict with, result in a breach of, or constitute a default under the Charter or By-Laws of Purchaser, or violate any federal or New York state law, statute, ordinance, rule or regulation or any material contract listed on
Schedule 1 hereto, where such conflict, breach, violation or default would have a Material Adverse Effect on Purchaser or Acquisition Sub.

                  5. To our knowledge, there is no decree, judgment, order, or litigation at law or in equity, no arbitration proceeding, and no proceeding before or by any commission, agency or other administrative or regulatory body or authority, pending which is reasonably likely to have a Material Adverse Effect on Purchaser or Acquisition Sub.

                  6. Other than required notices, filings and approvals set forth in the Merger Agreement or the Disclosure Schedules, to our knowledge, no authorizations, consents or approvals of or filings with any New York state governmental agencies or authorities are required in connection with the execution, delivery and performance of the Transaction

Seven Springs Farm, Inc.
__________________, 1998
Page 4


Documents by Purchaser or Acquisition Sub, the failure of which to obtain would have a Material Adverse Effect on Purchaser or Acquisition Sub.

             The opinions expressed herein are subject to the following qualifications:

         (a) We are attorneys admitted to practice in the State of New York, and we express no opinion with respect to any matter insofar as it is governed by laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware [or the laws of the United States]; furthermore, we express no opinion as to the validity, binding effect or enforceability of any choice of law provisions in the Transaction Documents. We express no opinion as to the laws of, or the effect or applicability of the laws of, any jurisdiction other than the laws of the [United States, the] State of New York and the Delaware General Corporation Law.

         (b) We express no opinion as to any federal, state or local securities, tax, antitrust [(other than with respect to notices, fillings and approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended)] or environmental, health, safety, forestry, agriculture or employment laws or matters of title or ownership of personal or real property.

         (c) Requirements in the Transaction Documents specifying that provisions thereof may only be waived in writing may not be valid, binding or enforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of such document.

         (d) We assume that the Company does not know of any agreements, understandings or negotiations between the parties not set forth or expressly referenced in the Transaction Documents that would modify the terms thereof or the rights or obligations of any of the parties thereunder.

             Our opinions as to the matters set forth herein are based upon a review of those (i) statutes, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Documents and (ii) statutes, rules and regulations applicable to corporations generally.

             We express no opinion as to the enforceability of any rights of setoff or similar provisions, as to the enforceability of any provisions of the Transaction Documents to the extent they apply to any waiver of the defense of forum non conveniens, any submission to the

Seven Springs Farm, Inc.
__________________, 1998
Page 5

jurisdiction of any court or as to the enforceability of any provision imposing the payment of interest on interest, any severability or savings clauses, any best efforts clauses, any provisions purporting to require exclusive contractual remedies or agreeing to injunctive relief or specific performance, non-competition provisions, restrictions or limitations on whether any allocation of asset or other values for tax purposes in the Transaction Documents would be recognized. The opinion in paragraph 1 hereof relating to Purchaser's good standing is based solely on the receipt by us of the Good Standing Certificate, and we have with your consent and approval undertaken no further investigation with respect to this opinion letter.

                  The opinions expressed herein are expressed as of the date hereof without any undertaking to amend or supplement this opinion letter to take into account any change after the date hereof.

                  This opinion letter is solely for the benefit of the addressee hereof in connection with the transactions contemplated by the Merger Agreement and may not be relied upon in any other manner or by any other Person, or disclosed, quoted, filed with a governmental agency or otherwise referred to, without our prior written consent.

                                Very truly yours,



                                WINSTON & STRAWN

                                    EXHIBIT E


                               FORM OF OPINION OF
                   BUCHANAN INGERSOLL PROFESSIONAL CORPORATION





                           _____________________, 1998




Seven Springs Farm, Inc.
Seven Springs Mountain Resort
1976 Helen Road
Champion, Pennsylvania  15622

Ladies and Gentlemen:

         We have acted as special Pennsylvania counsel for Booth Creek Ski Holdings, Inc., a Delaware corporation ("Purchaser"), and Booth Creek Ski Acquisition, Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Purchaser (the "Company"), in connection with the merger of the Company with and into Seven Springs Farm, Inc., a Pennsylvania corporation ("Seven Springs"), pursuant to the Agreement of Merger dated as of August 28, 1998, by and among the Purchaser, the Company and Seven Springs (the "Agreement") and in connection with the transactions contemplated thereby.

         This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991), as supplemented or modified by Parts I and III, together with the Forward and Glossary, of the Pennsylvania Third-Party Legal Opinion Supplement (1992) (the "Pennsylvania Supplement") of the PBA Section of Corporation, Banking and Business Law (1992). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord and the Pennsylvania Supplement. Therefore, this Opinion Letter should be read in conjunction with the Accord and the Pennsylvania Supplement. The law covered by the Opinions expressed herein is limited to the laws of the Commonwealth of Pennsylvania. All capitalized terms used and not otherwise defined in this Opinion shall have the respective meanings ascribed to them in the Agreement, the Accord or the Pennsylvania Supplement. In the case of a definitional inconsistency between the Agreement and the Accord or Pennsylvania Supplement, the definition in the Agreement shall apply. This Opinion is furnished to you pursuant to Section 8.4(b) of the Agreement.

__________________, 1998
Page -2-

         Based upon and subject to the foregoing and the qualifications below, we are of the opinion that:

         1. The Company is a corporation duly incorporated and organized, validly existing and presently subsisting under the laws of the Commonwealth of Pennsylvania.

         2. The Company has the requisite corporate power and authority to carry on its business as it is now being conducted.

         3. The Company has the corporate power to execute, deliver and perform the Agreement.

         4. The Agreement has been duly executed by the Company, and all necessary corporate action of the Company has been duly taken to authorize the execution, delivery and performance of the Agreement by the Company and the consummation by the Company of the transactions contemplated by the Agreement.

         5. The Agreement is enforceable against the Company and the Purchaser.

         6. Neither the execution, delivery nor performance by the Company of the Agreement will conflict with, result in a breach of, or constitute a default under the Articles of Incorporation or By-Laws of the Company or violate Pennsylvania law where such conflict, breach, violation or default would have a Material Adverse Effect on the Company.

         7. Other than required notices, filings and approvals set forth in the Agreement or the Disclosure Schedules which have been made or received and other than any required notices, filings, consents and approvals from the Pennsylvania Liquor Control Board, to our knowledge, no authorizations, consents or approvals of or filings with any Pennsylvania state governmental agencies or authorities are required on behalf of the Purchaser or the Company in connection with the execution, delivery and performance of the Agreement by the Purchaser or the Company.

         We express no opinion as to any matter insofar as it is governed by the Pennsylvania Liquor Code.

__________________, 1998
Page -3-

         The phrase "Primary Lawyer Group," as used in the Accord, is hereby modified and for purposes of applying the Accord to this Opinion Letter the Primary Lawyer Group means the lawyers in this firm who have given substantive legal attention to representation of the Company and the Purchaser in connection with the Agreement and the transactions contemplated thereby.

         This Opinion is issued as of the date hereof and is necessarily limited to the laws now in effect and the facts and circumstances known to the undersigned on the date hereof. We are not assuming any obligation to review or update this Opinion should applicable law or the existing facts or circumstances change. Our advice is provided herein solely for your benefit and this Opinion does not extend to and may not be relied upon by any other party other than the named addressee of this Opinion without our express written consent.

                                                      Very truly yours,

                                                      BUCHANAN INGERSOLL
                                                      PROFESSIONAL CORPORATION

                                                      By:_____________________

                                    EXHIBIT F

                                ESCROW AGREEMENT


                  This ESCROW AGREEMENT (this "Agreement") is made and entered into this ______ day of _______________, 1998, by and among DENISE M. DUPRE, an individual residing in West Newton, Massachusetts, KENNETH DUPRE, an individual residing in Champion, Pennsylvania, JAMES V. SUJANSKY, an individual residing in Somerset, Pennsylvania (Denise M. Dupre, Kenneth Dupre and James V. Sujansky, together with their successors and assigns, [modify in accordance with the definition in the Merger Agreement of Deferred Exchange Agents pre-closing] the "Deferred Exchange Agents"), BOOTH CREEK SKI HOLDINGS, INC., a Delaware corporation ("Purchaser"), SEVEN SPRINGS FARM, INC., a Pennsylvania corporation (the "Company"), and CHICAGO TITLE INSURANCE COMPANY, a Missouri corporation (the "Escrow Agent").

                              W I T N E S S E T H:

                  WHEREAS, Purchaser, Booth Creek Ski Acquisition, Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Purchaser ("Acquisition Sub"), and the Company have entered into an Agreement of Merger, dated as of August 28, 1998 (as amended or otherwise modified from time to time, the "Merger Agreement"), pursuant to which, among other things, Acquisition Sub will merge (the "Merger") with and into the Company, which shall continue as the surviving corporation in the Merger (the "Surviving Company");

                  WHEREAS, Section 10.6 of the Merger Agreement provides that at the effective time of the Merger, Purchaser shall deposit into an escrow account (the "Escrow Account") by wire transfer the sum of Three Million Dollars ($3,000,000); provided, however, that in the event that there are no Dissenting Shares (as defined in the Merger Agreement), Purchaser shall deposit the sum of Two Million Dollars ($2,000,000) into the Escrow Account;

                  WHEREAS, all such amounts deposited with the Escrow Agent into the Escrow Account pursuant to this Agreement, together with all Earnings (as hereinafter defined), shall hereafter be referred to as the "Escrow Fund";

                  WHEREAS, the Escrow Agent is willing to accept said amounts, to serve as a depositary and to distribute the same in accordance with the terms and conditions of this Agreement; and

                  WHEREAS, the execution and delivery of this Agreement by the parties hereto is a condition precedent to the closing under the Merger Agreement;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                    SECTION 1

                                     ESCROW

                  (a) The Deferred Exchange Agents, Purchaser and the Surviving Company hereby appoint the Escrow Agent, and the Escrow Agent hereby agrees to serve, as the escrow agent for Purchaser, the Surviving Company and the Deferred Exchange Agents, on behalf of the Merger Consideration Recipients (as defined in the Merger Agreement), subject to and upon the terms and conditions set forth in this Agreement.

                  (b) The Escrow Agent shall acknowledge receipt of the Escrow Fund by the execution and delivery to the Deferred Exchange Agents, Purchaser and the Surviving Company of a receipt substantially in the form of Exhibit I attached hereto and agrees to hold, administer and distribute the Escrow Fund in accordance with the terms and conditions of this Agreement.

                  (c) The Escrow Agent is authorized and directed to invest the Escrow Fund deposited pursuant hereto in accordance with the guidelines set forth on Exhibit II attached hereto and made a part hereof. All income or earnings, if any, resulting from the investment of the Escrow Fund pursuant to this Agreement are hereinafter referred to as "Earnings".

                  (d) The Escrow Agent shall distribute the Escrow Fund only in accordance with Section 2 hereof and otherwise in accordance with this Agreement, and all distributions of the Escrow Fund by the Escrow Agent hereunder shall be made in cash by bank certified cashier's check or wire transfer.

                  (e) For purposes of this Agreement, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.


                                    SECTION 2

                   RELEASE AND DISTRIBUTION OF THE ESCROW FUND

                  Purchaser, the Deferred Exchange Agents, the Surviving Company and the Escrow Agent each agree that the Escrow Fund, and any portion thereof, shall be delivered exclusively in accordance with one of the following provisions (whichever may be applicable):

                  (a) If at any time after the deposit of the Escrow Fund into the Escrow Account, Purchaser, the Surviving Company or the Deferred Exchange Agents, on behalf of the Merger Consideration Recipients, shall become entitled to receive all or any part of the Escrow Fund under the terms and conditions of the Merger Agreement, then Purchaser, the Surviving Company and the Deferred Exchange Agents covenant and agree to execute and deliver jointly to the Escrow Agent a written certificate in the form of Exhibit III attached hereto requesting payment by the Escrow

Agent of the Escrow Fund or such portion thereof to Purchaser, the Surviving Company or the Deferred Exchange Agents (on behalf of the Merger Consideration Recipients), as applicable. The Escrow Agent shall deliver the entire balance of the Escrow Fund, minus any amount previously claimed by Purchaser or the Surviving Company against the Escrow Fund in accordance with Section 10.6 of the Merger Agreement and not delivered by Escrow Agent to Purchaser or the Surviving Company, to the Deferred Exchange Agents on the third anniversary of the date hereof.

                  (b) Purchaser, the Surviving Company and the Deferred Exchange Agents agree not to dispute any payment of the Escrow Fund requested by a party hereto unless such disputing party shall determine in good faith that the other party or parties hereto shall not be entitled to such payment of the Escrow Fund.

                  (c) All distributions of the Escrow Fund pursuant to this
Section 2 shall be without liability to the Escrow Agent. The Deferred Exchange Agents (on behalf of the Merger Consideration Recipients), Purchaser and the Surviving Company, jointly and severally, agree to indemnify, defend and hold harmless the Escrow Agent from and against any claim, loss, damage or expense incurred by the Escrow Agent and arising out of the Escrow Agent's actions as the Escrow Agent pursuant to this Agreement, except for such claim, loss, damage or expense suffered or incurred as a result of its wilful misconduct or gross negligence.


                                    SECTION 3

                           DUTIES OF THE ESCROW AGENT

                  (a) The Escrow Agent shall be entitled to reasonable compensation for all services rendered and expenses incurred by it in the performance of its obligations hereunder. The Escrow Agent shall be entitled to employ such legal counsel and other experts as it may deem reasonably necessary to properly advise it in connection with its obligations hereunder, and may rely on the advice of such counsel, and may pay them reasonable compensation therefor. The Escrow Agent's and such legal counsel's and other expert's fees and expenses shall be shared equally by Purchaser and the Surviving Company on the one hand, and the Deferred Exchange Agents on behalf of the Merger Consideration Recipients on the other hand, and shall be paid in accordance with the compensation schedule attached hereto as Exhibit IV.

                  (b) The Escrow Agent shall not be liable for any diminution of value of the Escrow Fund except to the extent any diminution in the Escrow Fund is attributable to the Escrow Agent's willful misconduct or gross negligence, and shall be under no responsibility in respect of the Escrow Fund deposited with it, other than to follow the instructions herein contained in good faith.

                  (c) Notwithstanding any other provisions herein contained, the Escrow Agent may at all times act upon and in accordance with the joint written instructions of Purchaser, the Surviving Company and the Deferred Exchange Agents.

                  (d) The duties and responsibilities of the Escrow Agent shall be limited to those expressly set forth in this Agreement, and to instructions given to the Escrow Agent pursuant to this Agreement. The Escrow Agent shall not be subject to, nor obliged to recognize, any other agreement between any or all of the parties hereto even though reference thereto may be made herein.

                  (e) The Escrow Agent shall not be responsible for the sufficiency or accuracy of the form, execution, validity, or genuineness of documents now or hereafter deposited hereunder, or of any endorsement thereon, or for any lack of endorsement thereon, or for any description therein, nor shall it be responsible or liable in any respect on account of the identity, authority, or rights of the persons executing or delivering or purporting to execute or deliver any such document, or endorsement of this Agreement, and the Escrow Agent shall be fully protected in relying upon any written notice, demand, certificate or document which it in good faith believes to be genuine.

                  (f) The Escrow Agent is authorized, in its sole discretion, to disregard any and all notices or instructions given by any of the undersigned or by any other person, firm, or corporation, except only such notice or instructions as are herein provided for and orders or process of any court entered or issued with or without jurisdiction. If any of the Escrow Fund (including investments in respect thereof) subject hereto is at any time attached, garnished, or levied upon under any court order or in case the payment, assignment, transfer, conveyance or delivery of any portion of the Escrow Fund (including investments in respect thereof) shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting any portion of the Escrow Fund (including investments in respect thereof), then and in any of such events, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which the Escrow Agent is advised by legal counsel of its selection is binding upon it; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

                  (g) The Escrow Agent may resign by giving ninety (90) days advance written notice to Purchaser, the Surviving Company and the Deferred Exchange Agents and thereafter shall deliver the Escrow Fund to a substitute escrow agent as Purchaser, the Surviving Company and the Deferred Exchange Agents shall jointly direct in writing. If such selection of a substitute escrow agent is not received by the Escrow Agent within ninety (90) days after mailing such notice of resignation, it is unconditionally and irrevocably authorized, directed and empowered to deposit all of the Escrow Fund and other property with any state or federal court of competent jurisdiction located in the Commonwealth of Pennsylvania and shall stand fully released and discharged of any further duties (but not liabilities for prior actions) hereunder.

                  (h) The Escrow Agent hereby acknowledges and agrees that it has no ownership interest or right whatsoever to any of the Escrow Fund.


                                    SECTION 4

                                   TERMINATION

                  This Agreement shall terminate upon the earlier to occur of the following:

                  (a) the mutual agreement of the parties hereto; or

                  (b) the distribution by the Escrow Agent in accordance with this Agreement of the entire Escrow Fund; provided, however, the indemnification provisions set forth in Section 2(c) of this Agreement shall not terminate.


                                    SECTION 5

                                     NOTICES

                  All notices, requests, demands, instructions or other communications hereunder shall be in writing and sent by overnight courier or telecopy (with receipt confirmed and hard copy to follow) or sent by certified mail return receipt requested, postage prepaid, to the parties hereto at the following addresses, or such other addresses as a party hereto may designate from time to time in accordance with this Agreement:

                      To the Deferred Exchange Agents:

                      Denise M. Dupre
                      49 Shaw Street
                      West Newton, Massachusetts  01473

                      Kenneth Dupre
                      Seven Springs
                      R.R. #1
                      Champion, Pennsylvania  15622

                      James V. Sujansky
                      664 Samuels Road
                      Somerset, Pennsylvania 15501
                      with a copy to :

                      Kirkpatrick & Lockhart LLP
                      1500 Oliver Building
                      Pittsburgh, Pennsylvania 15222-2312
                      Attn: Sanford B. Ferguson
                      Phone:  (412) 355-6494
                      Fax: (412) 355-8332

                      To Purchaser:

                      Booth Creek Ski Holdings, Inc.
                      c/o Booth Creek, Inc.
                      1000 South Frontage Road, Suite 100
                      Vail, Colorado 81657
                      Attn: George N. Gillett, Jr.
                      Phone:  (970) 476-4030
                      Fax: (970) 479-0291

                      with a copy to:

                      Winston & Strawn
                      35 W. Wacker Drive
                      Chicago, Illinois 60601
                      Attn: Bruce A. Toth, Esq.
                      Phone:  (312) 558-5723
                      Fax: (312) 558-5700

                      To the Surviving Company:

                      Seven Springs Farm, Inc.
                      1976 Helen Road
                      Champion, Pennsylvania  15622
                      Attention:  James McClure
                      Phone:  (814) 352-7777
                      Fax:  (814) 352-7215

                      with a copy to:

                      Winston & Strawn
                      35 W. Wacker Drive
                      Chicago, Illinois 60601
                      Attn: Bruce A. Toth, Esq.
                      Phone:  (312) 558-5723
                      Fax: (312) 558-5700

                      To the Escrow Agent:

                      Chicago Title Insurance Company
                      920 Grant Building
                      Pittsburgh, Pennsylvania  15291
                      Attn:  Stephen Emery, Jr.
                      Phone:  (412) 281-8080
                      Fax: (412) 281-6946


                                    SECTION 6

                                 APPLICABLE LAW

                  THE VALIDITY, INTERPRETATION AND EFFECT OF THIS AGREEMENT SHALL BE GOVERNED EXCLUSIVELY BY THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, EXCLUDING THE "CONFLICT OF LAWS" RULES THEREOF.


                                    SECTION 7

                            ASSIGNMENT AND AMENDMENT

                  This Agreement shall inure to the benefit of and be enforceable by and against the parties hereto and their respective heirs, executors, administrators, successors and assigns, provided, however, that this Agreement shall not be assignable by any of the parties hereto without the written consent of the others (such consent not to be unreasonably withheld) except that (i) the Escrow Agent may assign this Agreement without such written consent in accordance with Section 3(g) hereof and (ii) each Deferred Exchange Agent may assign this Agreement to a successor Deferred Exchange Agent appointed in accordance with the provisions of the Letter of Transmittal (as defined in the Merger Agreement) related thereto. This Agreement may not be amended or modified without the written consent of Purchaser, the Surviving Company, the Deferred Exchange Agents, and the Escrow Agent.


                                    SECTION 8

                              NON-EXCLUSIVE REMEDY

                  The rights of each party hereunder are cumulative and are not exclusive of any other rights each party may have under the Merger Agreement or otherwise.

                                    SECTION 9

                                  COUNTERPARTS

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.


                                   SECTION 10

                                   TAX MATTERS

         The Escrow Agreement constitutes Purchaser's obligation to pay in part Aggregate Common Share Merger Consideration to the Merger Consideration Recipients pursuant to the Merger Agreement, and the escrow established hereby in part secures such obligation. Purchaser shall include all Earnings hereunder on its federal and state income tax returns.


                                   SECTION 11

                                JURY TRIAL WAIVER

                  PURCHASER, THE SURVIVING COMPANY, THE DEFERRED EXCHANGE AGENTS AND THE ESCROW AGENT EACH WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED IN CONNECTION HEREWITH OR HEREAFTER AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.


                                   SECTION 12

                                 SECTION TITLES

                  The captions of the various section headings of this Agreement have been inserted only for convenience of reference and shall not be deemed to be part of this Agreement or modify, explain, enlarge or restrict any of the provisions of this Agreement.

                            [signature page follows]

                  IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the day and year first above written.

                                             DEFERRED EXCHANGE AGENTS:

                                             __________________________________
                                             Denise M. Dupre

                                             __________________________________
                                             Kenneth Dupre

                                             __________________________________
                                             James V. Sujansky


                                             BOOTH CREEK SKI HOLDINGS, INC.


                                             By:_______________________________

                                             Name:_____________________________

                                             Title:____________________________

                                             SEVEN SPRINGS FARM, INC.


                                             By:_______________________________

                                             Name:_____________________________

                                             Title:____________________________


                                             CHICAGO TITLE INSURANCE COMPANY

                                             By:_______________________________

                                             Name:_____________________________

                                             Title:____________________________

                                    EXHIBIT I

                                 FORM OF RECEIPT


Booth Creek Ski Holdings, Inc.,                     James V. Sujansky
c/o Booth Creek, Inc.                               664 Samuels Road
1000 South Frontage Road, Suite 100                 Somerset, Pennsylvania 15501
Attn: George N. Gillett, Jr.
                                                    Seven Springs Farm, Inc.
Denise M. Dupre                                     1976 Helen Road
49 Shaw Street                                      Champion, Pennsylvania 15622
West Newton, Massachusetts 01473                    Attn:  James McClure

Kenneth Dupre
R.R. #1
Champion, Pennsylvania 15622


                  Re: Escrow Agreement -- Receipt of Funds

Ladies and Gentlemen:

                  In connection with that certain Escrow Agreement (the "Agreement") dated as of , 1998 by and among each of you and the undersigned, relating to the establishment of an escrow account, account no. ____________ (the "Account"), and the appointment of the undersigned as escrow agent, the undersigned does hereby acknowledge receipt from Booth Creek Ski Holdings, Inc. of the amount of $________________, which amount has been deposited into the Account and shall hereafter constitute the Escrow Fund (as defined in the Agreement) and shall hereafter be subject to the terms and conditions of the Agreement.

Dated:_____________, 1998

                                      CHICAGO TITLE INSURANCE COMPANY
                                      as Escrow Agent


                                      By:______________________________________
                                      Name:____________________________________
                                      Title:___________________________________



cc:      Winston & Strawn
         35 West Wacker Drive
         Chicago, Illinois 60601
         Attn: Bruce A. Toth, Esq.

         Kirkpatrick & Lockhart LLP
         1500 Oliver Building
         Pittsburgh, Pennsylvania 15222-2312
         Attn: Sanford B. Ferguson

                                   EXHIBIT II

                    PERMITTED INVESTMENTS OF THE ESCROW FUND


                  Purchaser, the Surviving Company and the Deferred Exchange Agents mutually agree that investment of the Escrow Fund will be directed in writing to the Escrow Agent by the mutual agreement (not to be unreasonably withheld) of Purchaser, the Surviving Company and the Deferred Exchange Agents and will be limited to the following (collectively, "Permitted Investments"):

         (1) Direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof;

         (2) Commercial paper rated "P1" by Moody's Investors Service, Inc. or "A1" by Standard & Poor's Corporation;

         (3) Time deposits with and certificates of deposit issued by any office located in the continental United States of any bank or trust company that is organized under the laws of the United States or any state thereof if the certificates of deposit issued by such bank or trust company are rated in one of the two highest grades by a nationally recognized credit rating agency; or

         (4) Mutual funds invested solely in securities or obligations of the type set forth in items (1)-(3) above.

             Until further written notice from the parties, the Escrow Agent is authorized and directed to invest all of the Escrow Fund in investments meeting the requirements of paragraph 1. Permitted Investments may be purchased by the Escrow Agent notwithstanding that an affiliate of the Escrow Agent has underwritten, privately placed or made a market for, any such Permitted Investments, or may in the future underwrite, privately place or make a market in any such Permitted Investments. Each writing which directs investment of the Escrow Fund shall be delivered in accordance with Section 5 of the Escrow Agreement to which this Exhibit is attached.

                                   EXHIBIT III

                             FORM OF PAYMENT REQUEST


CHICAGO TITLE INSURANCE COMPANY
920 Grant Building
Pittsburgh, Pennsylvania  15291
Attn:  Stephen Emery, Jr.
Fax:  (412) 281-6946

                  Re:      Seven Springs Farm, Inc. - Escrow Agreement

Gentlemen:

                  In connection with that certain Escrow Agreement (the "Agreement") dated as of _________________, 1998 by and among you and the undersigned, relating to the establishment of an escrow account and the appointment of you as escrow agent, the undersigned do hereby instruct you to distribute $_________ of the Escrow Fund (as defined in the Agreement) to ______________________ [describe either the Deferred Exchange Agents or Purchaser or the Surviving Company] by wire transfer of such amounts to [describe bank account with wire transfer instructions] no later than two (2) business days after the date hereof.

Date: _________________

DEFERRED EXCHANGE AGENTS:                       BOOTH CREEK SKI HOLDINGS, INC.

                                                By:_____________________________
                                                Name:___________________________
Signature:__________________________            Title:__________________________
Print Name:  Denise M. Dupre




Signature:__________________________            SEVEN SPRINGS FARM, INC.
Print Name:  Kenneth Dupre

                                                By:_____________________________
                                                Name:___________________________
                                                Title:__________________________

Signature:__________________________
Print Name:  James V. Sujansky

                                   EXHIBIT IV

                         ESCROW AGENT FEES AND EXPENSES


                  The Escrow Agent shall receive compensation ("Escrow Agent Fees") pursuant to Section 3(a) of the Escrow Agreement as follows:

                  $10,000 payable upon the execution and delivery of this Agreement.

                  The Escrow Agent shall bill 50% of any fees and expenses of legal counsel or other experts as contemplated under Section 3(a) of the Agreement to the Deferred Exchange Agents, and 50% of said fees and expenses to Purchaser and the Surviving Company.